As filed with the Securities and Exchange Commission June 4, 2025

Registration No. 333-278669

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOLARGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	65-0159115
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

BioLargo, Inc.
14921 Chestnut St. Westminster, CA 92683

(888) 400-2863
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Gilbert Bradshaw, Esq.
Corporate Securities Legal LLP
650 Town Center Drive, Suite 680
Costa Mesa, CA 92626
Tel: (949) 752-1100/Fax: (949) 752-1144 gbradshaw@securitieslegal.com

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19801

(302) 575-0877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

On April 12, 2024, BioLargo, Inc. (the “Company,” “we,” or “us”) filed a registration statement on Form S-1 (File No. 333-278669), including a preliminary prospectus forming a part thereof (the “Original Registration Statement”), with the Securities and Exchange Commission (“SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and resale of up to 34,888,449 shares of the Company’s common stock, par value $0.00067, by certain selling stockholders identified therein, issuable upon exercise of warrants that were issued to the selling stockholders between May 4, 2020, and January 26, 2024, at an average exercise price of $0.2586 per share. The Original Registration Statement was declared effective by the SEC on April 23, 2024. The Company paid the applicable registration fee with respect to the 34,888,449 shares of common stock included in the Original Registration Statement in full at the time of its filing.

The Company filed Post-Effective Amendment No. 1 to the Original Registration Statement (“Post-Effective Amendment No. 1”) for the purpose of providing information from its Annual Report on Form 10-K for its fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, as well as to reflect the expiration of certain of the warrants issued to the selling stockholders and the shares that are currently held by the selling stockholders for the purpose of continuing the registration of such shares under the Securities Act for offer and resale by the selling stockholders from and after the effective date hereof. The Company is filing this Post-Effective Amendment No. 2 to the Original Registration Statement (“Post-Effective Amendment No. 2”) for the purpose of providing information from its Quarterly Report on Form 10-Q for the three months ended March 31, 2025, as filed with the SEC on May 15, 2025.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

PROSPECTUS

34,888,449 shares of common stock

This prospectus relates to the offer and sale of up to 34,888,449 shares of common stock, par value $0.00067, of BioLargo, Inc., a Delaware corporation, by the selling stockholders identified herein (referred to collectively herein as the “selling stockholders,” or individually as a “selling stockholder”). Of this amount, 30,286,473 shares are issuable upon the exercise of warrants that were issued to the selling stockholders between May 4, 2020, and January 26, 2024, at an average exercise price of $0.2586 per share, and 4,601,976 shares have been issued upon exercise prior to the date of this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive up to $7,969,461 aggregate gross proceeds in the event the warrants are exercised in full.

After exercise of the warrants, the selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus. Each selling stockholder may be considered “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Since January 23, 2008, our common stock has been quoted on the OTC Markets under the trading symbol “BLGO.” On June 3, 2025, the last reported sale price of our common stock on the OTC Markets OTCQX was $0.21.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 5 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June [ ], 2025

Unless otherwise specified, the information in this prospectus is set forth as of June 4, 2025, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this registration statement fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page 62. When we refer in this prospectus to “BioLargo,” the or our “Company,” “we,” “us” and “our,” we mean BioLargo, Inc., and our subsidiaries, including BioLargo Life Technologies, Inc., which holds our intellectual property; ONM Environmental, Inc., which manufactures, markets, sells and distributes our odor and volatile organic compound ("VOC") control products; BioLargo Energy Technologies, Inc. (“BETI”), formed to commercialize our proprietary battery technology; BioLargo Canada, Inc., our primary research and development team operating in Edmonton, Alberta Canada; BioLargo Engineering, Science & Technologies, LLC (“BLEST”), a professional engineering services division in Oak Ridge Tennessee; BioLargo Equipment Solutions & Technologies, Inc., which sells our water treatment products; BioLargo Development Corp., which employs and provides benefits to our employees; and Clyra Medical Technologies, Inc. (“Clyra Medical”), which commercializes our technologies in the medical and dental fields. All subsidiaries are wholly owned, except for BETI, BLEST and Clyra Medical

This prospectus contains forward-looking statements and information relating to BioLargo. See “Cautionary Note Regarding Forward Looking Statements” on page 16.

Our Company

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware in 1991. Our common stock is quoted on the OTC Markets highest level marketplace, the OTCQX, under the trading symbol “BLGO”.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our telephone number is (888) 400-2863.

Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.BioLargo.blogspot.com. Websites concerning our subsidiaries are www.ONMEnvironmental.com, www.CupriDyne.com, www.ClyraMedical.com, www.BioLargoWater.com, and www.BioLargoEngineering.com. The information on our websites and blog are not, and shall not be deemed to be, a part of this prospectus.

The Offering

This prospectus covers 34,888,449 shares of stock, all of which are offered for sale by the selling stockholders. Of the shares offered hereby, 30,286,473 are not yet issued and outstanding but will be issued upon exercise of warrants held by the selling stockholders, and 4,601,976 have been issued.

As of the date of this prospectus there were 304,499,776 shares of our common stock outstanding, of which 262,226,128 shares were held by non-affiliates. If all of the 34,888,449 shares offered by the selling stockholders under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 10.3% of the total number of shares of our common stock outstanding and 11.7% of the total number of outstanding shares held by non-affiliates.

Issuances of our common stock to the selling stockholders upon the exercise of warrants will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances to the selling stockholders.

SECURITIES OFFERED

Common stock to be offered by the selling stockholders	34,888,449 shares, of which 4,601,976 were issued upon the exercise of warrants, and 30,286,473 are issuable upon the exercise of warrants.

Common stock outstanding prior to this offering	304,499,776 shares as of the date of this prospectus.

Common stock to be outstanding after giving effect to the issuance of 30,286,473 additional shares issuable upon the exercise of warrants	Assuming all warrants are exercised, 334,786,249 shares.

Use of Proceeds

We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. We may receive up to $7,969,461 in aggregate gross proceeds upon exercise of the warrants. Any proceeds that we receive from the selling stockholders upon exercise of the warrants will be used for working capital requirements of the Company’s business divisions and for the repayment of debt. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTC Markets OTCQX	“BLGO”

The warrants were purchased by the selling stockholders in private transactions with the Company whereby each selling stockholder purchased a “unit” comprised of shares of common stock, and two warrants to purchase an equal number of shares of common stock. Of the two warrants, one was issued at 120% of the unit price to expire six months from the date of grant, and the second at 150% the unit price to expire five years from the date of grant. Warrants were issued from May 5, 2020, through January 16, 2024. Exercises prices range from $0.18 to $0.3264. Each warrant may be called by the Company if the shares underlying the warrants are subject to an effective registration statement, and the closing price of the Company’s common stock equals or exceeds two times the exercise price for ten consecutive trading days.

The exercise price of the warrants are as follows:

Exercise Price	Shares	Value
$0.1800	666,667	$120,000
$0.1900	428,948	$81,500
$0.2250	2,279,999	$513,000
$0.2400	4,156,250	$997,500
$0.2475	5,954,543	$1,473,749
$0.2550	1,235,294	$315,000
$0.2630	285,714	$75,143
$0.2700	666,667	$180,000
$0.2850	10,524,424	$2,999,461
$0.2950	3,723,077	$1,098,308
$0.3000	125,000	$37,500
$0.3264	239,890	$78,300
Grand total:	30,286,473	$7,969,461

SUMMARY OF BUSINESS OPERATIONS

BioLargo, Inc. invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like per and polyfluoroalkyl substances (PFAS) contamination, advanced water and wastewater treatment, industrial odor and volatile organic compound (VOC) control, air quality control, infection control, and a myriad of environmental remediation challenges. Having conducted continual and extensive research and development, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering services.

Our Company operates in four primary locations – odor and VOC control operated out of Orange County, California; engineering services operated out of Oak Ridge, Tennessee; research and support operations in Edmonton, Alberta; and medical products, operated out of Tampa, Florida.

Our flagship products are:

●

CupriDyne® Clean, a safe and natural deodorizer, which uses non-toxic common and essential nutrients to break down organically derived odors by means of safe, gentle and effective oxidation. In its various forms CupriDyne Clean is used to control odors at landfills, waste transfer stations, wastewater processing facilities and others, and is used by consumers to control odors on pets and for household odors.

●

The “Aqueous Electrostatic Concentrator” (AEC), which removes per- and polyfluoroalkyl substances (PFAS) from water. It works by separating PFAS compounds in an electrostatic field and forcing them through a proprietary membrane system, removing more than 99% of these harmful, cancer-causing compounds which are found in municipal drinking water and are increasingly the subject of government regulation. Our management believes the AEC generates less PFAS-laden waste than competing technologies.

●

The AOS water treatment system, which provides high-level disinfection against bacteria, viruses, and protozoa while eliminating hard-to-treat organic contaminants, which we believe is more cost-effective and energy efficient than competing technologies.

Our engineering division offers full service environmental engineering to third parties and provides engineering support services to our internal teams to accelerate the commercialization of our technologies. Located in Oak Ridge, Tennessee, the team is highly experienced across multiple industries and considered experts in their respective fields, including chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management and testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, hazard and operability (HAZOP) review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, National Pollutant Discharge Elimination System (NEPDES) permitting, Resource Conservation and Recovery Act (RCRA) and Toxic Substances Control Act (TSCA) compliance and permitting, project management, storm water design & permitting, computer assisted design (CAD), bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities.

Clyra Medical sells medical products based on our technology. It is launching a product to be used by surgeons generally, with a first target market aimed toward orthopedic surgeons for use as a wound irrigation solution and to help manage patient care and outcomes.

SUMMARY OF RISK FACTORS

Our business is subject to numerous risks and uncertainties that you should consider before investing in our common stock. Set forth below is a summary of the principal risks we face:

●	We have incurred losses since inception, we may continue to incur losses and negative cash flows in the future.
●	Our cash requirements are significant, and we intend to continue to sell our securities to fund our operations, including to Lincoln Park, which is dilutive to our current and future stockholders.
●

Our ability to access the capital markets to fund our operations could be limited due to factors beyond our control, and our failure to raise capital in the future could affect our business, financial condition and results of operations.

●	We have a limited operating history, which makes it difficult to forecast our future results, making any investment in us highly speculative.
●	The recent increases in our revenues are due primarily to the marketing efforts of a third party that sells private-label odor-control products, and their efforts in the future are out of our control.
●	Economic uncertainties and domestic or world events and policies may adversely affect our business and operations.
●	Our future success depends on our ability to retain and attract high-quality personnel, and the efforts, abilities and continued service of our senior management.
●	We may struggle to manage our growth effectively, and as a result our business may be harmed.
●	Some of our products may require regulatory approval from the Food and Drug Administration ("FDA") or Environmental Protection Agency ("EPA").
●	Our internal disclosure controls and procedures over financial reporting are not effective, and could affect the accuracy of our financial statements.
●	Our common stock is currently a “penny stock” which trades on a limited basis on the OTC Markets’ OTCQX, and due to factors beyond our control our stock price may be volatile.
●	Trading in our common stock is limited, and future sales of our common stock may depress our stock price.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our future results of operations, financial condition and liquidity and the market price for our securities are subject to numerous risks, many of which are driven by factors that we cannot control. The following cautionary discussion of risks, uncertainties and assumptions relevant to our business includes factors we believe could cause our actual results to differ materially from expected and historical results. Other factors beyond those listed below, including factors unknown to us and factors known to us which we have not currently determined to be material, could also adversely affect our business, results of operations, financial condition, prospects and cash flows. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. Also see the section titled “Cautionary Note Regarding Forward Looking Statements” on page 16.

Risks relating to our Financial Condition

We have incurred net losses on an annual basis since our inception and may continue to experience losses and negative cash flow in the future.

We have not yet generated enough revenue or gross profit from operations to fund our expenses, and, accordingly, we have incurred net losses every year since our inception. We recorded a net loss of $1,921,000 for the three months ended March 31, 2025, a net loss of $4,347,000 for the year ended December 31, 2024, and a net loss of $4,648,000 for the year ended December 31, 2023. At March 31, 2025, we had $2,564,000 cash and cash equivalents, a decrease from $3,548,000 cash and cash equivalents at December 31, 2024. We have funded the majority of our activities through the issuance of equity securities, both at corporate level and through direct third-party investments in our subsidiaries. Although we are devoting more energy and money to our sales and marketing activities, and our revenues have increased year-over-year for the last eight years, we continue to anticipate net losses and negative cash flow for the foreseeable future. Our ability to reach positive cash flow depends on many factors, including our ability to fund sales and marketing activities, the rate of client adoption of our products, and the efforts and success of third parties, such as Ikigai Marketing Works that sells an odor-control product for pets based on our technology. We may continue to incur losses and experience negative cash flows from operations for the foreseeable future. If we cannot achieve positive cash flow from operations or net income, we may need to raise additional capital on acceptable terms.

Our cash requirements are significant. We will continue to require additional financing to sustain our operations and without it we may not be able to continue operations.

Our cash requirements and expenses continue to be significant. For the three months ended March 31, 2025, we used $1,830,000 cash in operations, and at March 31, 2025, we had working capital of $3,845,000, and current assets of $7,218,000. For the year ended December 31, 2024, we used $3,206,000 cash in operations, and at December 31, 2024, we had working capital of $4,489,000, and current assets of $7,137,000. In order to become profitable, we must significantly increase our revenues. Although our revenues are increasing through sales of our private-label products and from our engineering division, we expect to continue to use cash for the foreseeable future as it becomes available to advance our developing technologies, ramp up staffing to accommodate growth and increase support infrastructure for our growing business, and expect to continue to need to sell our securities to fund operations.

Our auditor’s report for the year ended December 31, 2024, includes an explanatory paragraph in their audit opinion stating that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional financing to continue these operations.

We have relied on private securities offerings, as well as sales of stock to Lincoln Park Capital Fund, LLC (“Lincoln Park”), to provide cash needed to close the gap between operational revenue and expenses. Our ability to rely on private financing may change if the United States enters a recession, if the Dow Industrial Average or Nasdaq composite decline significantly, if interest rates rise, if real estate values decline, if international events affect the global economy, or many other factors that impact private investors’ willingness to invest in high-risk companies. Thus, while we have been able to rely on private investments in the past, we may not be able to do so in the near future.

During the year ended December 31, 2024, we (i) sold $260,000 of our common stock to Lincoln Park (see the notes to our consolidated financial statements ("CFS") beginning on page 62, Note 3), (ii) sold $334,000 of our common stock and warrants to accredited investors (see CFS Notes 3 and 6), (iii) sold $2,005,000 of Clyra common stock (see CFS Note 10), and $50,000 from the sale of BETI common stock (see CFS Note 9). These are dilutive to our existing stockholders, and the stockholders of our subsidiaries. We intend to continue these financing activities and thus intend to continue to dilute existing and future stockholders.

Our ability to access capital markets could be limited.

From time-to-time, we may need to access capital markets to obtain long-term and short-term financing. However, our ability to access capital markets could be limited or adversely affected by, among other things, the performance of the stock market in general, interest rates, our asset base, our track record in the industries in which we operate, our financial condition, and the health or market perceptions of the US or global economy. In addition, many of the factors that affect our ability to access capital markets, including the liquidity of the overall capital markets in general and the lack of liquidity for our common stock and the state of the economy, among others, are outside of our control. No assurance can be given that we will be able to access capital markets on terms acceptable to us when required to do so, which could adversely affect our business, financial condition and results of operations.

We expect to incur future losses and may not be able to achieve profitability.

Although we are generating revenue from the sale of our products and from providing services, and we expect to generate revenue from new products we are introducing, and eventually from other license or supply agreements, we anticipate net losses and negative cash flow to continue for the foreseeable future until our products are expanded in the marketplace and they gain broader acceptance by resellers and customers. Our current level of sales is not sufficient to support the financial needs of our business. We cannot predict when or if sales volumes will be sufficiently large to cover our operating expenses. We intend to expand our marketing efforts of our products as financial resources are available, and we intend to continue to expand our research and development efforts. Consequently, we will need to generate significant additional revenue or seek additional financings to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our efforts to deliver a viable product and our ability to successfully bring it to market, which we are currently pursuing. Although our management is optimistic that we will succeed in licensing our technology, we cannot be certain as to timing or whether we will generate sufficient revenue to be able to operate profitably. If we cannot achieve or sustain profitability, then we may not be able to fund our expected cash needs or continue our operations. If we are not able to devote adequate resources to promote commercialization of our technology, then our business plans will suffer and may fail.

Because we have limited resources to devote to sales, marketing and licensing efforts with respect to our technology, any delay in such efforts may jeopardize future research and development of technologies and commercialization of our technology. Although our management believes that it can finance commercialization efforts through sales of our securities and possibly other capital sources, if we do not successfully bring our technology to market, our ability to generate revenues will be adversely affected.

Some of our revenues are dependent on the marketing efforts of third parties.

We manufacture and sell private-labeled products to third parties who market those products to businesses, consumers and retailers. We have no control over the marketing budgets, sales activities or efforts of these third parties. We cannot predict if their current level of efforts will increase, decrease, or stay the same. A significant portion of our revenues - approximately 77% - comes from the sale of private label products. If they curtail their marketing efforts, currently through national television advertising, our sales to them could decrease. If they discontinue their marketing campaign, our sales to them would be significantly reduced.

A significant portion of our revenue is concentrated with one customer selling one product line.

In the year ended December 31, 2024, one customer selling our pet odor control products under a private label accounted for 77% of our total revenue. In the prior year, that one customer accounted for 82% of our total revenue. The accounts receivable due from this customer increased by approximately $1,000,000 from December 31, 2024, to March 31, 2025. A disruption in our relationship with this customer would adversely affect our results of operations. The customer's demand for our products may fluctuate due to factors beyond our control, including their willingness to spend money on advertising, the success of such advertising, their success of selling to retail accounts, and their reliance on the marketing and sale of a single line of products. Any significant reduction in orders from this customer could have a material adverse effect on our business, results of operations, or financial condition, as could their failure to pay amounts owed to us.

Our revenue growth rate may not be indicative of future performance and may slow over time.

Although our revenues have grown over the last several years and in recent quarters, our revenue growth rate may slow over time for a number of reasons, including increasing competition, market saturation, slowing demand for our products and services, increasing regulatory costs and challenges, and failure to capitalize on growth opportunities.

We do not have contracts with customers that require the purchase of a minimum amount of our products.

Very few of our customers provide us with firm, long-term or short-term volume purchase commitments. As a result, we could have periods during which we have no or limited orders for our products but will continue to have fixed costs. We may not be able to find new customers in a timely manner if we experience no or limited purchase orders. Periods of no or limited purchase orders for our products would adversely affect our business, financial condition and results of operations.

Supply Chain Challenges

As we emerge with new products like our AEC and AOS water treatment systems, and battery storage systems, we may face supply chain challenges, including supply and pricing volatility, that will be beyond our control that might include steel, electrodes, membranes, electronic components (like chips), raw chemicals. We predict that at some level we may face delays and or extended delivery times for systems sold to clients and that could lead to delays in our anticipated growth. Tariffs on imported goods may adversely affect prices of our raw materials. President Donald Trump issued a series of executive orders since taking office in January 2025, including executive orders regarding tariffs. Any significant increase in existing tariffs on such goods and raw materials, or implementation of new tariffs, could increase production costs that would then be passed on to consumers, potentially leading to higher product prices and reduced demand, which in turn could adversely affect our profits.

We rely on a small number of key supply ingredients in order to manufacture our odor control products, including CupriDyne Clean and our private-label products.

The raw ingredients used to manufacture our liquid odor control products are readily available from multiple suppliers. However, commodity prices for these ingredients can vary significantly, and the margins that we are able to generate could decline if prices rise. If our manufacturing costs rise significantly, we may be forced to raise the prices for our products, which may reduce their acceptance in the marketplace.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the commercialization of our technology could be delayed or curtailed.

To the extent that we rely on other companies to manufacture the chemicals used in our technology, our products, or sell or market products incorporating our technology, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties does not perform its obligations in a timely and effective manner, the commercialization of our technology could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such efforts on our own.

If our technology or products incorporating our technology do not gain market acceptance, it is unlikely that we will become profitable.

The potential markets for products into which our technology can be incorporated are rapidly evolving, and we have many successful competitors including some of the largest and most well-established companies in the world. The commercial success of products incorporating our technology will depend on the adoption of our technology by commercial and consumer end users in various fields.

Market acceptance may depend on many factors, including:

●	the willingness and ability of consumers and industry partners to adopt new technologies from a company with little or no history in the industry;

●	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other competing technologies;

●	our ability to license our technology in a commercially effective manner;

●	our ability to continue to fund operations while our products move through the process of gaining acceptance, before we are able to scale up production to obtain economies of scale; and

●	our ability to overcome brand loyalties.

If products incorporating our technology do not achieve a significant level of market acceptance, then demand for our technology itself may not develop as expected, and, in such event, it is unlikely that we will become profitable.

If we are not able to manage our anticipated growth effectively, we may not become profitable.

We anticipate that expansion will continue to be necessary to address potential market opportunities for our technologies and our products. Our existing infrastructure is limited. While we believe our current manufacturing processes as well as our office and warehousing provide the basic resources to expand to sales of more than $2 million per month, our infrastructure will need more staffing to support manufacturing, customer service, administration as well as sales/account executive functions. There can be no assurance that we will have the financial resources to create new infrastructure, or that any such infrastructure will be sufficiently scalable to manage future growth, if any. There also can be no assurance that, if we invest in additional infrastructure, we will be effective in expanding our operations or that our systems, procedures or controls will be adequate to support such expansion. In addition, we will need to provide additional sales and support services to our partners if we achieve our anticipated growth with respect to the sale of our technology for various applications. Failure to effectively manage an increase in customer demands could result in a material adverse effect on customer satisfaction, our ability to meet our contractual obligations, and our operating results.

Some of the products incorporating our technology will require regulatory approval.

The products in which our technology may be incorporated have both regulated and non-regulated applications. The regulatory approvals for certain applications may be difficult, impossible, time consuming and/or expensive to obtain. While our Company management believes such approvals can be obtained for the applications contemplated, until those approvals from the FDA or the EPA or other regulatory bodies, at the federal and state levels, as may be required are obtained, we may not be able to generate commercial revenues for regulated products. Certain specific regulated applications and their use require highly technical analysis and additional third-party validation and will require regulatory approvals from organizations like the FDA. Certain applications may also be subject to additional state and local agency regulations, increasing the cost and time associated with commercial strategies. Additionally, most products incorporating our technology that may be sold in the European Union (“EU”) will require EU and possibly individual country’s regulatory approval. All such approvals, including additional testing, are time-consuming, expensive and do not have assured outcomes of ultimate regulatory approval.

Our internal controls are not effective.

We have determined that our disclosure controls and procedures and our internal controls over financial reporting are currently not effective. Our management identified material weaknesses in our internal control over financial reporting, as described in “Item 9 Controls and Procedures - Management’s Annual Report on Internal Control Over Financial Reporting" in Form 10-K for the year ended December 31, 2024. These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal control over financial reporting, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations, and could have a negative effect on us and the trading price of our Common Stock. If these weaknesses and inadequate disclosure controls and procedures continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures. The lack of effective internal controls, has not yet, but could in the future, materially adversely affect our financial condition and ability to implement our business plan, and the accuracy of our consolidated financial statements. As more financial resources become available, we need to invest in additional personnel to better manage the financial reporting processes.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Dennis P. Calvert, our president and chief executive officer. The loss of the services of Mr. Calvert or other members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we heavily rely on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized and technologically-oriented companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit, key marketing, scientific and technical personnel, then the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management, although management is evaluating the potential of securing this type of insurance in the future as may be available. As we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, potential licensing partners, potential manufacturing partners, testing facilities, universities, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above and may not be adequate to indemnify for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results, and you may lose some or all of any investment you have made, or may make, in our company.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and distract our management. For example, lawsuits by employees, former employees, investors, stockholders, partners, customers or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. As a result of our financing activities over time, and by virtue of the number of people that have invested in our company, we face increased risk of lawsuits from investors. Such lawsuits or actions could from time to time be filed against our Company and/or our executive officers and directors. Such lawsuits and actions are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or actions on terms favorable to us.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

Our revenues and operating results are likely to continue to fluctuate from quarter to quarter.

We believe that our future operating results will fluctuate due to a variety of factors, including:

●	delays in product development by us or third parties;
●	market acceptance of products incorporating our technology;
●	changes in the demand for, and pricing of, products incorporating our technology;
●	competition and pricing pressure from competitive products; and
●	fluctuations in the activities of third parties that market and sell products based on our technologies.

Although our revenues have increased year-over-year for the past nine years, much of our revenue is dependent upon the activities of third parties, which are out of our control. We expect our operating expenses will continue to fluctuate significantly in future periods, as we continue to develop and introduce new products to market, and increase our sales, marketing and licensing efforts. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors; in that case, our stock price could decline.

The licensing of our technology or the manufacture, use or sale of products incorporating our technology may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

●	incur substantial monetary damages;
●	encounter significant delays in marketing our current and proposed product candidates;

●	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;
●	lose patent protection for our inventions and products; or
●	find our patents are unenforceable, invalid or have a reduced scope of protection

Parties making such claims may be able to obtain injunctive relief that could effectively block our company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm our Company. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, our Company.

Our patents are expensive to maintain, our patent applications are expensive to prosecute, and thus we are unable to file for patent protection in many countries.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pending patent applications relating to our technology may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. We must employ patent attorneys to prosecute our patent applications both in the United States and internationally. International patent protection requires the retention of patent counsel and the payment of patent application fees in each foreign country in which we desire patent protection, on or before filing deadlines set forth by the International Patent Cooperation Treaty (“PCT”). We therefore choose to file patent applications only in foreign countries where we believe the commercial opportunities require it, considering our available financial resources and the needs for our technology. This has resulted, and will continue to result, in the irrevocable loss of patent rights in all but a few foreign jurisdictions.

Patents we receive may be challenged, invalidated or circumvented in the future, or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are subject to risks related to future business outside of the United States.

Over time, we may develop business relationships outside of North America, and as those efforts are pursued, we will face risks related to those relationships such as:

●	foreign currency fluctuations;
●	unstable political, economic, financial and market conditions;
●	import and export license requirements;
●	trade restrictions;
●	increases in tariffs and taxes;
●	high levels of inflation;
●	restrictions on repatriating foreign profits back to the United States;
●	greater difficulty collecting accounts receivable and longer payment cycles;
●	less favorable intellectual property laws, and the lack of intellectual property legal protection;
●	regulatory requirements;
●	unfamiliarity with foreign laws and regulations; and
●	changes in labor conditions and difficulties in staffing and managing international operations.

The volatility of certain raw material costs may adversely affect operations and competitive price advantages for products that incorporate our technology.

Most of the chemicals and other key materials that we use in our business, such as minerals, fiber materials and packaging materials, are neither generally scarce nor price sensitive, but prices for such chemicals and materials can be cyclical. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers, but these efforts are limited by the size of our operations. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our product sales historically have been highly impacted by fluctuations in seasons and weather.

Industrial odor control products have proven highly effective in controlling volatile organic compounds that are released as vapors produced by decomposing waste material. Such vapors are produced with the highest degree of intensity in temperatures between 40 degrees Fahrenheit (5 degrees Celsius) and 140 degrees Fahrenheit (60 degrees Celsius). When weather patterns are cold or in times of precipitation, our clients are less prone to use our odor control products, presumably because such vapors are less noticeable or, in the case of precipitation, can be washed away or altered. This leads to unpredictability in use and sales patterns for, especially, our CupriDyne Clean product line which accounts for 77% of our total revenue.

There may be battery technologies that we are not aware of, and some of them may be subject to patent applications.

We may not be aware of technologies that are similar or identical to our liquid sodium battery. We may not be aware of patent applications that have been filed that may include claims that are similar or identical to portions of our liquid sodium battery or our manufacturing process. No assurance can be made that our liquid sodium battery, or our proprietary manufacturing process, does not infringe on the intellectual property rights of third parties. If our technology or manufacturing process infringes on the intellectual property rights of third parties, we may be subject to litigation, or required to pay royalties, to such third parties, and our results of operations and financial condition may be adversely affected.

We expect to face strong competition for our products from a growing list of established and new competitors.

The worldwide battery market is highly competitive today and we expect it will become even more so in the future. For example, Tesla is one of the largest companies in the United States as measured by its market capitalization, and sells lithium-ion batteries for grid-scale applications, commercial and home storage, as well as in its vehicles. There are many other well capitalized and established companies in the United States and abroad that manufacture and/or sell batteries. Many of the companies have significantly greater or better-established resources than we do to devote to the design, development, manufacturing, distribution, promotion, sale and support of their products. This competition may prevent us from entering the marketplace, or if we do, may prevent us from establishing market share.

There may not be a market for our liquid sodium battery.

While we believe that there will be customer demand for our liquid sodium battery provided that we are able to prove its competitive advantages, there is no assurance that there will be any market acceptance of it, or any broad market acceptance. There also may not be broad market acceptance of our liquid sodium battery if competitors offer batteries which are preferred by prospective customers. In such event, there may be a material adverse effect on our results of operations and financial condition, and we may not be able to achieve our goals.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our contractors and consultants, could be subject to pandemics, earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, acts of terrorism, acts of war and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely in part on third-party manufacturers to produce and process our products or the raw materials used to make our products. Our ability to obtain supplies of our products or raw materials could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster, pandemics, epidemics, or other business interruption. Our corporate headquarters and offices of ONM are in Southern California near major earthquake faults and fire zones. Our operations and financial condition could suffer in the event of a major earthquake, fire or other natural disaster.

General Risks

Increased information technology security threats and more sophisticated computer crime pose a risk to us and our subsidiaries, vendors, systems, networks, products and services.

We rely upon information technology systems and networks in connection with a variety of business activities, some of which are managed by third parties (which we refer to collectively as our “associated third parties”). Additionally, we and our associated third parties collect and store data that is of a sensitive nature, which may include names and addresses, bank account or financial information, and other types of personally identifiable information or sensitive business information. The secure operation of these information technology systems and networks, and the processing and maintenance of this data is critical to our business operations and strategy.

We may face attempts to gain unauthorized access to our information technology systems or products or those of our associated third parties for the purpose of improperly acquiring trade secrets or confidential business information. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an incident could adversely affect our competitive position and the value of our investment in research and development.

Threats to our systems and our associated third parties’ systems can derive from human error, fraud, or malice on the part of employees or third parties, or may result from accidental technological failure. Globally, these types of threats have increased in number and severity and it is expected that these trends will continue. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. Should an attack on our or our associated third parties’ information technology systems and networks succeed, it could expose us and our employees, customers, dealers and suppliers to misuse of information or systems, the compromising of confidential information, manipulation and destruction of data, production downtimes and operations disruptions.

The occurrence of any of these events could adversely affect our reputation, competitive position, business, results of operations and cash flows. While we have a cybersecurity program, expenses, damages and claims arising from cybersecurity incidents could cause a material adverse effect on our business. For additional details on our cybersecurity program see our Annual Report on Form 10-K for the year ended December 31, 2024 filed March 31, 2025.

Economic uncertainties and domestic or world events and policies may adversely affect our business and operations.

Domestic and world events continue to create economic uncertainties, including, but not limited to, the wars in Gaza and the Ukraine, international trade policies, including tariffs, and inflationary pressures. The Federal Reserve could raise interest rates in the United States in response to price inflation. Additionally, President Donald Trump issued a series of executive orders since taking office in January 2025, including executive orders regarding tariffs. Any significant increase in existing tariffs, or implementation of new tariffs, could adversely affect the Company. Uncertainty has caused significant fluctuations in the U.S. stock market. Our ability to raise additional capital may be adversely impacted by potentially worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the U.S. We cannot predict how the foregoing factors will affect the market for our products and services, but the impact may be adverse.

A recession in the United States may affect our business.

If the U.S. economy were to contract into a recession or depression, or suffer any other sustained adverse market event, our existing clients, and potential future clients, may divert their resources to other goods and services, and our business may suffer. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be adversely affected, requiring us to delay, reduce, or eliminate some or all of our operations. Even if we are able to raise capital, we cannot guarantee that we will deploy it in such a fashion that allows us to achieve better operating results or grow our business.

Risks Relating to our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution, and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 13, 2022, we entered into a Purchase Agreement with Lincoln Park ("LPC Agreement"), pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend on market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the LPC Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time at its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock, as well as sales of our stock by Lincoln Park into the open market causing fluctuations or reductions in the price of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect sales.

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets (OTCQX) Best Market (“OTCQX”). Although it is the highest level platform on the OTC Markets, it is not a national exchange, which can prevent institutional investors from trading in our stock, and results in a lower frequency of trades and trading volume than stocks quoted on a national exchange. Continued trading on the OTCQX may also adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in securities not traded on a national exchange. While we intend to seek listing on the Nasdaq Stock Market (“Nasdaq”) or another national stock exchange when our Company is eligible, there can be no assurance when or if our common stock will be listed on Nasdaq or another national stock exchange. Until then, we expect our stock to remain volatile and lack the liquidity of larger companies.

The market price of our stock is subject to volatility.

Our stock price has been and is likely to continue to be volatile. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	developments with respect to patents or proprietary rights;
●	announcements of technological innovations by us or our competitors;
●	announcements of new products or new contracts by us or our competitors;
●	actual or anticipated variations in our operating results due to the level of research and development expenses and other factors;
●	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;
●	conditions and trends in our industry;
●	new accounting standards;
●	the size of our public float;
●	short sales, hedging, and other derivative transactions involving our common stock;
●	sales of large blocks of our common stock including sales by our executive officers, directors, and significant stockholders;
●	general economic, political and market conditions and other factors;
●	our decision to sell our stock to Lincoln Park;
●

the activities of third parties that market and distribute our products, and decisions made by them to increase or decrease such activities, resulting in increases or decreases in product purchases from us and thus our revenues;

●	the occurrence of any of the risks described herein.

You may have difficulty selling our stock because it is deemed a “penny stock” and not quoted on a national exchange.

Because our common stock is not quoted or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, which we expect for the foreseeable future, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed a “penny stock,” rules enacted by FINRA make it difficult to sell previously restricted stock.

Rules put in place by the Financial Industry Regulatory Authority ("FINRA") require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including many large national firms (such as eTrade and Charles Schwab), are refusing to deposit previously restricted common shares of penny stocks. We routinely issued non-registered restricted common shares to investors, vendors and consultants. The issuance of such shares is subjected to the FINRA-enacted rules. As such, it can be difficult for holders of restricted stock, including those issued in our private securities offerings, to deposit the shares with broker-dealers and sell those shares on the open market.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock, and must rely on the benefit of owning shares, and presumably a rise in share price. We cannot predict the future price of our stock, and due to the factors enumerated herein, can make no assurance of a future increase in the price of our common stock.

We regularly issue stock, or stock options, instead of cash, to pay some of our operating expenses. These issuances are dilutive to our existing stockholders.

We are party to agreements that provide for the payment of, or permit us to pay at our option, securities rather than cash in consideration for services provided to us. We include these provisions in agreements to allow us to preserve cash. We anticipate that we will continue to do so in the future. All such issuances preserve our cash reserve but are also dilutive to our stockholders because they increase (and will increase in the future) the total number of shares of our common stock issued and outstanding, even though such arrangements assist us with managing our cash flow. These issuances also increase the expense amount recorded.

Our stockholders face further potential dilution in any new financing.

During the year ended December 31, 2024, we sold approximately 2.6 million shares of common stock, and we continue to do so. Our private securities offerings typically offer units comprised of stock and warrants. Those warrants often include provisions that require investors to pay for the underlying shares with cash, which if executed would generate working capital for the Company. Any additional capital that we raise would dilute the interest of the current stockholders and any persons who may become stockholders before such financing. Given the price of our common stock, such dilution in any financing of a significant amount could be substantial.

Our stockholders face further potential adverse effects from the terms of any preferred stock that may be issued in the future.

Our certificate of incorporation authorizes 50 million shares of preferred stock. None are outstanding as of the date hereof. In order to raise capital to meet expenses or to acquire a business, our board of directors may issue additional stock, including preferred stock. Any preferred stock that we may issue may have voting rights, liquidation preferences, redemption rights and other rights, preferences and privileges. The rights of the holders of our common stock will be subject to, and in many respects subordinate to, the rights of the holders of any such preferred stock. Furthermore, such preferred stock may have other rights, including economic rights, senior to our common stock that could have a material adverse effect on the value of our common stock. Preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, can also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our Company.

Risks Related to Privacy, Cybersecurity, and Our Technology

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store, and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity, and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission, or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders upon exercise of outstanding warrants to purchase common stock. We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. We may receive up to $7,969,461 in aggregate gross proceeds upon exercise of the underlying warrants. We expect our offering expenses to total approximately $19,461, and our net proceeds from the exercise of all warrants would be $7,950,000.

We expect to use any proceeds that we receive from the exercise of the warrants to help fund the engineering, scale-up and commercialization of our technologies and products, including our battery and AEC PFAS-removal system; development of new products; marketing, sales and working capital for our subsidiaries; working capital for our engineering division; working capital for our research and development work; and working capital for our corporate operations.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents (in thousands) and our capitalization as of March 31, 2025, and as adjusted (unaudited) to give effect to the sale of the shares offered hereby and the use of proceeds, as described in the section titled “Use of Proceeds” above.

You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

	As of March 31, 2025 (in thousands)
	Actual	As Adjusted(1) (unaudited)
CASH AND CASH EQUIVALENTS	$2,564	$10,514

STOCKHOLDERS’ EQUITY:
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding at March 31, 2025.	—	—
Common stock, $.00067 Par Value, 550,000,000 Shares Authorized, 301,760,373 Shares Issued at March 31, 2025, and 332,046,846 Shares Issued, as adjusted.	202	222
Additional paid-in capital	158,265	166,195
Accumulated deficit	(150,655)	(150,655)
Accumulated other comprehensive loss	(203)	(203)
Total BioLargo stockholders’ equity	7,609	15,559
Non-controlling interest	(2,519)	(2,519)
Total stockholders’ equity	5,090	13,040
Total liabilities and stockholders’ equity	$10,511	$18,461

(1)

“As Adjusted” assumes, as of the date of this prospectus, the issuance of 30,286,473 shares of our common stock to the selling stockholders upon exercise of the warrants, and our receipt of gross proceeds of $7,969,461 and net proceeds of $7,950,000 from such exercises (see “Use of Proceeds”). The shares issued at March 31, 2025, includes 4,601,976 shares issued to the selling stockholders upon exercise of warrants and are registered hereunder.

DILUTION

The net tangible book value of our Company as of March 31, 2025, was $3,690,000, or approximately $0.012 per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

Assuming net proceeds of $7,950,000 from the sale of shares to the selling stockholders pursuant to the warrants, our adjusted net tangible book value as of March 31, 2025, would have been $11,640,000 or $0.035 per share. This represents an immediate increase in net tangible book value of $0.023 per share to existing stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 23, 2008, our common stock has been quoted on the OTC Markets (formerly known as the OTC Bulletin Board) under the trading symbol “BLGO”. Since April 2024, it has traded on the OTC Markets’ highest marketplace, the OTCQX, which is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Securities are traded on the OTCQX by a community of market makers that enter quotes and trade reports. This market is limited in comparison to the national stock exchanges and any prices quoted may not be a reliable indication of the value of our common stock. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The table below represents the quarterly high and low closing prices of our common stock for the last two fiscal years as reported by Yahoo Finance. For the three months ended March 31, 2025, the low was $0.225, and the high was $0.303.

	2023		2024
	High	Low	High	Low
First Quarter	$0.237	$0.183	$0.399	$0.167
Second Quarter	$0.202	$0.175	$0.360	$0.253
Third Quarter	$0.193	$0.158	$0.270	$0.228
Fourth Quarter	$0.200	$0.158	$0.246	$0.177

The last reported sale of for our common stock on June 3, 2025, was $0.21 per share.

Holders

As of the date of this prospectus, there were approximately 600 registered holders, and approximately 5,300 beneficial holders, of our common stock.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information as of March 31,2025

	Number of securities to be		Weighted average
	issued upon exercise of		exercise price of	Number of securities
	outstanding options,		outstanding options,	remaining available for
	warrants and rights		warrants and rights	future issuance
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	50,280,393	(1)	$0.20	34,481,542
Equity compensation plans not approved by security holders(2)	15,719,085	(3)	$0.39	n/a
Total	66,000,178		$0.31	34,481,542

(1)	Includes 1,157,500 shares issuable under the 2007 Equity Plan and 41,604,435 shares issuable under the 2018 Equity Incentive Plan, both of which are closed to further option grants; includes 7,518,458 shares issuable under the 2024 Equity Incentive Plan, adopted by our stockholders on June 13, 2024. Of the total amount, options to purchase 5,299,878 aggregate shares are unvested as of March 31, 2025.

(2)

This includes issuances of options to specific individuals either as a conversion of un-paid obligations pursuant to a plan adopted by our board of directors, or as part of their agreement for services.

(3)	Of the total amount, options to purchase 218,750 aggregate shares are unvested as of March 31, 2025.

2024 Equity Incentive Plan

On June 13, 2024, our stockholders adopted BioLargo, Inc. 2024 Equity Incentive Plan (“2024 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on May 18, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan automatically increases each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of December 31, 2024, 40,000,000 shares are authorized under the plan and 34,506,080 remain available for grant. As of the date of this prospectus, 42,000,000 shares are authorized under the plan and 34,481,542 remain available for grant.

2018 Equity Incentive Plan

On June 22, 2018, our stockholders adopted the BioLargo 2018 Equity Incentive Plan (“2018 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board was 40 million shares. The 2018 Plan was closed to further option grants in June 2024 upon the adoption of the 2024 Equity Incentive Plan.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants. As of the date of this prospectus, awards of options authorizing a total of 1,157,500 shares were outstanding.

Equity Compensation Plans not approved by stockholders

In addition to the 2024 Plan, the 2018 Plan, and the 2007 Plan, our board of directors has approved a plan for employees, consultants and vendors that do not otherwise qualify for issuance under the 2024 Plan by which outstanding amounts owed to them by our Company may be converted to common stock or options to purchase common stock. The conversion and exercise price is based on the closing price of our common stock on the date of agreement. If an option is issued, the number of shares purchasable by the option is calculated by dividing the amount owed by the exercise price, times two.

DESCRIPTION OF BUSINESS

USE OF FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

See section titled “Cautionary Note Regarding Forward Looking Statements” on page 16.

When we refer in this prospectus to “BioLargo,” the “Company,” “our Company,” “we,” “us” and “our,” we mean BioLargo, Inc., and our subsidiaries, including BioLargo Life Technologies, Inc., which holds our intellectual property; ONM Environmental, Inc., which manufactures, markets, sells and distributes our odor and volatile organic compound ("VOC") control products; BioLargo Energy Technologies, Inc. (“BETI”), formed to commercialize our proprietary battery technology; BioLargo Canada, Inc., our primary research and development team operating in Edmonton, Alberta Canada; BioLargo Engineering, Science & Technologies, LLC (“BLEST”), a professional engineering services division in Oak Ridge Tennessee; BioLargo Equipment Solutions & Technologies, Inc., which sells our water treatment products; BioLargo Development Corp., which employs and provides benefits to our employees; and Clyra Medical Technologies, Inc. (“Clyra Medical”), which commercializes our technologies in the medical and dental fields. All subsidiaries are wholly owned, except for BETI, BLEST and Clyra Medical.

Our Company

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware. Our common stock is quoted on the OTC Markets highest level marketplace, the OTCQX, under the trading symbol “BLGO”.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our medical products company is located at 3802 Spectrum Blvd in Tampa, Florida. Our telephone number is (888) 400-2863. We operate through multiple wholly- and partially-owned subsidiaries.

Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.BioLargo.com/blog and other websites including www.ONMEnvironmental.com, www.CupriDyne.com, www.ClyraMedical.com, www.BioLargoEnergy.com, www.BioLargoEquipment.com, www.BioLargoEngineering.com, www.bestPFAStreatment.com, and www.BioLargoWater.com. The information on our websites and blog are not, and shall not be deemed to be, a part of this prospectus.

Our Business - Innovator and Solution Provider

BioLargo is in the business of creating new cleantech technologies to solve tough, globally relevant problems. We invent, develop, then commercialize disruptive technologies to tackle challenges in air quality, water, environmental engineering, battery energy storage, and advanced antimicrobial medical device platforms. Our model is to invent new technologies that solve specific problems, develop them and prove they work, and then commercialize them with purpose-suited subsidiaries. For each our platform, our ultimate goal is to identify and secure the right partnerships to increase their commercial reach.

Why do we do this work? Every member of our team – including PhD scientists, engineers, and entrepreneurs – has a passion for seeking new, never-before-seen innovations that can make life better around the world. We care about safeguarding the environment and human health for future generations. We care about making technologies that are affordable and flexible enough to be accessed around the world. And we care about being the best at what we do – creating best-in-class technologies to solve big, tough cleantech challenges.

Some of our areas of focus include environmental problems like PFAS contamination (per- and polyfluoroalkyl substances), water pollution by pharmaceuticals and micropollutants, air pollution by VOCs, hard-to-treat odors from landfills and sewage plants, infection and wound healing and the creation of energy storage systems that are more affordable, efficient, safer and environmentally friendly.

Below we detail the cleantech ventures and projects we are focused on today. Behind those, however, is a pipeline of other cleantech innovations in various stages of development associated with our expansive array of issued and pending patents, and that have been funded in part by over 90 government grants.

We operate our business in distinct business segments:

●

Odor and VOC control products, including consumer products, such as the Pooph-branded pet-odor control product, and our flagship industrial odor control product, CupriDyne Clean Industrial Odor Eliminator, sold by our wholly-owned subsidiary ONM Environmental, Inc.;

●

Water treatment equipment and solutions, including our PFAS treatment system the Aqueous Electrostatic Concentrator (AEC), our water reuse and recycling technology co-developed with Garratt-Callahan called AROS, and our micro-pollutant treatment and energy-efficient disinfection solution, the AOS, all sold by our wholly-owned subsidiary BioLargo Equipment Solutions & Technologies, Inc.;

●	Battery energy storage system solutions being developed by our partially owned (96%) subsidiary BioLargo Energy Technologies, Inc.;

●	Medical products based on our technologies sold by our partially owned (52%) subsidiary Clyra Medical Technologies, Inc.;

●

Our professional engineering services division, which, in addition to serving outside clients on a fee for service basis, supports our internal business units, through our partially owned (74%) subsidiary BioLargo Engineering, Science & Technologies, LLC ("BLEST");

●	Our research and support personnel, through our wholly-owned subsidiary BioLargo Canada, Inc., located on campus at the University of Alberta, Edmonton, Canada.

Odor Control (Consumer and Industrial)

ONM Environmental, Inc. is BioLargo’s wholly-owned subsidiary that delivers robust and comprehensive products and services to control and mitigate odor and VOCs for both industrial and consumer applications.

Its flagship product – CupriDyne® Clean – is applied to odor-emitting masses such as landfills and composting facilities by misting systems, sprayers, water trucks and similar water delivery systems designed, manufactured and installed by ONM. It is also sold to third parties under private label brands, including for consumer brands such as the “Pooph pet odor eliminator".

Consumer Private-Label Products, including Pooph

We sell privately labeled odor-control products based on our technologies to third parties who market and sell the products under their own brand names. The most successful thus far is the Pooph branded pet odor control product sold through national retailers including Walmart, Amazon, PetSmart, PetCo, and Chewy.com by Pooph Inc. In addition to purchasing product from us at an agreed-upon manufacturing margin, Pooph Inc. pays us six percent royalty on their sales in exchange for exclusive rights to our technology for pet odors. If Pooph sells their brand to a third party, we would receive 20% of the exit value. During the year ended December 31, 2024, revenues from sales to Pooph comprised 77% of our Company-wide revenue. The success of Pooph is an example of our goal to develop distribution channels that do not rely on our in-house sales and distribution infrastructure. While Pooph is by far the Company’s most successful private label product, we sell other private label odor-control products and continue to pursue related business opportunities.

Industrial Odor and VOC Solutions

We believe CupriDyne® Clean is the number-one performing industrial odor-control product in the market, and that it offers substantial savings to our customers compared with competing products. We have been and expect to continue selling product to municipalities and some of the largest solid waste handling companies in the country to help control odors emitted from waste handling and sanitation sites.  ONM Environmental offers a menu of services to landfills, transfer stations, wastewater treatment facilities as well as facilities in non-waste related industries. These services include engineering design, construction, installation, ongoing maintenance and on-site support services to assist our clients in the implementation and continued use of the various systems that deliver our liquid products in the field (such as misting systems). A significant portion of industrial odor control product and service revenue comes from ongoing contracts with cities and counties in Southern California, where ONM has installed comprehensive odor control systems to mitigate nuisance odors emitted from municipal waste handling and sanitation sites.

BioLargo Equipment Solutions & Technologies – Innovative Water Treatment Solutions

Over the years, we have developed multiple innovative technologies and equipment platforms that focus on challenging issues in the water treatment industry, including the AOS technology (developed to remove micro-pollutants), the AEC (developed to remove per- and polyfluoroalkyl substances, or PFAS), and the AROS water reuse technology (for industrial cooling tower water recycling such as in data centers, co-developed with Garratt-Callahan). We sell these products through our wholly-owned subsidiary BioLargo Equipment Solutions & Technologies, Inc. (“BEST”), which manages the sales and distribution of our water treatment products and related services.

In February 2024, three respected and experienced veterans of the water industry joined BEST’s board of directors to assist the company in its efforts to commercialize its innovative water treatment technologies. These are: 1) Jeffrey Kightlinger, former CEO of the Metropolitan Water District of Southern California, 2) Sally Gutierrez, retired career senior executive from the US Environmental Protection Agency (EPA), and 3) Larry Dick, former Vice Chairman of the Metropolitan Water District of Southern California and board member of the Municipal Water District of Orange County. Each brings their significant and distinctive experience from decades in the water industry to BEST’s board to help the company create the necessary regulatory and industry connections that will be critical for its efforts to secure larger and more high-profile projects for its PFAS treatment and other water treatment technologies. These board members have been instrumental in efforts to raise awareness of our innovative treatment solutions within the water industry and EPA.

Securing sales in the water and wastewater industry is a very technically intensive process and can be long and arduous. The entirety of the sales cycle can be lengthy, in some cases even taking many months or, in the case of very large projects, multiple years. A typical sales timeline for a municipal drinking water or wastewater customer, from introduction to signing the contract for a full-scale install, usually requires feasibility studies, on-site pilot projects, budget approvals, State regulatory approvals, and more. Industrial clients may have a shorter sales cycles but are under pressure to ensure that the Return on Investment (ROI) fits into company standards, so their reviews can also be lengthy. For any water treatment project, the process is also very engineering-intensive, and therefore the staff required to secure contracts for water treatment projects need to be engineers, in most cases. In our Company, BLEST’s engineers fill this role.

AEC, a solution for the PFAS “forever-chemicals” crisis

One of the most significant and timely innovations in our portfolio is our per- and polyfluoroalkyl substance (PFAS) removal and collection/disposal solution we call the Aqueous Electrostatic Concentrator (AEC), a novel water treatment system that removes PFAS from water at a lower operating cost while generating only a fraction of the PFAS-laden waste of the most common currently used solutions (carbon filtration, ion exchange, and reverse osmosis). PFAS are a group of chemicals used to make fluoropolymer coatings and products that resist heat, oil, stains, grease, and water. Fluoropolymer coatings can be in a variety of products. These include clothing, furniture, adhesives, food packaging, heat-resistant non-stick cooking surfaces, and the insulation of electrical wire. PFAS are a concern because they do not break down in the environment, can move through soil and contaminate drinking water sources, and build up (bioaccumulate) in fish and wildlife. PFAS chemicals have been linked to cancer, immune disorders, liver dysfunction, and many other human health problems, and are contained in a vast range of manufactured goods, common household products (e.g., cleaning products, cookware), and electronics, and contaminate drinking water in unsafe levels all over the globe. Detection of unsafe levels of PFAS around the world has given rise to a number of market opportunities for treatment and remediation technologies, including in drinking water, industrial wastewater, municipal wastewater, solid waste, organic foods and more.

On April 10, 2024, the EPA announced the final National Primary Drinking Water Regulation (NPDWR) setting maximum contaminant levels for six PFAS chemicals as low as four parts per trillion in drinking water – a standard our AEC has been shown to meet in pilot studies. We anticipate that these new regulations will increase demand in the United States for PFAS water treatment equipment and services.

On April 19, 2024, the EPA announced it had finalized new regulations that treat two PFAS chemicals – PFOS and PFOA – as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), also known as the Superfund law. The new rules allow the EPA to hold polluters financially responsible for contaminated sites, and will also lead to these PFAS chemicals being listed as “hazardous materials” under the Hazardous Materials Transportation Act, which will require materials containing these chemicals to be transported using special protocols. Although final rules have not been issued, in February 2024 the EPA proposed changes to the Resource Conservation and Recovery Act regulations by adding nine PFAS chemical compounds to its list of hazardous constituents in Title 40 of the Code of Federal Regulations Part 261 Appendix VIII. Combined with the new CERCLA regulations, a final RCRA regulation of PFAS may increase the costs of the handling, transport, and disposal of PFAS-containing materials including water treatment waste.

We have successfully validated the AEC as an effective system to selectively extract and collect PFAS chemicals from contaminated water, including performance testing that shows “non-detect” levels of removal, which meets new EPA standards. We have demonstrated more than 10,000 hours of continuous operation showing no materially significant degradation of the AEC system’s components or performance over time. As a modular system, we believe the AEC is scalable to small portable commercial units as well as very large commercial operations, and we believe that our engineering team has the experience to deliver systems to meet the needs of any sized commercial installation. In order to provide a full turn-key solution for our customers, we have developed an expanded offering whereby we can bundle a service package with each customer project that includes a membrane exchange program, the collection of PFAS, and transport and destruction of the PFAS using a novel “electrooxidation” process which our studies have shown is capable of reaching non-detect levels of PFAS after treating AEC-concentrated PFAS containing water, wastewater, or even landfill leachate (the contaminant-laden water that drains from landfills).

Our strategy to market our PFAS treatment technology and related engineering services is as follows: 1) focus on demonstrating our technology’s efficacy in first demonstration projects, trials, and early customer deployments with the understanding that this early success can be leveraged to secure larger and more numerous subsequent projects, 2) market our PFAS expertise and our technology by presenting at industry events and conferences around the country, cultivating our status as “thought leaders” in the space, 3) use our network of manufacturer’s representatives and channel selling partners to maximize the number of potential opportunities with early adopters, and 4) engage in discussions with credible distribution partners at established water treatment technology companies. Part and parcel to our strategy, we are in the early stages of developing a collaboration with the US EPA to have our AEC technology validated through a rigorous third-party pilot study whereby our technology would be operated and analyzed by EPA staff to a high degree of technical scrutiny. Such third-party validation could significantly facilitate market adoption of the AEC by effectively de-risking the technology for customers.

The AEC’s commercial roll-out is being executed with the help of a network of sales representative organizations whose role will be to market and sell the treatment system, related equipment, and the Company’s engineering services to municipal and industrial customers across the country. We have secured channel partner agreements with several sales representative organizations ensuring coverage for most of the continental United States. The AEC for our PFAS project in New Jersey has been built and is ready for delivery and installation, now waiting on the completion of other facilities. We believe the New Jersey project will represent a key milestone for the commercialization of the AEC, as we believe industry validation of the technology in a first municipal drinking water treatment project will play an important role in showcasing the AEC’s distinct advantages over incumbent technologies like carbon filtration and ion exchange.

We believe we are well-positioned in the PFAS-removal market for multiple reasons. We have successfully completed over a dozen pilot studies with prospective customers’ PFAS contaminated water; we have successfully maintained operation of our AEC PFAS treatment system for over 10,000 hours continuously, thus demonstrating its resilience to long-term use; we have submitted bids and proposals and have received indications of interest from a wide range of customer types; we have added several high-profile experts from the industry to our team who are assisting in opening doors to potential clients and collaborators; we have entered into discussions about partnership and opportunities for collaboration with industry-leading firms who have a gap in their PFAS treatment technology portfolio. While these opportunities do not convert into commercial sales overnight, but they represent strong avenues for accelerating adoption of our PFAS treatment solution.

AROS Minimal Liquid Discharge Water Treatment

In partnership with Garratt-Callahan, one of the country’s oldest and largest privately held water treatment companies, our engineers developed a “minimal liquid discharge” wastewater treatment system called the Aqueous Reuse Optimization System (AROS) that minimizes industrial wastewater discharges and thus the regulatory fees associated with wastewater discharge, including for uses like cooling towers at data centers. Garratt-Callahan, who invented and patented the technology, is currently marketing the AROS system to its existing customer base and to new prospective customers. BLEST will serve as the manufacturing partner and Garratt-Callahan will serve as the selling distributor to leverage their national sales force and over one hundred years of providing services and products to customers. Presently, both BioLargo and Garratt-Callahan are engaged in pilot projects with potential customers for the AROS system, and the companies are currently engaged in discussions with multiple potential first customers for the technology

Advanced Oxidation System (AOS)

The Advanced Oxidation water treatment system (AOS) is our patented water treatment device that generates highly oxidative and energetic species of iodine and other molecules which allow it to eliminate pathogenic organisms and organic contaminants rapidly and effectively as water passes through the device. The key value proposition of the AOS is its ability to reduce or eliminate a wide variety of waterborne contaminants with high performance, including the normally hard-to-treat class of recalcitrant water contaminants called “micropollutants”, while using very little electricity and input chemicals.

Our proof-of-concept studies and on-site pilot projects have generated results that project the AOS will be more cost- and energy-efficient than commonly used advanced water treatment technologies such as UV, electro-chlorination, and ozonation. Furthermore, our technology has been proven capable of removing hard-to-treat organic micropollutants such as pharmaceuticals from water more quickly and energy-efficiently than other technologies. Together, these characteristics make the AOS an economical and versatile tool to enable wastewater treatment and reuse in the face of emerging water contaminants and increasing regulatory scrutiny on industrial wastewater discharge.

The AOS has, broadly speaking, two target applications: 1) treatment of municipal or industrial wastewater to eliminate bacteria, viruses, other organisms, and regulated organic contaminants, while using less electrical energy than other technologies, and 2) treatment of water or wastewater specifically to eliminate micropollutants/pharmaceuticals, at which the AOS particularly excels at compared to existing technologies. Our work to have the AOS adopted in the US and Canada for the first application has been met with resistance because existing technologies, while less energy efficient than our technology, are effective enough against target contaminants, and our “value-add” of also eliminating hard-to-treat micropollutants is not relevant unless regulations dictate that those chemicals must be removed. Similarly, the second application is only relevant in jurisdictions where those hard-to-treat micropollutants are regulated. Unfortunately, this does not include the US or Canada, but it does include several European countries. For that reason, presently, much of our business development efforts to secure projects for the AOS focus on development of partnerships to demonstrate the AOS for the European micropollutant market, or for domestic industrial or pharmaceutical wastewater treatment purposes where micropollutants are major contributors to facilities’ wastewater surcharge fees.

BioLargo Energy Technologies, Inc.

Our subsidiary BioLargo Energy Technologies, Inc. (“BETI”) was founded to commercialize a novel battery technology with the potential to help facilitate the ongoing shift toward renewable energy production by providing a safer, longer lasting, more eco-friendly, and more affordable alternative to lithium-ion batteries. Designed for long duration energy storage, also known as "battery energy storage solutions" (BESS), our battery, called Cellinity™, uses a novel “liquid sodium” chemistry that uses common domestically sourced materials, and which has significant advantages over other battery chemistries for use in stationary, long-duration energy storage.

BETI operates out of a pilot-scale battery production facility in our Oak Ridge Tennessee engineering headquarters, and is currently manufacturing and testing prototype battery cells. Preliminary internal testing has confirmed many of the technology's exceptional performance claims that make it an attractive battery technology for long duration energy storage, including the stability of the chemistry of the battery cell and the reliability of the component construction as a sealed, non-venting cell design with no self-discharging. These recent tests also helped verify the battery's ability to quickly charge and discharge at a high voltage. It has also been proven that the battery can withstand catastrophic physical insults without causing fire or explosion, one of the battery’s key features. Once prototype batteries are built and tested, and assuming such tests show the batteries have the characteristics we expect would differentiate it from other battery technologies, we will complete the design on a larger sized battery cell that would then be incorporated into battery packs and battery sizes meant for industrial facilities. Once designed, our engineers will work to develop manufacturing processes that would allow scale production to ensure costs of goods in line with market demand and conditions. We have begun discussions with independent organizations to perform validation testing. We view this as a key milestone to the more rapid advancement of our commercial efforts.

We believe our Cellinity batteries will have features that far surpass comparable lithium-ion batteries, the dominant incumbent technology in the market, including

●	Increased safety, no runaway fire risks, and a more sustainable design – with no rare-earth elements – that is capable of being manufactured completely from a domestic supply chain
●	Ability to charge and discharge completely, with no degradation of performance, ensuring virtually unlimited charge/discharge cycles, and without self-discharge and no out-gassing
●	Increased energy efficiency and energy density in comparison to lithium-ion batteries, and a longer useful life expectancy of at least 10 years and expected to be up to 20 years

Our battery has high energy density and high voltage, making it well-suited for large format long duration energy storage rather than mobile energy storage purposes like EVs. Its electrical performance metrics also make it well-suited for long duration storage, meaning batteries which expend their electricity over up to ten hours, rather than being limited to two- or four-hour expenditures like many lithium-ion batteries. Such batteries are sought after for grid-scale leveling, storage of renewable energy, and emergency power redundancy purposes.

We are exploring multiple opportunities to commercialize our proprietary liquid sodium batteries through joint ventures with third parties. The third parties would finance the construction of independent battery manufacturing facilities designed and built under the direction of our engineers, and the joint venture would market, manufacture and distribute batteries. BioLargo would (i) receive a minority equity position in each joint venture, (ii) separately manufacture and sell at a profit to the joint venture certain proprietary battery components, and (iii) receive a royalty on the revenues of the joint venture.

Given the global growing demand for better batteries, and, while we are witnessing a number of current examples in which battery manufacturers have secured forward-contracts to supply batteries to its customers with backlogs of orders that amount to multiple years of production capacity, we believe our offer to partner with customers to secure needed inventory provides for a clear potential pathway to access capital, and more readily scale up production to meet demand around the world. At this point, we do not intend to finance and build our own manufacturing facilities, nor would we develop in-house sales channels, although that possibility remains on the table if needed.

Clyra Medical Technologies, Inc.

Our partially owned subsidiary Clyra Medical Technologies, Inc. is a healthcare company that is developing and commercializing products based on our technologies designed to safely treat wound and skin infections and promote wound healing, while reducing the need for antibiotics. Clyra is working closely with a medical device and cosmetics manufacturer founded over 50 years ago, Keystone Industries, to manufacture its products at scale. Keystone has invested over $3 million in equipment and infrastructure in its manufacturing facilities. Clyra has invested over $2 million in molds, equipment and resources to support scale manufacturing. Clyra has recently formalized relationships with multiple wholesale distributors and sales agents, and has the infrastructure in place to support their efforts to sell Clyra’s products to the medical industry. Clyra’s management team includes Chief Medical Officer Dr. Steven J. Kavros, a twenty-year veteran of the Mayo Clinic in roles such as Director at the Rochester Mayo Clinic’s Gonda Vascular Wound Healing Center, Nick Valeriani, who enjoyed a 34-year career with Johnson and Johnson where he held numerous leadership positions in engineering, manufacturing, sales and marketing, and Linda Park of Edwards Lifesciences, where she serves as Corporate Secretary, Senior Vice President and Associate General Counsel, and as a board member of the Edwards Lifesciences Foundation.

Full Service Environmental Engineering

BioLargo Engineering, Science & Technologies, LLC (“BLEST”) offers full service environmental engineering to third parties and provides engineering support services to our internal teams to accelerate the commercialization of our technologies.

BLEST focuses its efforts in these three areas:

●	providing engineering services to third-party clients as well as affiliated BioLargo entities;
●	supporting internal product development; and
●	advancing their own technical innovations such as the AEC PFAS treatment technology.

BLEST operates out of our engineering facility in Oak Ridge, Tennessee (a suburb of Knoxville), and employs a group of scientists and engineers, many of whom are owners of the entity. The team is led by Randall Moore, who served as Manager of Operations for Consulting and Engineering for the Knoxville office of CB&I Environmental & Infrastructure and was formerly a leader at The Shaw Group, Inc., a Fortune 500 global engineering firm. Many of the other team members are also former employees of CB&I and Shaw, with the exception of more recent staff hires. The team is highly experienced across multiple industries and we believe are considered experts in their respective fields, including: chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management & testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, HAZOP review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, NEPDES permitting, RCRA/TSCA compliance and permitting, project management, storm water design & permitting, computer assisted design (CAD), bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities. The team has decades of high-level experience in the energy industry. The engineering team has also developed an extended network of trusted engineering subcontractors that assist in serving specific client projects as needed.

BLEST engineers generate revenue through services to third party clients, as well as for internal BioLargo projects such as the AEC and battery (revenues from internal projects are eliminated in the consolidation of our financial statements and are designed “intersegment revenue”). Third party contracts include ongoing work at U.S. Air Force bases for air quality control. In the second quarter of 2024, BLEST secured new contracts to provide air quality control compliance services to additional U.S. Air Force bases, increasing its ongoing contract-based revenue to more than $100,000 per month.  Efforts to expand this work as well as with other clients are consistently ongoing.

The staff time devoted to supporting the AEC (PFAS) and battery related work is demanding, and, BLEST needs to hire more qualified staff to meet and expanding demand for our growing list of customers and/or expected customers. When we combine the demands of current revenue generating projects and expected growth, we are presented with an obvious challenge to manage quality, timely performance as well as access to qualified staff. We are working carefully to find balance to help ensure we meet the demands of both in a practical customer centric and capital conserving way. It may be for example, when we secure larger and larger contracts for PFAS or Garrett Callan related work, we will need to depend heavily on our contact manufactures to meet the customer demands in the near term as we scale up our infrastructure and work force capabilities.

Share Purchase Agreement with Lincoln Park

On December 13, 2022 we entered into a registration rights agreement (the “Registration Rights Agreement”) and purchase agreement (the “Purchase Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $10.0 million of the Company’s common stock, par value $0.00067 per share (the “Common Stock”), subject to certain limitations and the satisfaction of the conditions set forth in the Purchase Agreement.

Under the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10.0 million of the Company’s Common Stock. Sales of Common Stock by the Company will be subject to certain limitations set forth in the Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the date that the conditions to Lincoln Park’s purchase obligation set forth in the Purchase Agreement are satisfied. These conditions include that a registration statement covering the resale by Lincoln Park of shares of Common Stock that have been and may be issued to Lincoln Park under the Purchase Agreement, filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions are satisfied, the “Commencement Date”).

From and after the Commencement Date, on any business day selected by the Company, the Company may, by written notice to Lincoln Park, direct Lincoln Park to purchase up to 100,000 shares of Common Stock on such business day, at a purchase price per share that will be determined and fixed in accordance with the Purchase Agreement at the time such written notice is delivered to Lincoln Park (each, a “Regular Purchase”), provided, however, that the maximum number of shares the Company may sell to Lincoln Park in a Regular Purchase may be increased to (i) up to 125,000 shares, provided that the closing sale price of the Common Stock on the applicable purchase date is not below $0.20, (ii) up to 150,000 shares, provided that the closing sale price of the Common Stock on the applicable purchase date is not below $0.30, and (iii) up to 200,000 shares, provided that the closing sale price of the Common Stock on the applicable purchase date is not below $0.50, in each case, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement; provided, however, that Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $500,000. The purchase price per share of Common Stock sold in each such Regular Purchase, if any, will be based on prevailing market prices of the Common Stock immediately preceding the time of sale as computed under the Purchase Agreement. The Company may deliver a notice for a Regular Purchase to Lincoln Park on any business day selected by the Company, provided that at least one Business Day has elapsed since the purchase date for the most recent prior Regular Purchase effected by the Company under the Purchase Agreement.

In addition to Regular Purchases, provided that we have directed Lincoln Park to purchase the maximum amount of shares that we are then able to sell to Lincoln Park in a Regular Purchase, and provided that the closing sale price of the Common Stock on the applicable purchase date for such Regular Purchase is not below $0.10 per share, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of Common Stock in “accelerated purchases,” and “additional accelerated purchases” as set forth in the Purchase Agreement. The purchase price per share of Common Stock sold in each such accelerated purchase and additional accelerated purchase, if any, will be based on prevailing market prices of the Common Stock at the time of sale as computed under the Purchase Agreement. There are no upper limits on the price per share that Lincoln Park must pay for shares of Common Stock in any purchase under the Purchase Agreement.

The Company will control the timing and amount of any sales of Common Stock to Lincoln Park pursuant to the Purchase Agreement. Lincoln Park has no right to require the Company to sell any shares of Common Stock to Lincoln Park, but Lincoln Park is obligated to make purchases as the Company directs, subject to certain conditions.

Actual sales of shares of Common Stock to Lincoln Park will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Company’s Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to Lincoln Park. The Company expects that any proceeds received by the Company from such sales to Lincoln Park will be used for working capital and general corporate purposes.

The Purchase Agreement prohibits the Company from directing Lincoln Park to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Lincoln Park beneficially owning more than 4.99% of the outstanding shares of Common Stock.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition (with certain limited exceptions) on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

As consideration for Lincoln Park’s commitment to purchase shares of the Company’s Common Stock from time to time at the Company’s direction upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company agreed (i) to issue to Lincoln Park 1,250,000 shares of Common Stock (the “Commitment Shares”) upon the execution of the Purchase Agreement and (ii) to pay to Lincoln Park a cash fee of $250,000 upon the Company’s receipt of aggregate cash proceeds of $3.0 million from sales of Common Stock to Lincoln Park under the Purchase Agreement. The Company will not receive any cash proceeds from the issuance of the Commitment Shares to Lincoln Park pursuant to the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time with one business days’ notice, at no cost or penalty. During any “event of default” under the Purchase Agreement, Lincoln Park does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other purchase of shares by Lincoln Park, until such event of default is cured.

Since the inception of the Purchase Agreement, through the date of this report, we have sold 4,639,405 shares to Lincoln Park, and received $923,000 in proceeds. During the year ended December 31, 2024, we sold 766,175 shares of common stock to Lincoln Park and received $260,000 in proceeds. We have not sold shares to Lincoln Park since March 26, 2024.

Intellectual Property

We have 26 patents issued, including 22 in the United States, and multiple applications pending, and our patents have an average remaining duration of seven years. We believe these patents provide a foundation from which to continue building our patent portfolio, and we believe that our technology is sufficiently useful and novel that we have a reasonable basis upon which to rely on our patent protections. We also rely on trade secrets and technical know-how to establish and maintain additional protection of our intellectual property. As our capital resources permit, we expect to expand our patent protection as we continue to refine our inventions as well as make new discoveries. We regard our intellectual property as critical to our ultimate success. Our goal is to obtain, maintain and enforce patent protection for our products and technologies in geographic areas of commercial interest and to protect our trade secrets and proprietary information through laws and contractual arrangements.

We incurred approximately $2,882,000 in expense related to our research and development activities in the year ended December 31, 2024, and $2,282,000 in the year ended December 31, 2023.

Competition

Given the fragmented nature of the specialty waste industry, environmental engineering and cleantech industry and the different segments within these industries in which we participate directly or through our subsidiaries, we compete with numerous companies. Larger companies within the hazardous materials line of business include Clean Earth, a subsidiary of Enviri Corporation, Clean Harbors, Republic Services, which acquired U.S. Ecology in 2022, Veolia and Covanta, which acquired Circon Holdings, Inc. in 2023 and also recently announced, through its parent company, EQT Infrastructure, its intent to acquire a major stake in Heritage Environmental Services in 2024. We believe we differentiate ourselves from competitors through innovation, reliability and responsiveness, our diverse operating capabilities and regulatory compliant solutions, and the value we provide through providing energy efficient, low output, environmentally superior solutions relative to other waste management, remediation and disposal alternatives in the US and Canada.

Executive Officers

As of March 31, 2025, and as the date of this prospectus, our executive officers were:

●	Dennis P. Calvert: Chief Executive Officer, President and Chairman of the Board

●	Charles K. Dargan II: Chief Financial Officer

●	Joseph L. Provenzano: Corporate Secretary and Sr. Vice President of Operations

●	Kenneth R. Code: Chief Science Officer

Our operational subsidiaries are led by:

Subsidiary	President
ONM Environmental, Inc.	Joseph L. Provenzano
BioLargo Engineering, Science & Technologies, LLC ("BLEST")	Randall Moore
BioLargo Canada, Inc.	Richard Smith
Clyra Medical Technologies, Inc.	Steven V. Harrison
BioLargo Energy Technologies, Inc. ("BETI")	Dennis Calvert
BioLargo Equipment Solutions & Technologies, Inc. ("BEST")	Tonya Chandler

Employees

As of the date of this prospectus, we had 44 employees, of which 40 were full-time. Our employees including professional engineers, masters of engineering, and PhDs, as well as sales, support and administrative personnel. We also utilize consultants and independent contractors on an as-needed basis who provide certain specified services, such as professional engineers used from time to time by our engineering group in Tennessee.

Governmental Regulation

Our medical subsidiary (Clyra) has products (each, a “Medical Device”) that are subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by our Company. Each such Medical Device will need to be developed, manufactured, tested, distributed, and marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals.

We believe that no article or part of any Medical Device intended to be manufactured or distributed by our Company or any of our subsidiaries will be classified as (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

Neither our Company nor any of its subsidiaries, nor, to the knowledge of our Company, any officer, employee or agent of our Company or any of its subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar law in any foreign jurisdiction.

Neither our Company nor any of its subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin research, development, or production of any Medical Device.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of the Exchange Act. However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 5.

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the related notes to the consolidated financial statements included elsewhere in this prospectus.

Results of Operations - Comparison of the three months ended March 31, 2025 and 2024

Our revenues decreased  31% in the three months ended March 31, 2025, as compared with the same period in 2024, primarily due to a decreased volume of sales of our pet odor control product private labeled to a third party under the brand name “Pooph”, which comprised 79%  of our consolidated revenues. Our financial statements separate revenue based on products and services. Revenues from the sale of products for the three months ended March 31, 2025, decreased 39% over the same period in 2024. Revenues from services for the three months ended March 31, 2025, increased  152% over the same period in 2024.

ONM Environmental

Our wholly-owned subsidiary ONM Environmental generates revenues through (i) sales of our flagship product CupriDyne Clean, including related design, installation, and maintenance services on the systems that deliver CupriDyne Clean at its clients’ facilities, and (ii) sales of private-label products to third parties, including the Pooph branded pet odor control product.

Revenue (ONM Environmental)

ONM Environmental’s revenues decreased  39%  (to $2,803,000) in the three months ended March 31, 2025, compared with the same period in 2024. The decrease in revenues was almost entirely due to a decrease in the volume of sales of our pet odor product private labeled to a third party under the brand name "Pooph". Because the Pooph brand is owned and marketed by a third party, ONM Environmental has no control over its marketing and sales activity. Because the brand has only been on the market for three years, it is difficult to identify trends and uncertainties in sales volumes, especially so for longer periods of time. For the three months ending June 30, 2025, we expect a decrease in ONM Environmental’s revenues as compared with the same period in 2024.

Cost of Goods Sold (ONM Environmental)

ONM Environmental’s cost of goods sold includes costs of raw materials, contract manufacturing, and portions of depreciation, salaries and expenses related to the manufacturing and installation of its products. As a percentage of revenue, ONM Environmental’s costs of goods for the three months ended March 31, 2025, were 54% an increase of 1%, compared to the same period in 2024. The increase in cost of goods is consistent with the Pooph-branded product volume.

Selling, General and Administrative Expense (ONM Environmental)

ONM Environmental’s selling, general and administrative expenses ("SG&A") decreased 1% during the three months ended March 31, 2025, as compared with the same period in 2024. ONM Environmental's selling, general and administrative expenses are expected to remain consistent.

Operating Income (ONM Environmental)

ONM Environmental generated operating income of $956,000 in the three months ended March 31, 2025, compared to operating income of $1,798,000 for the three months ended March 31, 2024. The operating income for both periods was entirely dependent on the sale of Pooph branded products.

BLEST (engineering)

Revenue (BLEST)

Our engineering segment's (BLEST’s) revenues increased 152% (to $466,000), in the three months ended March 31, 2025, as compared with the same period in 2024. The increase in revenue in the three months ended March 31, 2025, is related to the new contracts to provide air quality control compliance services to additional U.S. Air Force bases, increasing its ongoing contract-based revenue to approximately $100,000 per month. These ongoing contracts are expected to continue provide a monthly base revenue, in addition to regular work for other clients.

In addition to providing services to third party clients, BLEST provides services for internal BioLargo projects. These services are billed internally, are considered intersegment revenue, and are eliminated in the consolidation of our financial statements. In the three months ended March 31, 2025, intersegment revenue for BLEST totaled $224,000 and for the three months ended March 31, 2024, intersegment revenue for BLEST totaled $171,000.

Cost of Revenues (BLEST)

BLEST’s cost of revenues includes employee labor, subcontracted costs and material costs. In the three months ended March 31, 2025, costs were 58% of revenues, versus 40% in the same period in 2024. The increase is related to increased costs on fixed fee contracts, compared to product sales attributed to the AEC project in Lake Stockholm New Jersey.

Selling, General and Administrative Expense (BLEST)

BLEST’s SG&A expenses were $330,000, in the three months ended March 31, 2025, compared to $203,000, in the three months ended March 31, 2024, the increase is due to additional employees. In June and July 2024, BLEST hired four additional full-time employees.

Operating Loss (BLEST)

BLEST incurred an operating loss of $378,000 in the three months ended March 31, 2025, compared to an operating loss of $445,000 in the three months ended March 31, 2024. This operating loss is reflective of the focus at BLEST on advancing internal BioLargo projects such as the Cellinity battery and AEC water treatment system. Our consolidated financial statements eliminate intersegment revenues. The decrease in operating loss was due to an increase in third party-revenues. Because BLEST had an operating loss, we invested cash during the quarter to maintain operations.

Clyra Medical

Clyra Medical has not yet begun commercial sales of its products and thus did not generate revenues in the three months ended March 31, 2025 or 2024. Historical revenues have been nominal. In the three months ended March 31, 2025, it incurred total costs and expenses of $1,315,000, which included $335,000 in research and development expenses. In the same period in 2024, total costs and expenses were $545,000, which included $121,000 in research and development expenses. The increases in costs and expenses is primarily related stock option expense recorded as selling, general and administrative expenses and product development costs. Management is not yet in a position to disclose when it believes Clyra will begin generating revenue.

BETI

BioLargo Energy Technologies, Inc. (BETI) is developing our Cellinity battery, and has not generated generate revenue. For the three months ended March 31, 2025, it incurred total costs and expenses of $94,000, which included $60,000 in research and development expenses. In the same period in 2024, total costs and expenses were $155,000, which included $80,000 in research and development expenses. We do not expect BETI to generate revenue in the near future as it continues its research and development activities.

BEST

BioLargo Equipment, Sciences and Technologies, Inc. (BEST) was formed in 2024 to commercialize BioLargo's proprietary water treatment equipment, including its PFAS removal device the AEC. As the first AEC sale occurred prior to the Company's formation, and the sales cycle for advanced water treatment systems is long, BEST has not yet generated revenues. We intend future water treatment projects to be contracted through BEST. During the three months ended March 31, 2025 and 2024 BEST incurred $58,000 and $66,000 in total expenses primarily related to sales and marketing activities.

Selling, General and Administrative Expense – consolidated

Our SG&A expenses include both cash (for example, salaries to employees) and non-cash expenses (for example, stock option compensation expense). For the three months ended March 31, 2025 consolidated SG&A increased 15% (to $2,559,000). The largest components of our SG&A expenses included (in thousands):

	Three Months Ended
	March 31, 2025	March 31, 2024
Salaries and payroll related	$1,054	$705
Professional fees	202	278
Consulting	402	479
Office expense	601	446
Sales and marketing	176	99
Investor relations	42	129
Board of director expense	82	89
Total Selling, General & Administrative	$2,559	$2,225

In the three months ended March 31, 2025, our non-cash expenses from the issuance of stock and stock options totaled $712,000 compared to $623,000 for the three and nine months ended March 31, 2024. This increased due to stock option issuances for previously issued stock options that expired during the three months ended March 31, 2025. The majority of this stock option expense is recorded in Consulting expense. Salaries and payroll related expense increased due to the addition of new employees; companywide, there are 44 full time employees. Professional fees decreased due less corporate activity related to new subsidiaries, private securities offerings for BioLargo and Clyra, and other organizational needs that required professionals. Investor relation expense decreased due to fewer trade show and investor events.

Research and Development

In the three months ended March 31, 2025, we spent $791,000 in the research and development of our technologies and products, of which $335,000 was through Clyra Medical. This was an increase of 1% and compared to the three months ended March 31, 2024. The increase is primarily due to work related preparing for (i) the commercialization of medical products, to (ii) the battery project, and (iii) the AEC. As these products mature, we expect the level of research and development to continue.

Interest expense

Our interest expense for the three months ended March 31, 2025, was $65,000 compared to interest expense of $12,000 in the three months ended March 31, 2024. The increase of interest expense is related to the Clyra Medical note payables related to capital expenditures.

Other Income and Expense

For three months ended March 31, 2025 and 2024, we had $6,000 and $0 of grant income. Grant income is primarily generated through our wholly owned Canadian subsidiary. The research grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income. Grant funds paid directly to third parties are not included as income in our financial statements.

Net Loss

Net loss for the three months ended March 31, 2025, was $1,921,000 a loss of $ (0.004) per share, compared to a net loss for the three months ended March 31, 2024, of $775,000, a loss of $ (0.001) per share. Our net loss for the three ended March 31, 2025, increased because of the decrease in revenue.

The net income (loss) per business segment is as follows (in thousands):

	Three Months Ended
	March 31, 2025	March 31, 2024
BioLargo corporate	$(815)	(1,247)
ONM	971	1,796
Clyra Medical	(1,398)	(553)
BLEST	(377)	(445)
BETI	(94)	(155)
BEST	(58)	(66)
BioLargo Canada	(150)	(105)
Net loss	$(1,921)	(775)

Clyra’s net loss in due primarily to the expense associated with  its efforts to launch products and build infrastructure to support sales activities.

Liquidity and Capital Resources

For the three months ended March 31, 2025, we generated revenues of $3,269,000 and had a net loss of $1,921,000. As of March 31, 2025, we had current assets of $7,218,000, of which $2,564,000 was cash and cash equivalents. For the three months ended March 31, 2025, we used $1,830,000 net cash used in operating activities. Our cash decreased $984,000 from December 31, 2024, and we had an increase of $1,077,000 in accounts receivable. As of March 31, 2025, we had current liabilities of $3,373,000, and working capital of $3,845,000. We and our partially owned subsidiaries continue to sell securities to ensure available working capital. We do not believe gross profits in the year ending December 31, 2025 will be sufficient to fund our current level of operations. We have been, and anticipate that we will continue to be, limited in terms of our capital resources, and expect to continue to need further investment capital to fund our business plans and investments in our new technologies. During the three months ended March 31, 2025, we and our subsidiaries received $885,000 from financing activities, including sales of stock and the issuance of note payables. The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to (i) continue to increase revenues, generate cash from operations, and/or generate cash from financing activities, (ii) convert assets such as our $4,208,000 in accounts receivable into cash; or, (iii) if necessary, reduce ongoing cash obligations by curtailing portions of our operations. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations—Comparison of the years ended December 31, 2024 and 2023

We operate our business in distinct business segments:

●	ONM Environmental, which manufactures and sells our odor and VOC control products and services, including our flagship product, CupriDyne Clean;
●

BLEST, which provides professional engineering services supporting our internal business units, advancing innovations like the AEC to remove PFAS contaminants from water, and serving outside clients on a fee for service basis;

●	Clyra Medical, which develops and sells medical products based on our technology;
●	BETI, which develops our battery technology;
●	BEST, which sells equipment based on our technology; and
●	BioLargo Canada, located in Edmonton, Alberta Canada, our primary research and development activities; and
●	Our corporate operations, which support the operating segments with legal, accounting, human resources, and other services.

Our consolidated revenue for the year ended December 31, 2024 was $17,779,000, which is a 45% increase over the same period in 2023. Services revenue increased 32% by $247,000, while revenue from product sales increased by 46%, $5,302,000. The increase in service revenues was related to additional engineering consulting service contracts. The increase in product revenues was almost entirely due to an increase in the volume of sales of private-label odor-control products, specifically the Pooph branded pet-odor product.

ONM Environmental

Our wholly-owned subsidiary ONM Environmental generates revenues through sales of our flagship product CupriDyne Clean, by providing design, installation, and maintenance services on the systems that deliver CupriDyne Clean at its clients’ facilities, and through sales of private-label products based on our CupriDyne Clean technology.

Revenue (ONM Environmental)

ONM Environmental’s revenues for the year ended December 31, 2024, were $15,597,000, an increase of $4,157,000 or 36% from the same period in 2023. The increase in revenues was almost entirely due to an increase in the volume of sales of private label odor-control products, specifically the Pooph branded pet-odor product (which increased by $3,976,000). Because Pooph is owned and marketed by a third party, ONM Environmental has no control over the marketing and sales activity or levels of the Pooph brand. Because the brand has only been on the market for three years, it is difficult to identify trends and uncertainties in sales volumes, especially so for longer periods of time. For the interim period ending March 31, 2025, as the first quarter of 2024 remains our highest recorded revenue period from Pooph, we expect a downturn in revenue in the comparative period. A reduction of revenue from sale of Pooph will adversely impact our company-wide revenue. (See the Risk Factor above titled “A significant portion of our revenue is concentrated with one customer.”)

Cost of Goods Sold (ONM Environmental)

ONM Environmental’s cost of goods sold includes costs of raw materials, contract manufacturing, and portions of depreciation, salaries and expenses related to the manufacturing and installation of its products. As a percentage of revenue, ONM Environmental’s costs of goods increased 4% in 2024 to 53%. The increase was related to normal price fluctuations for raw materials.

Selling, General and Administrative Expense (ONM Environmental)

ONM Environmental’s Selling, General and Administrative expense (“SG&A”) expenses were $1,357,000 in 2024, compared to $1,472,000 in 2023. We expect these expenses to remain approximately the same in 2025.

Operating Income (ONM Environmental)

ONM Environmental generated operating income of $5,920,000 in 2024, compared to an operating income of $4,335,000 in 2023. The increase in operating income is due almost entirely to an increase in the sales of its Pooph branded pet odor product. As the marketing and sales of that product is in the sole control of a third party, we have no way of determining whether these sales will decrease or increase in the current year and thus have no way to determining whether ONM Environmental will have an operating income in the current year.

BLEST (engineering division)

Revenue (BLEST)

BLEST generated $2,182,000 of revenue from third parties in 2024, compared to $770,000 in 2023, representing a 183% increase from the prior year. In addition to providing service to third party clients, BLEST provides services to BioLargo and its subsidiaries for internal BioLargo projects. These services are billed internally, are considered intersegment revenue, and are eliminated in the consolidation of our financial statements.  The increase in third party revenue in 2024 as compared to 2023 is a result of $878,000 of revenue recognized in the second quarter of 2024 from the sale of AEC water treatment equipment. In the year ended December 31, 2024, intersegment revenues totaled $1,015,000 compared to $1,627,000 in 2023.  Intersegment revenue is primarily used to further engineer and develop our AEC PFAS treatment system and battery technology.

Cost of Goods Sold (BLEST)

BLEST’s cost of goods includes employee labor, materials, as well as subcontracted labor costs. In 2024, its cost of goods were 74% of its revenues, versus 51% in 2023.  The increase is related to increased costs on fixed fee contracts, and work attributed to the AEC water treatment equipment. We expect the cost of services to remain consistent in 2025 based on the contracts currently in progress.

Selling, General and Administrative Expense (BLEST)

BLEST's SG&A expenses were $872,000 in 2024, compared to $722,000 in 2023, due to increased head-count related expenses. We expect these expenses remain consistent in 2025 based on the contracts currently in progress.

Operating Loss (BLEST)

BLEST had an operating loss of $1,453,000 in 2024, compared to an operating loss of $1,619,000 in 2023. This operating loss is reflective of the focus at BLEST on internal BioLargo projects. While we are unable to record revenues generated from services by the engineering group to other BioLargo operating divisions for important projects such as the development of the AOS and AEC technologies, it is important to note that its net loss would be eliminated if it were selling these services to a third party at fair market value. Because the subsidiary had a net loss, we invested cash during the year to allow it to maintain operations.

Clyra Medical

Clyra Medical has not yet begun commercial sales of its medical products and thus has not generated revenues in 2024; past revenues have been nominal. In 2024, Clyra had an operating loss totaling $3,324,000, which included $827,000 in research and development expenses.  In the same period in 2023, operating loss totaled $2,102,000, which included $335,000 in research and development expenses. The increases in costs and expenses is related to product development. Management is not yet in a position to disclose when Clyra will begin generating revenue.

BETI

BioLargo Energy Technologies, Inc., (BETI) is focused on development of our Cellinity battery, and has not generated generate revenue. In 2024, BETI had an operating loss totaling $642,000, which included $379,000 in research and development expenses.  In the same period in 2023, the operating loss totaled $1,179,000, which included $1,043,000 in research and development expenses. We do not expect BETI to generate revenue in the near future as it continues its research and development activities.

BEST

BioLargo Equipment, Sciences and Technologies, Inc. (BEST), was formed in 2024 to commercialize BioLargo's proprietary water treatment equipment, including its PFAS removal device the AEC. As the first AEC sale occurred prior to the Company's formation, and the sales cycle for advanced water treatment systems is long, BEST has not yet generated revenues. We intend future water treatment projects to be contracted through BEST. During 2024 BEST had an operating loss totaling $273,000.

Selling, General and Administrative Expense – consolidated

Our SG&A expense include both cash (for example, salaries to employees) and non-cash expenses (for example, stock option compensation expense). Our consolidated SG&A increased by 15% ($1,244,000) in the year ended December 31, 2024, to $9,302,000. Our non-cash expenses (through the issuance of stock and stock options) were $2,479,000 in 2024, compared with $2,508,000 in 2023. Our SG&A expenses included (in thousands):

	December 31, 2024	December 31, 2023
Salaries and payroll related	$3,276	$2,746
Professional fees	944	703
Consulting	1,503	1,413
Office expense	2,186	1,853
Board of director expense	422	434
Sales and marketing	494	481
Investor relations	477	428
Total	$9,302	$8,058

The increases in salaries and payroll related is primarily due to the fair value of the stock options issued.  The increase in professional fees, consulting, office expense, sales and marketing and investor relations were due to increased activities and revenues, including new projects such as the liquid sodium battery. Office expense increased due to an increase in square footage of rented space and an increase in general office expenses related to expanded operations. Board of director expense was consistent with prior year activity.

Impairment Expense

During each of the years ended December 31, 2024 and 2023, management recognized $0 and $394,000, respectively, impairment of Clyra’s prepaid marketing asset (see Note 10).

Research and Development

In the year ended December 31, 2024, we spent $2,882,000 in the research and development of our technologies and products. This was an increase of 26% ($600,000) compared to 2023, due to increased activity related to medical product development, our AEC water filtration and Cellinity battery products.

Other Income and Expense

Primarily through our wholly owned Canadian subsidiary, we have been awarded more than 90 research grants over the years from various public and private agencies, including the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP), the National Science and Engineering Research Council of Canada (NSERC), and the Metropolitan Water District of Southern California’s Innovative Conservation Program “ICP”. The research grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income. The amount of grant income decreased $10,000 in the year ended December 31, 2024, to $26,000. Grant funds paid directly to third parties are not included as income in our financial statements.

Interest expense

Our interest expense for the year ended December 31, 2024, was $33,000, a decrease of 64% compared with 2023. The significant decrease in interest expense is related to reduced debt and our interest income, offsetting the interest expense.  We expect our interest expense to increase in 2025 as compared with 2024 due to increased debt obligations at Clyra Medical.

Net Loss

Net loss for the year ended December 31, 2024, was $4,347,000 a loss of $0.01 per share, compared to a net loss for the year ended December 31, 2023, of $4,648,000 a loss of $0.01 per share, a decrease in net loss of 6%. Our net loss this year declined because of the increase in gross margin related to the increase in our revenues, offset by an increase of selling, general and administrative expense.

The net income (loss) per business segment is as follows (in thousands):

	Year ended	Year ended
Net income (loss)	December 31, 2024	December 31, 2023
ONM Environmental	$5,951	$4,329
BLEST	(1,356)	(1,619)
Clyra Medical	(3,490)	(2,097)
BioLargo Canada	(504)	(713)
BETI	(642)	(1,179)
BEST	(273)	—
BioLargo corporate	(4,033)	(3,369)
Consolidated net loss	$(4,347)	$(4,648)

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. During the year ended December 31, 2024, we generated revenues of $17,779,000, had a net loss of $4,347,000, and used $3,206,000 cash in operations. At December 31, 2024, we had working capital of $4,489,000, and current assets of $7,137,000. We do not believe gross profits in the year ending December 31, 2025 will be sufficient to fund our current level of operations. We have been, and anticipate that we will continue to be, limited in terms of our capital resources. As of December 31, 2024, our cash and cash equivalents totaled $3,548,000, and our total liabilities included $1,079,000 in debt obligations, of which $838,000 were owed by Clyra Medical. Of this remaining amount, $ 552,000 is due within one year. Therefore, we intend to continue to raise investment capital through the sale of our securities and the securities of our subsidiaries. To meet our cash obligations during the year-ended December 31, 2024, we (i) sold $260,000 of our common stock to Lincoln Park Capital Fund, LLC (“Lincoln Park”) (see Note 3), (ii) sold $334,000 of our common stock and warrants to accredited investors (see Notes 3 and 6), (iii) sold $2,005,000, of Clyra Medical common stock (see Note 10), and (iv) sold $50,000 of BETI common stock (see Note 9). To reduce our operational cash burdens, we regularly issue officers and vendors stock or options in lieu of cash and anticipate that we will continue to be able to do so in the future.

The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to continue to rely on our agreement with Lincoln Park or other private financings, and in the long term, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of offerings of debt with equity or derivative features which include the valuation of the warrant component, any beneficial conversion feature and potential derivative treatment, and share-based payments. We base our estimates on anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results of the Company reports in its consolidated financial statements.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, on January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, ONM and BLEST. ONM identifies its contract with the customer through a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. ONM recognizes revenue at a point in time when the order for its goods are shipped if its agreement with the customer is FOB ONM’s warehouse facility, and when goods are delivered to its customer if its agreement with the customer is FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order. ONM also installs misting systems for which it bills on a time and materials basis. It identifies its contract with the customer through a written purchase order in which the details of the time to be billed and materials purchased and an estimated completion date. The performance obligation is the completion of the installation. Revenue is recognized in arrears as the work is performed.

BLEST identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed. BLEST’s contracts typically call for invoicing for time and materials incurred for that contract. A few contracts have called for milestone or fixed cost payments where BLEST bills an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option model, and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

The warrant relative fair values are also recorded as a discount to the convertible promissory notes. At present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

Share-based Payments

It is the Company’s policy to expense share-based payments as of the date of grant or over the term of the vesting period in accordance with Auditing Standards Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities.

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2024 and 2023, approximate their respective fair values because of the short-term nature of these instruments. Such instruments include cash, accounts receivable, prepaid assets, accounts payable, line of credit, and other assets and liabilities. The carrying amount of debt instruments are believed to approximate fair value as the stated interest rates are reflective of the prevailing market rates.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies – Recent Accounting Pronouncements”, for the applicable accounting pronouncements affecting the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dennis P. Calvert	62	President, CEO, Chairman, Director
Charles K. Dargan II	70	Chief Financial Officer
Kenneth R. Code	78	Chief Science Officer, Director
Joseph L. Provenzano	56	Vice President of Operations, Corporate Secretary, Director
Dennis E. Marshall(2)(3)(4)	82	Director
Jack B. Strommen	55	Director
Linda Park(1)(2)(3)	47	Director
Christina Bray(1)(5)(6)	37	Director

______________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Corporate Governance Committee

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in on the board and in executive positions for our subsidiaries. Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. Mr. Calvert was appointed by the Secretary of Commerce of the United States to serve on the Environmental Technology Trade Advisory Committee (ETTAC) for a two-year commission starting January 2025. He was also appointed as the Chairman of the Enabling Innovative Technology Subcommittee reporting to ETTAC. Mr. Calvert also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a Director and as Co-Chair of the Energy Committee and the Water Committee of Sustain SoCal, a trade association that seeks to promote economic growth in the Southern California clean technology industry. He also serves on the Board of Directors at TMA Bluetech, a leading regional water cluster promoting science-based ocean water industries. He serves on the leadership board at Water UCI, which is an interdisciplinary center in the School of Social Ecology at the University of California- Irvine, that facilitates seamless collaboration across schools, departments, and existing research centers around questions of fundamental and applied water science, technology, management, and policy. He is also an Eagle Scout. He is married and has two grown children. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and President of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both small capitalization public and middle market private companies in all phases of their business life cycle. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two other investment banking firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is also a CPA (inactive) and CFA.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of our subsidiary, ONM Environmental, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of BioLargo's patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Jack B. Strommen has been a director since June 2017, and is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the owner of PD Instore, an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies.

Linda Park joined our board of directors in November 2022. She is currently the Senior Vice President, Associate General Counsel and Corporate Secretary of Edwards Lifesciences Corporation, a global leader of patient-focused innovations for structural heart disease and critical care monitoring.  Ms. Park is a member of the Senior Leadership Team and has been a member of the board of directors of the Edwards Lifesciences Foundation since January 2022. Her current practice includes corporate governance, regulatory compliance, legal disputes, investigations, employment-related matters, general corporate and corporate impact. Prior to joining Edwards, from June 2013 to October 2017, she served as Assistant General Counsel of Western Digital Corporation, a company creating breakthrough innovations and powerful data storage solutions that enable the world to actualize its aspirations.  From September 2003 to June 2013, Ms. Park worked in private practice, including at the firms of Latham & Watkins, LLP and Gibson, Dunn & Crutcher LLP in New York City where she advised issuer and investment banking clients on corporate and securities matters, mergers and acquisitions, bank financings and capital markets, including initial public offerings.  Ms. Park has 20 years of experience counseling public companies and advancing organizations’ corporate governance and strategic goals; she is an active partner and thought leader on environmental, social and corporate governance (ESG) issues.  Ms. Park holds a Bachelor of Arts degree from Johns Hopkins University and a Juris Doctor from Duke University School of Law. We believe that Ms. Park’s broad corporate governance, securities, sustainability and M&A knowledge gives her the qualifications, expertise and skills to serve as a director.

Christina Bray joined our board of directors in November 2022. She is currently CEO of BlueDot Energies, Inc., a company founded in January 2021 that designs, builds and manages electrical vehicle charging stations. From January 2021 to February 2022, she was the manager of Strategic Partnerships at Sunlight Financial in New York, a provider of point-of-sale financing to homeowners and contractors for solar systems and home improvements. From September 2018 to January 2021, she was President of PGC Bancorporation, which was an acquisition vehicle for community banks in the Western states. From November 2016 to September 2018, she was Assistant Vice President of Alpine Bank in Boulder Colorado, where she controlled a $100 million commercial loan portfolio and underwrote in excess of $120 million in loans. From October 2015 to November 2016, she was a manager at Beaver Creek Sports in Avon Colorado. From September 2013 to October 2015, she was a key leader and community manager for lululemon in New Orleans, LA where she developed sales and market development strategies for a team of 20. From August 2012 to September 2013 she was office manager at MBA Financial Services in Boulder Colorado - a boutique private wealth management firm. Ms. Bray has a Bachelor of Arts from Yale University in Modern Middle Eastern Studies, and a Master of Arts in Military History from Norwich University in Vermont. We believe that Ms. Bray’s financial experience and entrepreneurial experience give her the qualifications, expertise and skills to serve as a director.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this prospectus.

Director Independence

Our board of directors has determined that each of Mr. Marshall, Mr. Strommen, Ms. Park, and Ms. Bray are independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. Our board of directors has determined that neither Mr. Calvert, Mr. Provenzano, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, Mr. Provenzano, nor Mr. Code serve on any committee of our board of directors.

Meetings of our Board of Directors

Our board of directors held four meetings during 2024 and acted via unanimous written consent two times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at each of the August and November 2024 quarterly board meetings, and one at the August and November 2024 audit committee meetings. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director

Our board of directors held four meetings during 2023, and acted via unanimous written consent two times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at each of the August 2023 and November 2023 quarterly board meetings, and one at the November 2023 audit committee meeting. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with our Board of Directors

The following procedures have been established by our board of directors to facilitate communications between our stockholders and our board of directors:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to our board of directors or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which our board of directors has identified as correspondence which may be retained in our files and not sent to directors. Our board of directors has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of our board of directors for inspection. At least once each year, the Corporate Secretary will provide to our board of directors a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders also may communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

All the reporting mechanisms also are posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of our Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2021 and continues to serve in that capacity. Linda Park and Christina Bray joined the Audit Committee in November 2022. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The Audit Committee met four times in 2024 and four times in 2023.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. Linda Park has served as Chairman since November 2022. Mr. Marshall and Ms. Bray also serve on the Compensation Committee. The Compensation Committee acted by consent three times during 2024 and once during 2023.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2024 or 2023 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the Board, to make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the Board and its committees, to review all director compensation and benefits, to review, approve and oversee related party transactions, to develop and recommend director independent standards, and to develop and recommend a Company code of conduct, to investigate any alleged breach and enforce the provisions of the code. Since November 2022, the committee has been comprised of Christina Bray, as chairperson, and Mr. Marshall and Ms. Park. This committee did not meet in 2024 or 2023.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Leadership Structure of our Board of Directors

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. The board has four independent directors who provide active and effective oversight of our strategic decisions: Dennis Marshall, Jack Strommen, Linda Park and Christina Bray. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

Our Board of Directors’ Role in Risk Oversight

As a smaller reporting company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our board of directors. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our Company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our Company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Compensation Committee Interlocks and Insider Participation

During the years ended December 31, 2023 and 2024, the Compensation Committee consisted of three members – Christina Bray, Linda Park, and Dennis Marshall, neither of whom have ever been an employee or officer of the Company, and neither of whom have had transactions with the Company that would require disclosure under Item 404 of Regulation S-K (see “Transactions with Related Parties”, below). Each of Ms. Park and Ms. Bray received options upon their election to the Board, and each of the independent board members receive stock options as payment of fees for their service on the Board each quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the years ended December 31, 2024 and 2023.

Family Relationships

There are no family relationships among the directors and executive officers of our Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our Company in all capacities for the fiscal years ended December 31, 2023, and 2024, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)	Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,
Chairman, Chief Executive Officer and President	2023	$288,603	(2)	$—	$—		$27,900	(3)	$316,593
	2024	$288,603		$—	$—		$29,349		$317,952
Kenneth R. Code,
Chief Science Officer	2023	$288,603	(5)	$—	$—		$12,600	(4)	$301,203
	2024	$288,603		$—	$—		$12,600		$301,203
Charles K. Dargan
Chief Financial Officer	2023	$—		$—	$140,850	(5)	$—		$140,850
	2024	$—		$—	$233,850		$—		$233,850
Joseph Provenzano,
Corporate Secretary; President ONM Environmental, Inc.	2023	$199,277	(6)	$25,000	$10,085	(7)	$24,289	(3)	$258,651
	2024	$193,772		$—	$—		$67,679		$261,451

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date if the award is fully vested at grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)	In 2023 and 2024 the employment agreement for Mr. Calvert provided for a base salary of $288,603, other compensation for health insurance and an automobile allowance. During the year ended December 31, 2023, Mr. Calvert agreed to forego $17,189 of cash compensation due to him and accept 101,110 shares of our common stock in lieu thereof, at $0.17 per share. See “Employment Agreements—Dennis Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3)	Includes health insurance premiums, automobile allowance, and bonus.

(4)	In 2023 and 2024 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During the year ended December 31, 2023, Mr. Code agreed to forego $32,456 of cash compensation due to him and accept 190,919 shares of our common stock in lieu thereof, at $0.17 per share. During the year ended December 31, 2024, Mr. Code agreed to forego $9,450 of cash compensation due to him and accept 41,087 shares of our common stock in lieu thereof, at $0.23 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(5)	Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the years ended December 31, 2023 and 2024. During 2023, Mr. Dargan received options to purchase 800,000 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.18 - $0.20 per share, the closing price of our common stock on the grant date. During 2024, Mr. Dargan received options to purchase 1,000,000 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.24 - $0.27 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)	In 2023 and 2024, the employment agreement for Mr. Provenzano provided for a base salary of $199,772 and $193,772, respectively, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)	During 2023, Mr. Provenzano received additional options to purchase 124,051 shares of the Company’s common stock at an exercise price of $0.23 per share, the closing price of our common stock on the grant date. During 2023, Mr. Provenzano received additional options to purchase 60,435 shares of the Company’s common stock at an exercise price range of $0.17 - $0.20, per share. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Outstanding Equity Awards at Fiscal Year-End” below for more details. During 2024, Mr. Provenzano received $50,000 as a bonus.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, we entered into an employment agreement with our President and Chief Executive Officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms; Mr. Calvert continues to serve as the Company's President and Chief Executive Officer. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our Company or interfere with any business relationship of our Company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year.

On March 21, 2023, we and our Chief Financial Officer Charles K. Dargan, II formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of March 21, 2023 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2024 (the “Extended Term”), after which time Mr. Dargan will continue to serve as CFO, unless and until either party terminates the agreement.

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the Extended Term, with 25,000 shares having vested as of March 21, 2023, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2023, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.20 per share, the closing price of BioLargo’s common stock on the March 21, 2023 grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

On  August 13, 2024, we and Mr. Dargan agreed to extend the term of his engagement agreement dated  February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as our Chief Financial Officer. The Engagement Extension Agreement dated August 13, 2024 (the “2024-2025 Agreement”) commenced February 1, 2024, and expired January 31, 2025 (the “2024-25 Term”). As the sole compensation for the 2023-24 Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock (this issuance is included in the total identified in (iv) above). The Option vests over the period of the Extended Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the August 13, 2024, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the 2024-25 Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the 2024-25 Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). The 2024-25 Agreement includes a provision that it automatically renews upon its January 31, 2025 expiration, and each expiration thereafter, unless terminated. All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes. Upon each renewal of the agreement, Mr. Dargan will be issued an option to purchase 300,000 shares, at an exercise price equal to the closing price of the Company's common stock on the prior business day, vesting over one year.

On January 31, 2025, the Engagement Agreement with our Chief Financial Officer Charles K. Dargan, II automatically extended for a one-year period to expire January 31, 2026 (the “2025-26 Term”). As the sole compensation for the 2025-26 Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock. The Option vests over the period of the extended term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.2536 per share, the closing price of BioLargo’s common stock on the last trading day of January 2025, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Plan.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary. On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement for Mr. Provenzano, and granted to him an incentive stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Incentive Plan (“Plan”). As set forth in the Plan, the exercise price of the Option is equal to the closing price of the Company’s common stock on the May 28 grant date, at $0.17 per share. The shares in the Option vest in five in equal increments over five years, and the Option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Committee also granted Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. On June 18, 2019, the other terms of his employment agreement were finalized and a document fully executed. Although fully executed on June 18, 2019, the employment agreement is effective as of May 28, 2019, to reflect Option grant date.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary ONM Environmental. Mr. Provenzano’s base compensation will remain at his current rate of $170,000 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the Company uses in Company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Provenzano Employment Agreement has a term of five years. His employment under the terms of the agreement have continued after its termination. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Director Compensation

Each director who is not an officer or employee of our Company receives a quarterly retainer of $15,000, and committee chairpersons receive an additional $3,750 per quarter. In lieu of cash payments, on the last day of each calendar quarter, each director is issued an option to purchase our common stock at an exercise price equal to the closing price of the Company’s common stock on the last trading day of the quarter. The number of shares purchasable under each option is the dollar amount owed to the director divided by the exercise price of the option.

The following table sets forth information for the year ended December 31, 2024, regarding compensation of our non-employee directors. Directors employed by the Company do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash	Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$—	$148,541	(1)	—	—	$148,541
Jack B. Strommen	$—	$42,442	(2)	—	—	$42,442
Christina Bray	$—	$51,273	(3)	—	—	$51,273
Linda Park	$—	$51,273	(4)	—	—	$51,273

(1)	In 2024, Mr. Marshall earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Audit Committee. This amount was paid quarterly by the issuance of stock options to Mr. Marshall as follows: (i) on March 31, 2024, an option to purchase 53,571 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 73,529 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 81,522 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 98,684 shares of our common stock at $0.19 per share. Additionally, pursuant to a program put in place by our Board of Directors, Mr. Marshall was issued options to purchase 364,584 shares of our common stock at exercise prices between $0.19 - $0.32 per share, to replace an option that expired on that date. The amount in the table above reflects the aggregate fair value of the foregoing options.

(2)	In 2024, Mr. Strommen earned director fees of $15,000 each quarter, for a total of $60,000. This amount was paid quarterly by the issuance of stock options to Mr. Strommen as follows: (i) on March 31, 2024, an option to purchase 42,857 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 58,824 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 65,217 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 78,947 shares of our common stock at $0.19 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(3)	In 2024, Ms. Bray earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Nominating/Corporate Governance Committee. This amount was paid quarterly by the issuance of stock options to Ms. Bray as follows: (i) on March 31, 2024, an option to purchase 53,571 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 73,529 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 81,522 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 98,684 shares of our common stock at $0.19 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(4)	In 2024, Ms. Park earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Compensation Committee. This amount was paid quarterly by the issuance of stock options to Ms. Park as follows: (i) on March 31, 2024, an option to purchase 53,571 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 73,529 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 81,522 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 98,684 shares of our common stock at $0.19 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our Company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms.

We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

No pending litigation or proceeding involving a director, officer, employee or other agent of our Company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our Company.

See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2024.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2024 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert
	3,731,322	--	--	$0.45	$0.45	May 2, 2027
	65,000	--	--	$0.22	$0.22	September 19, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	343,571	--	--	$0.14	$0.14	May 1, 2030
Charles K. Dargan II
	300,000	--	--	$0.57	$0.57	September 30, 2025
	300,000	--	--	$0.69	$0.69	February 10, 2027
	300,000	--	--	$0.39	$0.39	December 31, 2027
	300,000	--	--	$0.22	$0.22	January 16, 2029
	79,000	--	--	$0.22	$0.22	September 19, 2029
	400,000	--	--	$0.21	$0.21	February 25, 2030
	27,500	--	--	$0.21	$0.21	February 25, 2030
	25,000	--	--	$0.14	$0.14	May 01, 2030
	214,286	--	--	$0.14	$0.14	May 01, 2030
	5,000	--	--	$0.16	$0.16	June 30, 2030
	5,000	--	--	$0.15	$0.15	September 30, 2030
	2,500	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.15	$0.15	September 30, 2030
	7,500	--	--	$0.12	$0.12	December 31, 2030
	300,000	--	--	$0.23	$0.23	March 17, 2031
	32,500	--	--	$0.18	$0.18	May 21, 2031
	127,500	--	--	$0.23	$0.23	March 31, 2032
	150,000	--	--	$0.18	$0.18	June 30, 2032
	205,000	--	--	$0.17	$0.17	December 28, 2032
	300,000	--	--	$0.20	$0.20	March 31, 2033
	500,000	--	--	$0.18	$0.18	July 17, 2033
	700,000	--	--	$0.24	$0.24	June 23, 2034
	300,000	--	--	$0.21	$0.21	August 13, 2034
Kenneth R. Code
	65,000	--	--	$0.22	$0.22	September 19, 2029
	343,571	--	--	$0.14	$0.14	May 01, 2030
Joseph L. Provenzano
	100,000	--	--	$0.45	$0.45	October 23, 2027
	1,000,000	39,860	39,860	$0.17	$0.17	May 28, 2029
	32,500	--	--	$0.22	$0.22	September 18, 2029
	50,000	--	--	$0.14	$0.14	May 01, 2030
	202,110	--	--	$0.14	$0.14	May 01, 2030
	74,051	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.18	$0.18	May 21, 2031
	38,584	--	--	$0.22	$0.22	January 3, 2032
	124,051	--	--	$0.23	$0.23	March 31, 2032

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of June 4, 2025, including rights to acquire beneficial ownership of shares of our common stock within 60 days of June 4, 2025, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(3)	25,540,066	7.9%
Dennis P. Calvert(4)	14,049,937	4.3%
Jack B. Strommen(5)	6,993,865	2.2%
Dennis E. Marshall(6)	4,951,621	1.5%
Charles K. Dargan II(7)	4,921,030	1.5%
Joseph L. Provenzano(8)	3,442,038	1.1%
Linda Park(9)	1,337,843	0.4%
Christina Bray(10)	959,981	0.3%
All directors and officers as a group (8 persons)	62,196,381	19.2%

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(1)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for Charles K. Dargan II, whose address is 18841 NE 29th Avenue, Suite 700, Aventura, FL 33180.

(2)

Our Company has only one class of stock outstanding. The sum of 304,499,776 shares of common stock outstanding as of June 4, 2025, and 19,914,483 shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 22,139,012 shares owned indirectly by Mr. Code issued to IOWC Technologies, Inc. in connection with the acquisition by our Company of certain intellectual property and other assets in April 2007. Includes 408,571 shares issuable to Mr. Code upon exercise of options.

(4)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 4,189,893 shares issuable to Mr. Calvert upon exercise of options.

(5)	Includes 2,114,886 shares issuable to Mr. Strommen upon exercise of options.

(6)	Includes 4,691,589 shares issuable to Mr. Marshall upon exercise of options.

(7)	Includes 4,730,786 shares issuable to Mr. Dargan upon exercise of options.

(8)	Includes 1,671,296 shares issuable to Mr. Provenzano upon exercise of options.

(9)	Includes 959,981 shares issuable to Ms. Park upon exercise of options, and 187,500 shares upon exercise of warrants.

(10)	Includes 959,981 shares issuable to Ms. Bray upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Company has adopted a policy that all transactions between our Company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our Company than could be obtained from unaffiliated third parties.

Our officers and board members routinely forego cash compensation in lieu of receiving common stock or options to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables. These transactions are routinely under the threshold for disclosure.

The following information discloses any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are proposed to be a participant and the amount involved exceeds $120,000 or 1% of the average of our total assets over the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest: none.

DESCRIPTION OF CAPITAL STOCK

As reflected in the Certificate of Incorporation, as amended August 30, 2022, our authorized capital stock consists of 550,000,000 shares of common stock, par value $0.00067 per share, and 50,000,000 shares of preferred stock, par value $0.00067 per share.

Authorized and Issued Stock
	Number of shares at June 4, 2025
Title of Class	Authorized	Outstanding	Reserved(1)

Common stock, par value $0.00067 per share	550,000,000	304,499,776	155,922,739

Preferred stock, $0.00067 par value per share	50,000,000	-0-	-0-

(1) Number of reserved shares include the shares registered in this offering.

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our Company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of shares of common stock that have been or may be issued upon exercise of issued and outstanding warrants. The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they have acquired upon exercise of the warrants. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of June 4, 2025. Except for Linda Park, none of the selling stockholders, nor any of their affiliates, has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates, other than as indicated in the table below. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. Percentages are based on 334,786,249 shares, which is comprised of 304,499,776 shares outstanding as of June 4, 2025, plus 30,286,473 shares that would be issued upon exercise of the warrants by the Selling Stockholders.

Selling Shareholder	FN	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
ADFN LLC	(1)	1,584,107	*	878,688	*
Allen K. Carlson	(2)	789,474	*	526,316	*
Bauer Bros. Farms Inc.	(3)	394,737	*	263,158	*
Benjamin Burich Smith Trust Benjamin B. Smith, Trustee	(4)	1,184,211	*	789,474	*
Bruce Hankerson, Trustee Bruce L Hankerson Rev Trst dtd 7/27/23	(5)	3,907,660	*	2,157,896	*
Bruce L. Evans and Kathryn M. Evans	(6)	1,174,545	*	454,545	*
C1P Solutions	(7)	836,201	*	131,579	*
Christopher M. Rathman	(8)	7,149	*	7,149	*
Clifford Sarkin	(9)	526,316	*	263,158	*
Daniel Linder	(10)	281,855	*	125,000	*
David Sykora	(11)	263,158	*	131,579	*
Donald Seitz	(12)	630,019	*	131,579	*
Elizabeth Stowell	(13)	1,000,500	*	500,000	*
Gideon Akande	(14)	331,255	*	151,515	*
Gordon Holmes	(15)	1,939,394	*	1,878,788	*
Howard Isaacs	(16)	151,515	*	151,515	*
J. Michael Johnston	(17)	316,346	*	156,250	*
James Hilbert	(18)	957,502	*	263,158	*
James W. Wilde, Trustee James W. Wilde Revocable Trust	(19)	263,158	*	263,158	*
Jeffrey Walters	(20)	286,527	*	138,889	*
Jeremy Diller	(21)	354,379	*	352,941	*
Jerry Clark	(22)	263,158	*	263,158	*
John Bonutto	(23)	1,250,104	*	625,000	*
Jon Eickstead	(24)	668,311	*	315,790	*
Joseph P. Sullivan	(25)	164,474	*	164,474	*
Julie A. Rumble	(26)	7,149	*	7,149	*
Kael C. Brown	(27)	7,149	*	7,149	*
Kevin A. Berg and Jennifer C. Berg	(28)	555,790	*	315,790	*

Kevin MacGinnon and Hanna T. Piech, JT	(29)	151,515	*	151,515	*
Kristie Bergstrom	(30)	263,158	*	131,579	*
Larry R. Carlson	(31)	829,474	*	526,316	*
Lawrence Greaves, trustee Greaves Family Trust	(32)	1,538,462	*	1,538,462	*
LGH Investments, LLC	(33)	285,714	*	285,714	*
Lincoln Park Capital Fund, LLC	(34)	2,198,142	*	2,198,142	*
Linda Park	(35)	377,862	*	187,500	*
Lisa A. Newman	(36)	7,149	*	7,149	*
Mai Ta	(37)	133,333	*	133,333	*
Mark Bjorg	(38)	2,004,620	*	1,157,894	*
Mark S. Lewis	(39)	7,149	*	7,149	*
Martin J. Stassel, Trustee The Stassel Family Trust dtd 9/27/2017	(40)	342,105	*	250,000	*
Matthew F. Moore	(41)	654,948	*	303,030	*
Michael and Elisabeth Flood LivTrust dtd 9/14/2017	(42)	682,685	*	315,790	*
Michael Feldman	(43)	625,000	*	312,500	*
Michael Jones, Trustee The Jones-Wagner Family Trust	(44)	333,333	*	333,333	*
Michael McCormick and Tracy L. Fenney	(45)	375,790	*	315,790	*
Michael Salmen	(46)	700,790	*	315,790	*
Mike Matuz	(47)	1,025,641	*	1,025,641	*
Neil Kapoor	(48)	526,316	*	263,158	*
Pardev Holdings LLC	(49)	263,158	*	131,579	*
ParMed Holdings LLC	(50)	263,158	*	131,579	*
Peter Hauser	(51)	156,250	*	156,250	*
Peter Lange Brakke	(52)	1,362,750	*	562,250	*
Peter Schultz, Tte, Sunshine and Rain Asset Management Irrevocable Trust	(53)	2,341,294	*	1,000,000	*
Rainer Julian Lipski	(54)	4,352,169	1.2%	849,415	*
Randy L. Hines	(55)	50,000	*	50,000	*
Raymond Pronto	(56)	1,955,779	*	312,500	*
Richard J. Charter	(57)	1,214,940	*	138,889	*
Ronald E. Tendler, Trustee Tendler Family Trust	(58)	312,500	*	156,250	*
Russell S. King	(59)	171,580	*	171,580	*
Ryan and Lisa Aufforth	(60)	319,579	*	263,158	*
Sarah M. Wisniewski	(61)	7,149	*	7,149	*
Scott Vivian	(62)	1,025,641	*	1,025,641	*
Scott Walker	(63)	1,052,632	*	526,316	*
Sean J. Hunter	(64)	8,995,227	2.6%	1,652,113	2.1%
Stephen T. Steiner	(65)	606,060	*	303,030	*
Steve S. Helms	(66)	895,417	*	151,515	*
Steven E. Kvistad TTEE, Steven E. Kvistad Trust Dtd. 9/14/2021	(67)	263,158	*	263,158	*
Steven Nelson, Louise Nelson JT TEN/WROS	(68)	263,158	*	263,158	*

Tangiers Global, LLC	(69)	468,750	*	468,750	*
Ted Storlie	(70)	394,737	*	263,158	*
The Ted M Butler and Kathleen V Butler Living Trust UAD 8/14/97	(71)	1,397,817	*	416,667	*
Tysadco Partners	(72)	3,188,524	1.2%	2,833,333	*
Vincent Severino, trustee Severino Family Trust	(73)	658,498	1.7%	625,000	*
Voyager Biotech Fund I, LLC	(74)	613,333	*	613,333	*
Zack Derelioglu	(75)	772,351	*	378,048	*

* Less than one percent.

(1) Shares beneficially owned before this offering include warrants to purchase 878,688 shares of common stock held by ADFN LLC. Frederick Nielsen is deemed the beneficial owner(s) of the shares and warrants held by ADFN LLC.

(2) Shares beneficially owned before this offering include warrants to purchase 263,158 shares of common stock held by Allen K. Carlson.

(3) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Bauer Bros. Farms Inc.. Glen Bauer and Duane Bauer are deemed the beneficial owner(s) of the shares and warrants held by Bauer Bros. Farms Inc..

(4) Shares beneficially owned before this offering include warrants to purchase 394,737 shares of common stock held by Benjamin Burich Smith Trust Benjamin B. Smith, Trustee. Benjamin B. Smith is deemed the beneficial owner(s) of the shares and warrants held by Benjamin Burich Smith Trust Benjamin B. Smith, Trustee.

(5) Shares beneficially owned before this offering include warrants to purchase 1,078,948 shares of common stock held by Bruce Hankerson, Trustee Bruce L Hankerson Rev Trst dtd 7/27/23. Bruce L. Hankerson is deemed the beneficial owner(s) of the shares and warrants held by Bruce Hankerson, Trustee Bruce L Hankerson Rev Trst dtd 7/27/23.

(6) Shares beneficially owned before this offering include warrants to purchase 454,545 shares of common stock held by Bruce L. Evans and Kathryn M. Evans.

(7) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by C1P Solutions. Julius Argumedo is deemed the beneficial owner(s) of the shares and warrants held by C1P Solutions.

(8) Shares beneficially owned before this offering include warrants to purchase 7,149 shares of common stock held by Christopher M. Rathman.

(9) Shares beneficially owned before this offering include warrants to purchase 263,158 shares of common stock held by Clifford Sarkin.

(10) Shares beneficially owned before this offering include warrants to purchase 125,000 shares of common stock held by Daniel Linder.

(11) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by David Sykora.

(12) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Donald Seitz.

(13) Shares beneficially owned before this offering include warrants to purchase 500,000 shares of common stock held by Elizabeth Stowell.

(14) Shares beneficially owned before this offering include warrants to purchase 151,515 shares of common stock held by Gideon Akande.

(15) Shares beneficially owned before this offering include warrants to purchase 1,878,788 shares of common stock held by Gordon Holmes.

(16) Shares beneficially owned before this offering include warrants to purchase 151,515 shares of common stock held by Howard Isaacs.

(17) Shares beneficially owned before this offering include warrants to purchase 156,250 shares of common stock held by J. Michael Johnston.

(18) Shares beneficially owned before this offering include warrants to purchase 263,158 shares of common stock held by James Hilbert.

(19) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by James W. Wilde, Trustee James W. Wilde Revocable Trust. James W. Wilde is deemed the beneficial owner(s) of the shares and warrants held by James W. Wilde, Trustee James W. Wilde Revocable Trust.

(20) Shares beneficially owned before this offering include warrants to purchase 138,889 shares of common stock held by Jeffrey Walters.

(21) Shares beneficially owned before this offering include warrants to purchase 352,941 shares of common stock held by Jeremy Diller.

(22) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Jerry Clark.

(23) Shares beneficially owned before this offering include warrants to purchase 625,000 shares of common stock held by John Bonutto.

(24) Shares beneficially owned before this offering include warrants to purchase 157,895 shares of common stock held by Jon Eickstead.

(25) Shares beneficially owned before this offering include warrants to purchase 164,474 shares of common stock held by Joseph P. Sullivan.

(26) Shares beneficially owned before this offering include warrants to purchase 7,149 shares of common stock held by Julie A. Rumble.

(27) Shares beneficially owned before this offering include warrants to purchase 7,149 shares of common stock held by Kael C. Brown.

(28) Shares beneficially owned before this offering include warrants to purchase 157,895 shares of common stock held by Kevin A. Berg and Jennifer C. Berg.

(29) Shares beneficially owned before this offering include warrants to purchase 151,515 shares of common stock held by Kevin MacGinnon and Hanna T. Piech, JT.

(30) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Kristie Bergstrom.

(31) Shares beneficially owned before this offering include warrants to purchase 263,158 shares of common stock held by Larry R. Carlson.

(32) Shares beneficially owned before this offering include warrants to purchase 1,538,462 shares of common stock held by Lawrence Greaves, trustee Greaves Family Trust. Lawrence Greaves is deemed the beneficial owner(s) of the shares and warrants held by Lawrence Greaves, trustee Greaves Family Trust.

(33) Shares beneficially owned before this offering include warrants to purchase 285,714 shares of common stock held by LGH Investments, LLC. Luke Hoppel is deemed the beneficial owner(s) of the shares and warrants held by LGH Investments, LLC.

(34) Shares beneficially owned before this offering include warrants to purchase 2,198,142 shares of common stock held by Lincoln Park Capital Fund, LLC. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital Fund, LLC, are deemed the beneficial owner(s) of the shares and warrants held by Lincoln Park Capital Fund, LLC.

(35) Shares beneficially owned before this offering include warrants to purchase 187,500 shares of common stock held by Linda Park.

(36) Shares beneficially owned before this offering include warrants to purchase 7,149 shares of common stock held by Lisa A. Newman.

(37) Shares beneficially owned before this offering include warrants to purchase 133,333 shares of common stock held by Mai Ta.

(38) Shares beneficially owned before this offering include warrants to purchase 578,947 shares of common stock held by Mark Bjorg.

(39) Shares beneficially owned before this offering include warrants to purchase 7,149 shares of common stock held by Mark S. Lewis.

(40) Shares beneficially owned before this offering include warrants to purchase 92,105 shares of common stock held by Martin J. Stassel, Trustee The Stassel Family Trust dtd 9/27/2017. Martin J. Stassel is deemed the beneficial owner(s) of the shares and warrants held by Martin J. Stassel, Trustee The Stassel Family Trust dtd 9/27/2017.

(41) Shares beneficially owned before this offering include warrants to purchase 303,030 shares of common stock held by Matthew F. Moore.

(42) Shares beneficially owned before this offering include warrants to purchase 315,790 shares of common stock held by Michael and Elisabeth Flood LivTrust dtd 9/14/2017. Michael Flood and Elisabeth Flood are deemed the beneficial owner(s) of the shares and warrants held by Michael and Elisabeth Flood LivTrust dtd 9/14/2017.

(43) Shares beneficially owned before this offering include warrants to purchase 312,500 shares of common stock held by Michael Feldman.

(44) Shares beneficially owned before this offering include warrants to purchase 333,333 shares of common stock held by Michael Jones, Trustee The Jones-Wagner Family Trust. Michael Jones is deemed the beneficial owner(s) of the shares and warrants held by Michael Jones, Trustee The Jones-Wagner Family Trust.

(45) Shares beneficially owned before this offering include warrants to purchase 157,895 shares of common stock held by Michael McCormick and Tracy L. Fenney.

(46) Shares beneficially owned before this offering include warrants to purchase 157,895 shares of common stock held by Michael Salmen.

(47) Shares beneficially owned before this offering include warrants to purchase 1,025,641 shares of common stock held by Mike Matuz.

(48) Shares beneficially owned before this offering include warrants to purchase 263,158 shares of common stock held by Neil Kapoor.

(49) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Pardev Holdings LLC. Deven Parlikar is deemed the beneficial owner(s) of the shares and warrants held by Pardev Holdings LLC.

(50) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by ParMed Holdings LLC. Medha Parlikar is deemed the beneficial owner(s) of the shares and warrants held by ParMed Holdings LLC.

(51) Shares beneficially owned before this offering include warrants to purchase 156,250 shares of common stock held by Peter Hauser.

(52) Shares beneficially owned before this offering include warrants to purchase 562,250 shares of common stock held by Peter Lange Brakke.

(53) Shares beneficially owned before this offering include warrants to purchase 1,000,000 shares of common stock held by Peter Schultz, Tte, Sunshine and Rain Asset Management Irrevocable Trust. Peter Schultz is deemed the beneficial owner(s) of the shares and warrants held by Peter Schultz, Tte, Sunshine and Rain Asset Management Irrevocable Trust.

(54) Shares beneficially owned before this offering include warrants to purchase 849,415 shares of common stock held by Rainer Julian Lipski.

(55) Shares beneficially owned before this offering include warrants to purchase 50,000 shares of common stock held by Randy L. Hines.

(56) Shares beneficially owned before this offering include warrants to purchase 0 shares of common stock held by Raymond Pronto.

(57) Shares beneficially owned before this offering include warrants to purchase 138,889 shares of common stock held by Richard J. Charter.

(58) Shares beneficially owned before this offering include warrants to purchase 156,250 shares of common stock held by Ronald E. Tendler, Trustee Tendler Family Trust. Ronald E. Tendler is deemed the beneficial owner(s) of the shares and warrants held by Ronald E. Tendler, Trustee Tendler Family Trust.

(59) Shares beneficially owned before this offering include warrants to purchase 171,580 shares of common stock held by Russell S. King.

(60) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Ryan and Lisa Aufforth.

(61) Shares beneficially owned before this offering include warrants to purchase 7,149 shares of common stock held by Sarah M. Wisniewski.

(62) Shares beneficially owned before this offering include warrants to purchase 1,025,641 shares of common stock held by Scott Vivian.

(63) Shares beneficially owned before this offering include warrants to purchase 526,316 shares of common stock held by Scott Walker.

(64) Shares beneficially owned before this offering include warrants to purchase 1,652,113 shares of common stock held by Sean J. Hunter.

(65) Shares beneficially owned before this offering include warrants to purchase 303,030 shares of common stock held by Stephen T. Steiner.

(66) Shares beneficially owned before this offering include warrants to purchase 151,515 shares of common stock held by Steve S. Helms.

(67) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Steven E. Kvistad TTEE, Steven E. Kvistad Trust Dtd. 9/14/2021. Steven E. Kvistad is deemed the beneficial owner(s) of the shares and warrants held by Steven E. Kvistad TTEE, Steven E. Kvistad Trust Dtd. 9/14/2021.

(68) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Steven Nelson, Louise Nelson JT TEN/WROS. Steven Nelson is deemed the beneficial owner(s) of the shares and warrants held by Steven Nelson, Louise Nelson JT TEN/WROS.

(69) Shares beneficially owned before this offering include warrants to purchase 468,750 shares of common stock held by Tangiers Global, LLC. Michael Sobek and Justin Ederle are deemed the beneficial owner(s) of the shares and warrants held by Tangiers Global, LLC.

(70) Shares beneficially owned before this offering include warrants to purchase 131,579 shares of common stock held by Ted Storlie.

(71) Shares beneficially owned before this offering include warrants to purchase 416,667 shares of common stock held by The Ted M Butler and Kathleen V Butler Living Trust UAD 8/14/97. Ted M. Butler and Kathleen V. Butler are deemed the beneficial owner(s) of the shares and warrants held by The Ted M Butler and Kathleen V Butler Living Trust UAD 8/14/97.

(72) Shares beneficially owned before this offering include warrants to purchase 2,833,333 shares of common stock held by Tysadco Partners. Jeffrey Hart is deemed the beneficial owner(s) of the shares and warrants held by Tysadco Partners.

(73) Shares beneficially owned before this offering include warrants to purchase 625,000 shares of common stock held by Vincent Severino, trustee Severino Family Trust. Vincent Severino and Lois Severino are deemed the beneficial owner(s) of the shares and warrants held by Vincent Severino, trustee Severino Family Trust.

(74) Shares beneficially owned before this offering include warrants to purchase 613,333 shares of common stock held by Voyager Biotech Fund I, LLC. Dan Carless, Sr., Lois L. Carless, Daniel Carless, Jr., Erica Carless, Jack Scott, Linda Scott, Craig A. Kelley, Juanita Kelley, Gary S. Lovelace are deemed the beneficial owner(s) of the shares and warrants held by Voyager Biotech Fund I, LLC.

(75) Shares beneficially owned before this offering include warrants to purchase 378,048 shares of common stock held by Zack Derelioglu.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Each selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Each selling stockholder has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may receive pursuant to the transactions described in the prospectus. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Each selling stockholder has informed us that each such broker-dealer will receive commissions from the selling stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between a selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers, any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the selling stockholders. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised the selling stockholders that each is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

Our common stock is quoted on the OTC Markets OTCQX under the symbol “BLGO”.

Blue Sky Restrictions on Resale

If the selling stockholder desires to sell shares of our common stock under this prospectus in the United States, then the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.

Any person who purchases shares of our common stock from the selling stockholder under this prospectus who then desires to sell such shares also will have to comply with Blue Sky laws regarding secondary sales.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our Company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by such director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our Company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Corporate Securities Legal LLP, of Costa Mesa, California.

EXPERTS

The consolidated financial statements included in this prospectus for the year ended December 31, 2024 and 2023, have been audited by Hacker Johnson & Smith, PA, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about BioLargo, Inc. and subsidiaries’ ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The condensed consolidated financial statements included in this prospectus for the three months ended March 31, 2025 and 2024, have not been audited by Hacker Johnson & Smith, PA.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website (www.SEC.gov) contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our Company on our website, located at www.BioLargo.com.

BIOLARGO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share data)

	March 31, 2025	December 31,
	(unaudited)	2024
Assets
Current assets:
Cash and cash equivalents	$2,564	$3,548
Accounts receivable, net of allowance	4,208	3,168
Inventories	369	330
Prepaid expenses and other current assets	77	91
Total current assets	7,218	7,137

Equipment and leasehold improvements, net	1,700	1,742
Other non-current assets	95	95
Operating lease right-of-use assets, net	965	992
Financing lease right-of-use asset, net	435	451
Clyra Medical note receivable	82	82
Investment in South Korean joint venture	16	14
Total assets	$10,511	$10,513

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,236	$946
Clyra Medical accounts payable and accrued expenses	1,042	867
Clyra Medical debt obligations, net of discount $115 and $80	746	486
Debt obligation	66	66
Operating lease liabilities	105	105
Finance lease liability	88	88
Deposits	90	90

Total current liabilities	3,373	2,648

Long-term liabilities:
Debt obligations, net of current	171	175
Clyra Medical debt obligations, net of current and discount $86 and $80	641	352
Operating lease liabilities, net of current	897	922
Finance lease liability, net of current	339	360
Total long-term liabilities	2,048	1,809
Total liabilities	5,421	4,457

STOCKHOLDERS’ EQUITY:
Preferred Series A, $0.00067 Par Value, 50,000,000 Shares Authorized, no Shares Issued and Outstanding, at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.00067 Par Value, 550,000,000 Shares Authorized, 301,760,373 and 301,274,243 Shares Issued, at March 31, 2025 and December 31, 2024	202	202
Additional paid-in capital	158,265	158,332
Accumulated deficit	(150,655)	(149,500)
Accumulated other comprehensive loss	(203)	(183)
Total BioLargo Inc. and subsidiaries stockholders’ equity	7,609	8,851
Non-controlling interest (Note 8, 9, 10)	(2,519)	(2,795)
Total stockholders’ equity	5,090	6,056

Total liabilities and stockholders’ equity	$10,511	$10,513

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except for share and per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024

Revenue
Product revenue	$2,803	$4,575
Service revenue	466	185
Total revenue	3,269	4,760

Cost of revenue
Cost of goods sold	(1,511)	(2,440)
Cost of service	(270)	(74)
Total cost of revenue	(1,781)	(2,514)

Gross profit	1,488	2,246

Selling, general and administrative expenses	2,559	2,225
Research and development	791	784
Total operating expenses	3,350	3,009
Operating loss:	(1,862)	(763)

Other income (expense):
Interest expense	(65)	(12)
Grant income	6	—
Total other expense	(59)	(12)
Net loss	(1,921)	(775)

Net loss attributable to noncontrolling interest	(766)	(365)
Net loss attributable to common shareholders	$(1,155)	$(410)

Net loss per share attributable to common shareholders:
Loss per share attributable to shareholders – basic and diluted	$(0.004)	$(0.001)
Weighted average number of common shares outstanding:	301,274,243	294,308,798

Comprehensive loss:
Net loss	$(1,921)	$(775)
Foreign currency translation	(20)	96
Comprehensive loss	(1,941)	(679)
Comprehensive loss attributable to noncontrolling interest	(766)	(365)
Comprehensive loss attributable to common stockholders	$(1,175)	$(314)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except for share data)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non-controlling	Total stockholders’
	Shares	Amount	capital	deficit	loss	interest	equity
Balance, December 31, 2024	301,274,243	$202	$158,332	$(149,500)	$(183)	$(2,795)	$6,056
Sale of common stock for cash, net of offering costs of $15 (unaudited)	—	—	(15)	—	—	—	(15)
Issuance of common stock for services (unaudited)	220,330	—	61	—	—	—	61
Stock option compensation expense (unaudited)	—	—	409	—	—	—	409
Stock option exercise (unaudited)	265,800	—	—	—	—	—	—
Clyra Medical stock option compensation expense (unaudited)	—	—	—	—	—	206	206
Clyra Medical stock issued for services (unaudited)	—	—	—	—	—	36	36
Clyra Medical stock unit offering (unaudited)	—	—	—	—	—	295	295
Clyra Medical dividend Series A Preferred stock (unaudited)	—	—	—	—	—	(86)	(86)
Clyra Medical fair value warrant issued with debt (unaudited)	—	—	—	—	—	69	69
Noncontrolling interest allocation (unaudited)	—	—	(522)	—	—	522	—
Net loss (unaudited)	—	—	—	(1,155)	—	(766)	(1,921)
Foreign currency translation (unaudited)	—	—	—	—	(20)	—	(20)
Balance, March 31, 2025 (unaudited)	301,760,373	$202	$158,265	$(150,655)	$(203)	$(2,519)	$5,090

BIOLARGO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except for share data)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non-controlling	Total stockholders’
	Shares	Amount	capital	deficit	loss	interest	equity
Balance, December 31, 2023	292,945,747	$196	$154,023	$(147,098)	$(277)	$(2,642)	$4,202
Sale of common stock for cash, net of offering costs of $39 (unaudited)	2,160,348	1	487	—	—	—	488
Issuance of common stock for services (unaudited)	288,997	1	82	—	—	—	83
Warrant exercise (unaudited)	406,278	—	75	—	—	—	75
Stock option compensation expense (unaudited)	—	—	429	—	—	—	429
Clyra Medical stock options issued for services (unaudited)	—	—	—	—	—	59	59
Clyra Medical stock issued for services (unaudited)	—	—	—	—	—	52	52
Clyra Medical stock unit offering (unaudited)	—	—	—	—	—	475	475
Clyra Medical dividend Series A Preferred stock (unaudited)	—	—	—	—	—	(86)	(86)
BETI stock offering (unaudited)	—	—	—	—	—	50	50
Noncontrolling interest allocation (unaudited)	—	—	288	—	—	(288)	—
Net loss (unaudited)	—	—	—	(410)	—	(365)	(775)
Foreign currency translation (unaudited)	—	—	—	—	96	—	96
Balance, March 31, 2024 (unaudited)	295,801,370	$198	$155,384	$(147,508)	$(181)	$(2,745)	$5,148

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except for share and per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(1,921)	$(775)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock option compensation expense	615	488
Common stock issued for services	97	135
Credit loss expense	37	—
Amortization of debt discount	28	—
Amortization of right-of-use operating lease assets	27	24
Amortization of right-of-use finance lease asset	16	(19)
Operating lease liability	(25)	—
Finance lease liability	(21)	—
(Gain) loss on investment in South Korean joint venture	(2)	1
Depreciation expense	42	36
Changes in assets and liabilities:
Accounts receivable	(1,077)	139
Inventories	(39)	(98)
Prepaid expenses and other assets	14	(58)
Accounts payable and accrued expenses	290	252
Deposits	—	109
Clyra Medical accounts payable and accrued expenses	89	289
Contract liabilities	—	(42)
Net cash (used in) provided by operating activities	(1,830)	481
Cash flows from investing activities
Equipment purchases	—	(863)
Net cash used in investing activities	—	(863)
Cash flows from financing activities
Proceeds from sale of common stock, net of commissions	(15)	488
Proceeds from warrant exercise	—	75
Proceeds from sale of BETI common stock	—	50
Repayment of debt obligations	(4)	(5)
Proceeds from Clyra Medical debt obligation	590	—
Proceeds from sales of Clyra Medical common stock	295	475
Net cash provided by financing activities	866	1,083
Net effect of foreign currency translation	(20)	96
Net change in cash	(984)	797
Cash and cash equivalents at beginning of period	3,548	3,539
Cash and cash equivalents at end of period	$2,564	$4,336
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$37	$12
Income taxes	$—	$—
Short-term lease payments not included in lease liabilities	$12	$12
Non-cash investing and financing activities
Allocation of noncontrolling interest	$(522)	$399
Fair value of Clyra Medical warrants issued as debt discount	$69	$—
Clyra Medical dividend Series A Preferred stock	$86	$86

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Business and Organization

Description of Business

BioLargo, Inc. (“BioLargo”, or the “Company”) invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like PFAS contamination (per- and polyfluoroalkyl substances), advanced water and wastewater treatment, industrial odor control, air quality control, infection control, and myriad environmental remediation challenges. Our business strategy is straightforward: we invent or acquire technologies that we believe have the potential to be disruptive in large commercial markets; we develop and validate these technologies to advance and promote their commercial success as we leverage our considerable scientific, engineering, and entrepreneurial talent; we then monetize these technical assets through a variety of business structures that may include licensure, joint venture, sale, spin off, or by deploying direct to market strategies.

Organization

We are a Delaware corporation formed in 1991, and have five wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006; ONM Environmental, Inc., organized under the laws of the State of California in 2009; BioLargo Equipment Solutions & Technologies, Inc., organized under the laws of the State of California in 2022; BioLargo Canada, Inc., organized under the laws of Canada in 2014; and BioLargo Development Corp., organized under the laws of the State of California in 2016. Additionally, we own 52% (see Note 8) of Clyra Medical Technologies, Inc. (“Clyra” or “Clyra Medical”), organized under the laws of the State of California in 2012 and redomiciled to Delaware in 2023; 74% (see Note 9) of BioLargo Engineering Science and Technologies, LLC (“BLEST"), organized under the laws of the State of Tennessee in 2017; and 96% (see Note 10) of BioLargo Energy Technologies, Inc. ("BETI") organized under the laws of the State of California in 2019. We consolidate the financial statements of our partially owned subsidiaries.

Liquidity / Going Concern

For the three months ended March 31, 2025, we generated revenues of $3,269,000 and had a net loss of $1,921,000.  As of March 31, 2025, we had current assets of $7,218,000, of which $2,564,000 was cash and cash equivalents.  For the three months ended March 31, 2025, we used $1,830,000 net cash used in operating activities. Our cash decreased $984,000 from December 31, 2024, and we had an increase of $1,077,000 in accounts receivable.  As of March 31, 2025, we had current liabilities of $3,373,000, and working capital of $3,845,000. We and our partially owned subsidiaries continue to sell securities to ensure available working capital. We do not believe gross profits in the year ending December 31, 2025 will be sufficient to fund our current level of operations. We have been, and anticipate that we will continue to be, limited in terms of our capital resources, and expect to continue to need further investment capital to fund our business plans and investments in our new technologies. During the three months ended March 31, 2025, we and our subsidiaries received $885,000 from financing activities, including sales of stock and the issuance of note payables. The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to (i) continue to increase revenues, generate cash from operations, and/or generate cash from financing activities, (ii) convert assets such as our $4,208,000 in accounts receivable into cash; or, (iii) if necessary, reduce ongoing cash obligations by curtailing portions of our operations. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and partially owned subsidiaries BETI, BLEST and Clyra Medical. All intercompany accounts and transactions have been eliminated.

The accounting and financial reporting policies of the Company conform, in all material respects, to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the industry. The condensed consolidated financial statements in the Quarterly Report on Form 10-Q have not been audited by an independent registered public accounting firm, but in the opinion of management, reflect all necessary adjustments for a fair presentation of the Company’s condensed consolidated financial position and condensed consolidated results of operations. All adjustments were of a normal and recurring nature. The condensed consolidated financial statements have been prepared in accordance with GAAP and with the instructions to Form 10-Q adopted by the Securities and Exchange Commission (the “SEC”). Accordingly, the condensed consolidated financial statements do not include all information and footnotes required by GAAP for complete financial presentation and should be read in conjunction with our consolidated financial statements, and notes thereto, for the year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the SEC on March 31, 2025. The results of operations for the three months ended March 31, 2025 are not necessarily indicative of the results to be expected for the full year or any future period.

Foreign Currency

The Company has designated the functional currency of BioLargo Canada, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

As of March 31, 2025, and December 31, 2024, our cash balances were made up of the following (in thousands):

	March 31, 2025	December 31, 2024
BioLargo, Inc. and subsidiaries	$2,345	$3,175
Clyra Medical Technologies, Inc.	219	373
Total	$2,564	$3,548

Accounts Receivable

Accounts receivable are customer obligations that are unconditional. Accounts receivable are presented net of an allowance for expected credit losses, which represents an estimate of amounts that may not be collectible. The Company performs ongoing credit evaluations of its customers and, if necessary, provides an allowance for expected credit losses. A credit loss expense to the expected credit losses is recorded based on factors including the length of time the receivables are past due, the current business environment, and the Company’s historical experience. Credit loss expense is recorded to general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable. The Company does not have any off-balance-sheet credit exposure related to customers.  As of March 31, 2025, and December 31, 2024, the expected credit losses was $134,000 and $97,000, respectively.

Allowance for Credit Losses

The Company recognizes an expected allowance for credit losses with respect to its accounts receivable. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible This estimate is adjusted for management's assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses. The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in earnings or an offset to credit loss expense in the year of recovery, in accordance with the entity's accounting policy election. There were no write-offs of accounts receivable during the three months ending March 31, 2025 and 2024.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Credit Concentration

We have a limited number of customers that account for significant portions of our revenue. During the three months ended March 31, 2025 and 2024, the following customer accounted for more than 10% of consolidated revenues:

	Three Months Ended March 31,
	2025	2024
Customer A	79%	88%

At March 31, 2025 and December 31, 2024, one customer accounted for more than 10% of consolidated accounts receivable:

	March 31, 2025	December 31, 2024
Customer A	88%	82%

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. There was no allowance for obsolete inventory as of March 31, 2025, and December 31, 2024  Inventories consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Raw material	$229	$210
Finished goods	$140	120
Total	$369	$330

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Other Non-Current Assets

Other non-current assets consisted of (i) security deposits related to our business offices, (ii) three patents acquired on October 22, 2021, for $34,000.

	March 31, 2025	December 31, 2024
Patents	$34	$34
Security deposits	61	61
Total	$95	$95

Equity Method of Accounting

On March 20, 2020, we invested $100,000 into a South Korean entity (Odin Co. Ltd., “Odin”) pursuant to a Joint Venture agreement we had entered into with BKT Co. Ltd. and its U.S. based subsidiary, Tomorrow Water. We received a 40% non-dilutive equity interest, and BKT and Tomorrow Water each received 30% equity interests for an aggregate $150,000 investment.

We account for our investment in the joint venture under the equity method of accounting. We have determined that while we have significant influence over the joint venture through our technology license and our position on the Board of Directors, we do not control the joint venture or are otherwise involved in managing the entity and we own less than a majority of the equity. Therefore, we recognized the investment on our condensed consolidated balance sheets and record an increase or decrease of the recorded balance by our percentage ownership of the profits or losses in the joint venture. The joint venture has incurred a loss since inception and our 40% ownership share reduced our investment interest. For the three months ended March 31, 2025, the increase of our investment interest totaled $2,000 compared to a reduction of $1,000 in the same period in 2024.

Impairment

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized.  The impairment loss is measured based on the fair value of the asset.  Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operations. There were no impairment losses related to intangible assets during the three months ended March 31, 2025 or 2024.

Loss Per Share

We report basic and diluted loss per share (“LPS”) for common and common share equivalents. Basic LPS is computed by dividing reported losses by the weighted average shares outstanding. Diluted LPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the three and three months ended March 31, 2025 and 2024, the denominator in the diluted LPS computation is the same as the denominator for basic LPS due to the Company’s net loss which creates an anti-dilutive effect of the warrants and stock options.  As of March 31, 2025 and 2024 the vested stock options available to be exercised totaled 60,481,550 and 55,238,910.  As of March 31, 2025 and 2024 the vested warrants available to be exercised totaled 31,299,112 and 53,802,444.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, derivative liabilities, expected credit losses, asset depreciation and amortization, impairment expense, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our condensed consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Share-Based Compensation Expense

We recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Fair value is determined on the grant date. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model.

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes option model.

The following methodology and assumptions were used to calculate share-based compensation for the three months ended March 31, 2025 and 2024:

	2025		2024
	Non Plan	2024 Plan	Non Plan	2018 Plan
Risk free interest rate	4.23%	4.23 - 4.58%	—%	4.16%
Expected volatility	91%	91%	—%	99 - 102%
Expected dividend yield	—	—	—	—
Forfeiture rate	—	—	—	—
Life in years	10	10	—	10

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. The expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method. The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option model and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”). If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note. Convertible debt instruments are recorded at fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant. The warrant relative fair values are also recorded as a discount to the convertible promissory notes.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Non-Cash Transactions

We determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

We account for revenue in accordance with ASC 606, “Revenue from Contracts with Customers”. The guidance focuses on the core principle for revenue recognition, which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the guidance provides that an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s products are sold through a contract with the customer and a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product, and each product has separate pricing. Revenue is recognized at a point in time when the goods are shipped if the agreement is FOB manufacturer, and when goods are delivered if FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

Service contracts are performed through a written contract, which specifies the performance obligations and the rate at which the services will be billed, typically by time and materials. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed, or, for services related to product installations, at the completion of the installation. A few contracts have called for milestone or fixed cost payments, where we invoice an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

Our Canadian subsidiary had a grant deposit outstanding at March 31, 2025 and December 31, 2024, totaling $76,000.  These were awarded as part of a grant for a particular project that has been delayed. ONM Environmental had a customer deposit outstanding at March 31, 2025 and December 31, 2024, totaling $14,000 related to customer purchase orders not yet fulfilled.

As we generate revenues from royalties or license fees from our intellectual property, a licensee will pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. We have entered into a licensing agreement for the CupriDyne Clean product, and we recognize royalty and license fees on a quarterly basis as the product is sold through to third parties and reported to us.

Government Grants

We have been awarded multiple research grants from the private and public Canadian research programs. The income we receive directly from grants is recorded as other income. We have been awarded over 90 grants since our first in 2015. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. Management believes there are no unrecognized tax benefits or uncertain tax positions as of March 31, 2025 and December 31, 2024.

The Company assessed its earnings history, trends and estimates of future earnings and determined that the deferred tax asset could not be realized as of March 31, 2025 and December 31, 2024. Accordingly, a 100% valuation allowance was recorded against the net deferred tax asset.

The Company recognizes interest and penalties on income taxes as a component of income tax expense, should such an expense be realized.

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company’s financial instruments as of March 31, 2025 and December 31, 2024 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, and debt obligation. The carrying amount of debt instruments are believed to approximate fair value as the stated interest rates are reflective of the prevailing market rates.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Leases

At inception of a lease contract, we assess whether the contract is, or contains, a lease. Our assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period of the contract, and (3) whether we have the right to direct the use of the asset during such time period. At inception of a lease, we allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. Leases are classified as either finance leases or operating leases. A lease must be classified as a finance lease if any of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any of these criteria. We have one lease classified as finance leases. For all leases at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. The lease liability is initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, management estimates the incremental borrowing rate, which currently is estimated to be 18%. Lease payments included in the measurement of the lease liability comprise the following: the fixed noncancelable lease payments, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early. Lease components are included in the measurement of the initial lease liability. Additional payments based on a change in our portion of the operating expenses, including real estate taxes and insurance, are recorded as a period expense when incurred. Lease modifications result in remeasurement of the lease liability. Lease expense for operating leases consists of the lease payments plus any initial direct costs, primarily brokerage commissions, and is recognized on a straight-line basis over the lease term. We have elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases on our right-of-use asset and lease liability was not material.  As of March 31, 2025 and December 31, 2024, the operating right-of-use assets totaled $965,000, and $992,000, respectively.  As of March 31, 2025 and December 31, 2024, the operating lease liability totaled $1,002,000 and $1,027,000, respectively, on our condensed consolidated balance sheets related to our operating leases. The finance lease is related to Clyra.  As of March 31, 2025 and December 31, 2024, the finance right-of-use asset for Clyra totaled $435,000 and $451,000 and the finance lease liability totaled $427,000 and $448,000, respectively, on our condensed consolidated balance sheets related to our finance lease.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 - 10 years. Additions, renewals, and betterments that significantly extend the life of the asset are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in income for the period.  Equipment and leasehold improvements as of March 31, 2025 and December 31, 2024 is as follows (in thousands):

	March 31, 2025	December 31, 2024
Equipment	$1,678	$1,678
Leasehold improvements	526	526
Total, at cost	2,204	2,204
Less: accumulated depreciation	(504)	(462)
Total equipment and leasehold improvements, net	$1,700	$1,742

Noncontrolling Interest

A noncontrolling interest is defined as the portion of the equity in an entity not attributable, directly or indirectly, to the primary beneficiary. Noncontrolling interests are required to be presented as a separate component of equity on a condensed consolidated balance sheets. Accordingly, the presentation of net loss is modified to present the loss attributed to controlling and non-controlling interests. The noncontrolling interest on the Company’s condensed consolidated balance sheets represents equity not held by the Company. In accordance with ASC 810-10-20, “Noncontrolling Interests” BioLargo consolidates three non-wholly owned subsidiaries - Clyra, BLEST and BETI. Noncontrolling interest of Clyra represents 48% as of March 31, 2025 and December 31, 2024.  Noncontrolling interest of BLEST represents 26% as of March 31, 2025 and December 31, 2024.  Noncontrolling interest of BETI represents 4% as of March 31, 2025, and December 31, 2024.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Improvements to Income Tax Disclosures.” ASU 2023-09 requires disclosure of specific categories in the income tax rate reconciliation and requires additional information for reconciling items that meet a quantitative threshold. The standard requires an annual disclosure of income taxes paid, net of refunds received, disaggregated by federal, state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. The standard is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The adoption of the standard did not have a material impact on the Company's disclosures.

In November 2024, the FASB issued ASU 2024-03, “Expense Disaggregation Disclosures.” ASU 2024-03 requires disclosure to disaggregate prescribed expenses within relevant income statement captions. The standard is effective for fiscal years beginning after December 15, 2026, and for interim periods after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact of the changes to its existing disclosures.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3. Sale of Stock for Cash

Lincoln Park Financing

On December 13, 2022, we entered into a stock purchase agreement (the “LPC Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. The agreement allows us, at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The purchase price of the shares that may be sold to Lincoln Park under the agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. There are no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the agreement. Concurrently with the LPC Purchase Agreement, we entered into a Registration Rights Agreement, pursuant to which we filed a registration statement on Form S-1 with the SEC on December 23, 2022. This registration statement was declared effective on January 19, 2023.

We did not sell shares of our common stock during the three months ended March 31, 2025  During the three months ended March 31, 2024 we sold 766,175 shares of our common stock to Lincoln Park and received $260,000 in gross proceeds.

Unit Offerings

During the three months ended March 31, 2024, we sold 1,394,173 shares of our common stock and received $267,000 gross proceeds and $228,000 net proceeds from five accredited investors.  In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase additional shares. (See Note 6, “Warrants Issued in Unit Offering”.) We did not sell shares of our common stock in Unit Offerings during the three months ended March 31, 2025.

Note 4. Debt Obligations

The following table summarizes our debt obligations outstanding as of March 31, 2025 and December 31, 2024 (in thousands). The table does not include debt obligations of our partially owned subsidiary Clyra Medical (see Note 8, “Debt Obligations of Clyra Medical”).

	March 31, 2025	December 31, 2024
Current portion of debt:
SBA Paycheck Protection Program loan	$43	$43
Vehicle loan, current portion	13	13
SBA EIDL Loan, matures July 2053, current portion	10	10
Total current portion of debt	$66	$66

Long-term debt:
Vehicle loan, matures March 2029	$38	$41
SBA EIDL Loan, matures July 2053	133	134
Total long-term debt, net of current	$171	$175

Total	$237	$241

For the three months ended March 31, 2025, we recorded $65,000 of interest expense related to the coupon interest from our debt obligations, net of $18,000 of interest income earned from cash balances.

For the three months ended March 31, 2024, we recorded $12,000 of interest expense related to the coupon interest from our debt obligations.

Vehicle loan

On February 7, 2023, we entered a loan agreement with Bank of America for the purchase of a commercial vehicle used in operations totaling $80,000, at 5.29% annual interest which matures March 7, 2029. The loan agreement requires monthly payments of $1,000.  As of March 31, 2025, and December 31, 2024, the balance of this loan totals $51,000 and $54,000.

SBA Program Loans

On February 7, 2022, we received notice that the SBA had forgiven $174,000 of the ONM Environmental $217,000 PPP loan. As of March 31, 2025, and December 31, 2024, the outstanding balance on this loan totaled $43,000.

In July 2020, ONM Environmental received an Economic Injury Disaster Loan (EIDL) from the SBA in the amount of $150,000. The note has a 3.75% annual interest rate, requires monthly payments of $700, and matures July 2053. As of March 31, 2025, and December 31, 2024, the balance of this loan totaled $143,000 and $144,000, respectively.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 5. Share-Based Compensation

Issuance of Common Stock in exchange for Services

Payment of Officer Salaries

During the three months ended March 31, 2025, we issued 11,250 shares of our common at $0.28 per share in lieu of $3,000 of accrued and unpaid obligations to an officer.

We did not issue any shares of our common stock to officers during the three months ended March 31, 2024

Payment of Consultant and Vendor Fees

During the three months ended March 31, 2025, we issued 209,080 shares of our common at $0.28 per share in lieu of $58,000 of accrued and unpaid obligations to consultants and vendors.

During the three months ended March 31, 2024 we issued 288,997 shares of our common at $0.20 per share in lieu of $83,000 of accrued and unpaid obligations to consultants and vendors.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Stock Option Expense

During the three months ended March 31, 2025, we recorded an aggregate $615,000 and during the three months ended March 31, 2024, we recorded an aggregate $488,000, in selling general and administrative expense related to the issuance of stock options. We issued options through our 2024 Equity Incentive Plan, our 2018 Equity Incentive Plan, and outside of these plans. Included in these totals is option expense related to issuances by our subsidiary, Clyra, totaling $206,000 three months ended March 31, 2025, and $59,000 in the three months ended March 31, 2024. (See Note 8.)

2024 Equity Incentive Plan

On June 13, 2024, our stockholders adopted the BioLargo 2024 Equity Incentive Plan (“2024 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 13, 2034. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The number of shares available to be issued under the 2024 Plan increases automatically on January 1 of each year by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of March 31, 2025, 42,000,000 shares are authorized under the plan, and 34,481,542 remain available for grant.

Activity for our stock options under the 2024 Plan during the three months ended March 31, 2025, is as follows:

	Options outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic Value(1)
Balance, December 31, 2023	—	$—
Granted (No shares were granted in the three months March 31, 2024)	—	$—
Balance, March 31, 2024	—	$—

Balance, December 31, 2024	5,493,920	$0.23
Granted	2,024,538	$0.28
Balance, March 31, 2025	7,518,458	$0.24	9.6	$299,000
Unvested	(2,357,787)	$0.24
Vested balance, March 31, 2025	5,160,671	$0.24	9.6	$197,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.28 at March 31, 2025.

The options granted to purchase 2,024,538 shares during the three months ended March 31, 2025 with an aggregate fair value of $491,000 were issued to board of directors, employees and consultants: (i) we issued options to purchase 334,820 shares of our common stock to members of our board of directors for services performed, in lieu of cash; the fair value of these options totaled $82,000; (ii) we issued options to purchase 809,645 shares of our common stock to employees as part of employee retention plans; the fair value of employee retention plan options totaled $199,000 and vest over time or based on performance metrics; (iii) we issued options to purchase 580,073 shares of our common stock to consultants in lieu of cash for expiring options and for services performed; the fair value of these options totaled $143,000 and (iv) we issued options to purchase 300,000 shares of our common stock to our Chief Financial Officer with a fair value of $67,000 for expiring options. All stock option expense is recorded on our condensed consolidated statement of operations as selling, general and administrative expense.

As of March 31, 2025, there remains $500,000 of stock option expense to be expensed over the next four years.

Extension of Agreement with Chief Financial Officer

On January 31, 2025, the Engagement Agreement with our Chief Financial Officer Charles K. Dargan, II automatically extended for a one-year period to expire January 31, 2026 (the “2025-26 Term”). As the sole compensation for the 2025-26 Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock. The Option vests over the period of the extended term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.2536 per share, the closing price of BioLargo’s common stock on the last trading day of January 2025, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan.

On August 13, 2024, we and our Chief Financial Officer Charles K. Dargan, II agreed to extend the term of his engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as our Chief Financial Officer. The Engagement Extension Agreement dated as August 13, 2024 (the “Engagement Extension Agreement”) expires January 31, 2025 (the “Extended Term”), at which time the agreement will automatically renew for subsequent one-year periods.

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock (this issuance is included in the total identified in (iv) above). The Option vests over the period of the Extended Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the August 13, 2024 grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes. Upon each renewal of the agreement, Mr. Dargan will be issued an option to purchase 300,000 shares, at an exercise price equal to the closing price of the Company's common stock on the prior business day, vesting over one year.

2018 Equity Incentive Plan

On June 22, 2018, our stockholders adopted the BioLargo 2018 Equity Incentive Plan (“2018 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan.  As of June 30, 2024, the 2018 Plan closed to further stock option grants.  The 2018 Plan closed with 9,343,614 shares unissued.

Activity for our stock options under the 2018 Plan during the three months ended March 31, 2025, and 2024, is as follows:

	Options outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic Value(1)
Balance, December 31, 2023	41,108,448	$0.19
Granted	1,547,938	$0.30
Balance, March 31, 2024	42,656,386	$0.19
Unvested	(5,025,052)	$0.20
Vested Balance, March 31, 2024	37,631,334	$0.19

Balance, December 31, 2024	42,171,386	$0.19
Exercised	(566,951)	$0.16
Balance, March 31, 2025	41,604,435	$0.19	6.6	$3,823,000
Unvested	(2,942,091)	$0.22
Vested balance, March 31, 2025	38,662,344	$0.19	6.5	$3,607,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.28 at March 31, 2025

During the three months ended March 31, 2025, an option holder elected to exercise 566,951 options using the cashless exercise option in exchange for 265,800 shares of our common stock.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

As of March 31, 2025, there remains $493,000 of stock option expense to be expensed over the next four years.

The options granted to purchase 1,547,938 shares during the three months ended March 31, 2024 with an aggregate fair value of $418,000 were issued to board of directors, employees and consultants: (i) we issued options to purchase 267,746 shares of our common stock to members of our board of directors for services performed, in lieu of cash; the fair value of these options totaled $85,000; (ii) we issued options to purchase 735,351 shares of our common stock to employees as part of employee retention plans; the fair value of employee retention plan options totaled $160,000 and vest over time or based on performance metrics; and (iii) we issued options to purchase 544,841 shares of our common stock to replace expiring options; the fair value of these options totaled $173,000.  All stock option expense is recorded on our consolidated statement of operations as selling, general and administrative expense.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants.

Activity for our stock options under the 2007 Plan for the three months ended March 31, 2025 and 2024 is as follows:

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	Options Outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic Value(1)
Balance, December 31, 2023	1,564,085	$0.61
Expired	—	$—
Balance, March 31, 2024	1,564,085	$0.61

Balance, December 31, 2024	1,157,500	$0.53
Expired	—	$—
Balance, March 31, 2025	1,157,500	$0.53	0.8	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.28 at March 31, 2025.

Non-Plan Options

Activity of our non-plan stock options issued for the three months ended March 31, 2025 and 2024 is as follows:

	Non-plan Options outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic Value(1)
Balance, December 31, 2023	17,375,044	$0.39
Expired	(275,376)	$0.44
Balance, March 31, 2024	17,099,668	$0.39
Unvested	(1,056,177)	$0.26
Vested Balance, March 31, 2024	16,043,491	$0.40

Balance, December 31, 2024	15,687,642	$0.40
Granted	32,143	$0.28
Balance, March 31, 2025	15,719,785	$0.39	2.2	$243,000
Unvested	(218,750)	$0.44
Vested balance, March 31, 2025	15,501,035	$0.39	2.2	$243,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.28 at March 31, 2025.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

During the three months ended March 31, 2025, we issued options to purchase an aggregate 32,143 shares of our common stock at $0.28 per share to vendors for fees for services.  The fair value of the options issued totaled an aggregate $8,000 and is recorded in our selling, general and administrative expense.  As of March 31, 2025, there remains $55,000 of stock option expense to be expensed over the next one year.

During the three months ended March 31, 2024, we did not issue options out of plan.

Note 6. Warrants

We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

	Warrants outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic value(1)
Balance, December 31, 2023	51,590,300	$0.27
Granted	3,218,422	$0.25
Exercised	(600,000)	$0.25
Expired	(406,278)	$0.37
Vested Balance, March 31, 2024	53,802,444	$0.26

Balance, December 31, 2024	31,615,616	$0.29
Granted	—	$-
Expired	(316,504)	$0.12
Vested Balance, March 31, 2025	31,299,112	$0.29	2.2	$708,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.28 at March 31, 2025.

Warrants issued in Unit Offerings

During the three months ended March 31, 2024, we issued six-month stock purchase warrants to purchase an aggregate 1,394,737 shares of our common stock at $0.23 per share, and five-year stock purchase warrants to purchase an aggregate 1,394,737 shares of our common stock at $0.29 per share, in conjunction with the sale of stock to investors in our Unit Offerings (see Note 3). In addition to warrants issued to investors, we issued five-year stock purchase warrants to purchase an aggregate 428,948 shares of our common stock at $0.19 per share as commissions. The relative fair value of the warrant component of the units sold to investors totaled $201,000. The Black-Scholes model was used to calculate relative fair value, further discounted by the beneficial conversion feature and the value of the common stock component.

During the three months March 31, 2024, investors exercised warrants to purchase 406,278 shares of our common stock, and we received $75,000 in proceeds.

We did not issue any warrants in conjunction with unit offerings in the three months ended March 31, 2025.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Warrant Fair Value

We use the Black-Scholes option pricing model to determine the relative fair value of warrants issued in conjunction with debt instruments, common stock, and for services. With respect to debt instruments, relative fair value is amortized over the life of the warrant. The principal assumptions we used in applying the Black-Scholes model were as follows:

	2025	2024
Risk free interest rate	—%	4.04 - 5.28%
Expected volatility	—%	64 - 87%
Expected dividend yield	—	—
Forfeiture rate	—	—
Expected life in years	—	.5 - 5

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is based on the contract term of the warrant.

Note 7. Accounts Payable and Accrued Expenses

As of March 31, 2025, accounts payable and accrued expenses included the following (in thousands):

Category	BioLargo	ONM	BLEST	BioLargo Canada	BETI	BEST	Intercompany amounts	Totals
Accounts payable	$187	$822	$120	$27	$60	$—	$(62)	$1,154
Accrued payroll	23	55	4	—	—	—	—	82
Total								$1,236

As of December 31, 2024, accounts payable and accrued expenses included the following (in thousands):

Category	BioLargo	ONM	BLEST	BioLargo Canada	BETI	BEST	Intercompany amounts	Totals
Accounts payable	$221	$511	$73	$24	31	$—	$(34)	$826
Accrued payroll	12	68	40	—	—	—	—	120
Total								$946

See Note 8, “Accounts Payable and Accrued Expenses”, for the accounts payable and accrued expenses of Clyra Medical.

Amounts owed by ONM Environmental are comprised primarily of amounts owed to trade vendors for goods or services and were not yet required to be paid as of the period end date.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 8. Noncontrolling Interest – Clyra Medical

As discussed in Note 2 above, we consolidate the operations of our partially owned subsidiary Clyra Medical.

Debt Obligations of Clyra Medical

Secured Promissory Notes

During the three months ended March 31, 2025, Clyra issued secured promissory notes in the aggregate amount of $390,000, the funds of which were used to purchase equipment for at-scale manufacture of its products. The notes bear interest at the rate of 15% per annum, mature on December 31, 2026, require interest-only payments until maturity, and may be pre-paid at any time. Each investor received a warrant to purchase the number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $6.00 per share, expiring December 31, 2029.  As of March 31, 2025 and December 31, 2024 the balance outstanding totals $1,254,000 and $840,000.

Convertible Promissory Notes

During the three months ended March 31, 2025, Clyra issued convertible promissory notes in the aggregate amount of $200,000. The notes bear interest at the rate of 10% per annum, mature two years after the issuance date, require interest-only payments until maturity, and may be pre-paid at any time. The notes may be converted at $6.00 per share by the holder at any time, and by Clyra upon the occurrence of certain events which have been satisfied as of May 15, 2025. Each investor received a warrant to purchase the number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $7.50 per share, expiring August 1, 2027.  As of March 31, 2025 the balance outstanding totals $200,000.

During the three months ended March 31, 2025, Clyra issued three-year warrants as part of the debt obligations to purchase 98,333 shares of Clyra common stock at an exercise price of $6.00 and $7.50 per share.  The fair value of these warrants issued totaled $69,000 and is recorded as a debt discount and will be amortized to interest expense over the term of the debt obligation. The Black-Scholes model is used to calculate the initial fair value, during the three months ended March 31, 2025 and 2024, we used a stock price on the date of grant of $4.50 per share. Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%.

Line of Credit

On June 30, 2020, Clyra Medical entered into a Revolving Line of Credit Agreement whereby Vernal Bay Capital Group, LLC ("Vernal") committed to provide a $1,000,000 inventory line of credit. Since inception, Clyra Medical received $260,000 in draws and made repayments totaling $126,000. Clyra issued Vernal 32,200 shares of its common stock as a commitment fee for the line of credit, valued at $70,000. A security agreement of the same date grants Vernal a security interest in Clyra’s inventory, as that term is defined in the Uniform Commercial Code. Clyra may prepay the note at any time.

On December 13, 2022, Clyra and Vernal amended the Revolving Line of Credit Agreement extending the maturity date of the line of credit to September 30, 2024, and modifying the payment terms such that amounts of principal due in each month are capped at a maximum of 15% of the principal amount then due under the note.  We are in the process of extending the term of the maturity date of the line of credit.  Additionally, BioLargo agreed to allow Vernal to elect to convert, any time prior to the note’s maturity date, the 32,200 shares of Clyra common stock it received as consideration for the line of credit into shares of BioLargo common stock at the then market price of BioLargo’s common stock. On January 9, 2023, Vernal elected to convert Clyra shares into 527,983 shares of BioLargo common stock.

As of March 31, 2025 and December 31, 2024 the balance outstanding on this line of credit totals $134,000.  The interest rate on this line of credit is 15%.

Equity Transactions

As of March 31, 2025, Clyra had 10,599,694 shares issued and outstanding, of which 746,418 were Series A Preferred shares.  As of December 31, 2024, Clyra had 10,544,527 shares issued and outstanding, of which 746,418 were Series A Preferred shares. As of March 31, 2025, and December 31, 2024, of the outstanding amount, BioLargo owned 5,322,775, common shares and 165,765 Series A Preferred shares.

BioLargo Conversion of Intercompany Balances

In June 2024, BioLargo converted $741,000 owed to it by Clyra into 148,156 shares of Clyra common stock.

Sales of Common Stock

During the three months ended March 31, 2025, Clyra sold 49,167 shares of its common stock, and issued 24,584 warrants to purchase shares of its common stock at $7.50 per share, expiring February 28, 2027, from five accredited investors. In exchange, it received $295,000 in gross proceeds.  The relative fair value of these warrants totaled $38,000.

On March 31, 2025, Clyra issued 6,000 shares in lieu of cash totaling $36,000, to a vendor for services performed and issued a warrant to purchase 3,000 shares of its common stock at $6.00 per share, expiring 5 years from the grant date. The relative fair value of these warrants totaled $5,000.

During the three months ended March 31, 2024, Clyra sold 95,000 shares of its common stock, and issued warrants to purchase 47,500 shares of its common stock at $7.50 per share, expiring February 28, 2027, from five accredited investors. In exchange, it received $475,000 in gross proceeds.  The relative fair value of these warrants totaled $57,000.

Sales of Series A Preferred Stock

In an offering that closed in October 2023, Clyra sold 746,618 shares of its Series A Preferred Stock, and in exchange received $1,800,000 in gross and net proceeds. Purchasers of the Series A Preferred Stock also received a 3-year warrant to purchase the same number of additional shares of common stock for $3.72 per share. The fair value of the warrants issued totaled $524,000. Shares of Series A Preferred Stock earn a dividend of 15% each year, compounding annually; the company is under no obligation to pay such dividends in cash, and such dividends automatically convert to common stock upon conversion of the Series A Preferred Stock to common stock. Each share of Series A Preferred stock can be converted by the holder at any time for one share of common stock and automatically convert upon the completion of a public offering of shares in which at least $5,000,000 of gross proceeds is received by the company. Accrued dividends may be converted to common stock at a conversion rate of $3.10 per share.  As of March 31, 2025 and December 31, 2024, the Preferred Series A accrued and unpaid dividend totaled $676,000 and $590,000, respectively. Each investor also entered into an agreement with BioLargo whereby the investor may exchange some or all of its Series A Preferred stock, plus accrued dividends, into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 30 prior trading days. Elections may be made during the period beginning January 1, 2025, and ending on June 30, 2026.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Clyra Stock Options

	Clyra Options Outstanding	Weighted average price per share	Weighted average remaining life
Balance, December 31, 2023	1,478,922	$0.06
Granted	25,833	$4.05
Balance, March 31, 2024	1,504,755	$0.38
Unvested	(12,300)	$2.71
Vested Balance, March 31, 2024	1,492,455	$1.20

Balance, December 31, 2024	1,976,863	$1.00
Granted	25,332	$4.50
Balance, March 31, 2025	2,002,195	$1.04	6.8
Unvested	(250,000)	$0.01
Vested Balance, March 31, 2025	1,752,195	$1.19	6.3

Clyra issues options to its employees and consultants in lieu of compensation owed on a regular basis.  The fair value of the options issued totaled $206,000 in the three months ended March 31, 2025, and $59,000 in the three months ended March 31, 2024. The Black-Scholes model is used to calculate the initial fair value, during the three months ended March 31, 2025 and 2024, we used a stock price on the date of grant of $4.50 per share. Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%.

	March 31, 2025	March 31, 2024
Risk free interest rate	4.45%	4.16%
Expected volatility	43%	49%
Expected dividend yield	—	—
Forfeiture rate	—	—
Expected life in years	10	10

Clyra Warrants

	Clyra Options Outstanding	Weighted average price per share	Weighted average remaining life
Balance, December 31, 2023	749,911	$3.74
Granted	47,500	$7.50
Vested Balance, March 31, 2024	797,411	$3.96

Balance, December 31, 2024	1,183,182	$4.84
Granted	125,917	$6.40
Vested Balance, March 31, 2025	1,309,099	$4.99	2.4

Accounts Payable and Accrued Expenses

At March 31, 2025, and December 31, 2024, Clyra had the following accounts payable and accrued expenses (in thousands):

Category	2025	2024
Accounts payable	$352	$247
Accrued dividend	676	590
Accrued payroll	14	30
Total	$1,042	$867

Sale and leaseback of equipment

On December 4, 2024, Clyra entered into an agreement whereby it sold and leased back certain equipment to be used in the manufacturing of its wound irrigation solution. Clyra received $350,000 cash and a secured promissory note in the principal amount of $82,000 which bears interest at 15%, requires interest be paid monthly, and the principal balance due on December 4, 2028. The obligations of the Note are secured by the equipment pursuant to a security agreement. At the end of the lease term, Clyra has the option to purchase the equipment for $82,000. Concurrently, Clyra leased the equipment for a 49-month term.  The remaining lease payments total $427,000.

Year ending
December 31, 2025	$112
December 31, 2026	150
December 31, 2027	150
December 31, 2028	150
Total minimum lease payments	$562
Less imputed interest	(135)
Total finance lease liabilities	$427

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 9. BioLargo Engineering, Science and Technologies, LLC

In September 2017, we commenced a full-service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville, Tennessee area, and entered into employment agreements with six scientists and engineers. BLEST was capitalized with two classes of membership units: Class A, 100% owned by BioLargo, and Class B, held by management of BLEST, and which initially had no “profit interest,” as that term is defined in Tennessee law. Class B members were also granted options to purchase up to an aggregate 1,750,000 shares of BioLargo common stock. The profit interest and option shares are subject to a five-year vesting schedule tied to the performance of the subsidiary. As of March 31, 2025 and December 31, 2024, Class B members have earned 26% profit interest.

Note 10. BioLargo Energy Technologies, Inc.

BioLargo Energy Technologies, Inc. (“BETI”) was formed for the purpose of commercializing a proprietary liquid sodium battery technology. BioLargo purchased 9,000,000 shares of its common stock upon its formation and was initially its sole stockholder.

No shares of common stock of BETI were sold during the three months ended March 31, 2025, During the three months ended March 31, 2024, BETI sold 20,000 shares of its common stock at $2.50 per share to one accredited investor and received $50,000 in gross proceeds.  The investor entered into an agreement with BioLargo whereby the investor may exchange some or all of its shares of BETI common stock into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 20 trading days prior to the election to exchange. Elections must be made prior to December 31, 2025.

As of March 31, 2025, BETI had 9,487,000 issued and outstanding shares, of which BioLargo holds 9,070,000.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 11. Business Segment Information

BioLargo has six operating business segments, plus its corporate entity which is responsible for general corporate operations, including administrative functions, finance, human resources, marketing, legal, etc. The operational business segments are:

1.	ONM Environmental -- which sells odor and volatile organic control products and services, located in Westminster, California;
2.	Clyra Medical Technologies (“Clyra Medical”) -- which develops and sells medical products based on our technologies, located in Tampa, Florida;
3.

BioLargo Engineering (BLEST) -- which provides professional engineering services on a time and materials basis for outside clients and supports our internal operations as needed, located in Oak Ridge, Tennessee;

4.	BioLargo Canada, Inc. (“Canada”) – the main hub of our scientists researching and developing our technologies, operating out of the University of Alberta, Edmonton, Canada; and
5.	BioLargo Energy Technologies, Inc. (“BETI”) – which is developing our proprietary battery technology.
6.	BioLargo Equipment Solutions & Technologies, Inc. (“BEST”) – which manages the sales and distribution of our water treatment products and related services.

Other than ONM Environmental, none of our operating business units have operated at a profit, and therefore each required additional cash to meet its monthly expenses, funded through BioLargo’s sales of debt or equity, research grants, and tax credits. BETI and Clyra Medical have also been funded by third party investors who invest directly in exchange for equity ownership in that entity.

The segment information for the three months ended March 31, 2025, and 2024, is as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Revenue
ONM Environmental	$2,803	$4,575
BLEST	690	356
BioLargo Canada	8	—
Intersegment revenue	(232)	(171)
Total	$3,269	$4,760

Stock option expense
BioLargo corporate	$(409)	$(429)
Clyra Medical	(206)	(59)
Total	$(615)	$(488)

Depreciation expense
BioLargo corporate	$(11)	$(10)
ONM Environmental	(10)	(5)
BLEST	(17)	(19)
Clyra Medical	(4)	(2)
Total	$(42)	$(36)

Research and development expense
BioLargo corporate	$(248)	$(314)
BLEST	(244)	(352)
BETI	(60)	(80)
BioLargo Canada	(136)	(80)
Clyra Medical	(335)	(121)
Intersegment R&D	232	163
Total	$(791)	$(784)

Operating income (loss)
BioLargo corporate	$(817)	$(1,244)
ONM Environmental	956	1,798
BLEST	(378)	(445)
BETI	(94)	(155)
BEST	(58)	(66)
BioLargo Canada	(156)	(105)
Clyra Medical	(1,315)	(546)
Total	$(1,862)	$(763)

Interest income (expense)
BioLargo corporate	$3	$(3)
ONM Environmental	15	(2)
Clyra Medical	(83)	(7)
Total	$(65)	$(12)

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

As of March 31, 2025	BioLargo	ONM	BLEST	CLYRA	BETI	BEST	BioLargo Canada	Elimination	Total
Tangible assets	$632	$6,163	$850	$1,546	$41	$—	$111	$(248)	$9,095
Operating lease right-of use	316	—	649	—	—	—	—	—	965
Finance lease right-of-use	—	—	—	435	—	—	—	—	435
Investment in South Korean joint venture	16	—	—	—	—	—	—	—	16
Total	$964	$6,163	$1,499	$1,981	$41	$—	$111	$(248)	$10,511

As of December 31, 2024	BioLargo	ONM	BLEST	CLYRA	BETI	BEST	BioLargo Canada	Elimination	Total
Tangible assets	$775	$5,879	$790	$1,696	$46	$—	$104	$(234)	$9,056
Operating lease right-of use	333	—	659	—	—	—	—	—	992
Finance lease right-of-use	—	—	—	451	—	—	—	—	451
Investment in South Korean joint venture	14	—	—	—	—	—	—	—	14
Total	$1,122	$5,879	$1,449	$2,147	$46	$—	$104	$(234)	$10,513

Note 12. Leases

Office Leases

We have long-term operating leases for office, industrial and laboratory space in Westminster, California, Oak Ridge, Tennessee, and Alberta, Canada. Payments made under operating leases are charged to the condensed consolidated statement of operations and comprehensive loss on a straight-line basis over the term of the operating lease agreement. Short-term leases less than one-year are not included in our analysis. For the three months ended March 31, 2025, rental expense totaled $100,000; for the three months ended March 31, 2024, rental expense totaled $88,000.  The lease of our Westminster facility expires August 2028.   The lease of our Canadian facility is less than one year. None of our leases have additional terms related to the payments or mechanics of the lease. The leases have no additional payment terms such as common area maintenance payments, tax sharing payments or other allocable expenses. Likewise, the leases do not contain other terms and conditions of use, such as variable lease payments, residual value guaranties or other restrictive financial terms. Since there is no explicit interest rate in our leases, management used its incremental borrowing rate, which is estimated to be 18% to determine lease liability.  As of March 31, 2025, the weighted average remaining lease term for our operating leases was six years and the total remaining operating lease payments is $1,002,000.

Future minimum lease payments under noncancelable leases, reconciled to the Company’s discounted operating lease liabilities are as follows:

	BioLargo
Year ending	Corp / ONM	BLEST	Total
December 31, 2025	94	118	212
December 31, 2026	129	160	289
December 31, 2027	133	163	296
December 31, 2028	79	166	245
December 31, 2029	—	170	170
Thereafter	—	484	484
Total minimum lease payments	$435	$1,261	$1,696
Less imputed interest	(111)	(583)	(694)
Total operating lease liabilities	$324	$678	$1,002

Note 13. Subsequent Events

The Company has evaluated subsequent events through the date of the filing of this Quarterly Report and report the following.

Stock Issuances

Subsequent to March 31, 2025, we issued 15,000 shares of our common stock to vendors in exchange for reduction in payables, sold 1,065,398 shares of our common stock to Lincoln Park (see Note 3), and received $232,594 in gross and net proceeds, and issued 265,800 shares pursuant to stock option exercises.

Clyra Medical - Secured Promissory Notes

Subsequent to March 31, 2025, , Clyra issued a secured promissory note in the amount of $21,000, the funds of which were used to purchase equipment for at-scale manufacture of its products. The note bears interest at the rate of 15% per annum, matures on December 31, 2026, requires interest-only payments until maturity, and may be pre-paid at any time. The investor received a warrant to purchase the number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $6.00 per share, expiring December 31, 2029.

Clyra Medical - Convertible Promissory Notes

Subsequent to March 31, 2025, Clyra issued a convertible promissory note in the amount of $50,000. The note bears interest at the rate of 10% per annum, matures two years after the issuance date, requires interest-only payments until maturity, and may be pre-paid at any time. The note may be converted at $6.00 per share by the holder at any time, and by Clyra upon the occurrence of certain events which have been satisfied as of May 15, 2025. The investor received a warrant to purchase the number of Clyra common shares equal to the face amount of the note divided by six, at an exercise price of $7.50 per share, expiring August 1, 2027.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

BioLargo, Inc.

Westminster, California:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BioLargo, Inc. and Subsidiaries (the "Company"), as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has negative cash flow from operations and has a significant accumulated deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

To the Stockholders and the Board of Directors

BioLargo, Inc.

Page Two

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair Value of Stock Options and Warrants - Critical Audit Matter Description

As more fully described in Notes 2, 5 and 10 to the consolidated financial statements, the Company issues options from both BioLargo, Inc. as well as its partially-owned subsidiary, Clyra Medical. Management uses the Black-Scholes option-pricing model to estimate the fair value of its stock options and warrants. The Black-Scholes option-pricing model involves the use of significant estimates, including the following:

-	Risk-free interest rate;
-	Expected stock price volatility;
-	Expected dividend yield; and
-	Expected life of the award.

In addition, management discounts the estimated fair value of the Clyra Medical stock options because the partially-owned subsidiary is a private company with no secondary market for its common stock. Given the significant estimates involved in estimating the fair value of stock options and warrants, the related audit effort in evaluating management’s estimates in determining the fair value of stock options and warrants was extensive and required a high degree of auditor judgment.

To the Stockholders and the Board of Directors

BioLargo, Inc.

Page Three

How the Critical Audit Matter was Addressed in the Audit

We obtained an understanding over the Company's process to estimate the fair value of stock options and warrants, including how the Company develops each of the estimates required to utilize the Black-Scholes option- pricing model. We applied the following audit procedures related to testing the Company's estimates utilized in the Black-Scholes option-pricing model:

-	We compared the Company's risk-free interest rate used to the comparable United States Treasury yield for a term comparable to the stock options' and warrants' expected term.
-

We recalculated the Company's historical stock price volatility for a term comparable to the stock options' and warrants' expected term. For Clyra Medical, we recalculated a comparable public company's historical share price volatility for a term comparable to the stock options' and warrants' expected term.

-

We performed a look-back at the Company's previously issued dividends, noting there were none. We inquired with management of the Company who informed us that no future dividends were currently anticipated.

-

We agreed the expected term of stock options and warrants granted to employees and nonemployees to the original contractual term of the option as management deems it likely they will remain outstanding for the entire original term. We further noted that this was consistent with historical options granted.

In addition, we reviewed management's analysis over the fair value of the common stock price and discount that was used on the estimated fair value of the Clyra Medical stock options and warrants. We noted that Clyra Medical is a private company and therefore its common stock is not actively traded. We reviewed both the common stock and preferred stock sales history of Clyra Medical, noting the last sales prices. Management concluded that both the illiquidity and lack of marketability warranted a discount to the estimated fair value calculated using the Black-Scholes option-pricing model. From our review of the common stock sales history of Clyra Medical, we noted that the infrequent common stock sales support management's assertions of both illiquidity and lack of marketability. We further researched published articles on valuation discounts and noted that the liquidity and lack of marketability discount used by management was within a reasonable range.

/S/ HACKER, JOHNSON & SMITH PA

Tampa, Florida

We have served as the Company's auditor since 2023.

March 31, 2025

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	DECEMBER 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$3,548	$3,539
Accounts receivable, net of allowance	3,168	2,612
Inventories, net of allowance	330	153
Prepaid expenses and other current assets	91	58
Total current assets	7,137	6,362

Equipment and leasehold improvements	1,742	662
Other non-current assets	95	70
Investment in South Korean joint venture	14	19
Operating lease right-of-use assets, net of amortization	992	1,092
Financing lease right-of-use asset	451	—
Clyra Medical note receivable	82	—
Total assets	$10,513	$8,205

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$946	$1,488
Clyra Medical accounts payable and accrued expenses	867	397
Clyra Medical debt obligations, net of discount $80 and $0	486	234
Debt obligations	66	66
Contract liability	—	303
Operating lease liability	105	105
Finance lease liability	88	—
Deposits	90	117
Total current liabilities	2,648	2,710

Long-term liabilities:
Debt obligations, net of current	175	289
Clyra Medical debt obligations, net of current and discount $80 and $0	352	—
Operating lease liability, net of current	922	1,004
Finance lease liability, net of current	360	—
Total long-term liabilities	1,809	1,293
Total liabilities	4,457	4,003

STOCKHOLDERS’ EQUITY:
Preferred Series A, $0.00067 Par Value, 50,000,000 Shares Authorized, no Shares Issued and Outstanding, at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.00067 Par Value, 550,000,000 Shares Authorized, 301,274,243 and 292,945,747 Shares Issued, at December 31, 2024 and December 31, 2023	202	196
Additional paid-in capital	158,332	154,023
Accumulated deficit	(149,500)	(147,098)
Accumulated other comprehensive loss	(183)	(277)
Total BioLargo Inc. and subsidiaries stockholders’ equity	8,851	6,844
Non-controlling interest (Note 9, 10, 11)	(2,795)	(2,642)
Total stockholders’ equity	6,056	4,202
Total liabilities and stockholders’ equity	$10,513	$8,205

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except for per share data)

	Year ended December 31,
	2024	2023

Revenue
Product revenue	$16,762	$11,460
Service revenue	1,017	770
Total revenue	17,779	12,230

Cost of revenue
Cost of goods sold	(9,065)	(5,681)
Cost of service	(861)	(395)
Total cost of revenue	(9,926)	(6,076)

Gross profit	7,853	6,154

Operating expenses:
Selling, general and administrative expenses	9,302	8,058
Research and development	2,882	2,282
Impairment expense	—	394
Total operating expenses	12,184	10,734
Operating loss	(4,331)	(4,580)

Other income (expense):
PPP forgiveness	97	—
Finance fee	(106)	—
Grant income	26	36
Tax credit expense	—	(13)
Interest expense	(33)	(91)
Total other expense	(16)	(68)

Net loss	(4,347)	(4,648)
Net loss attributable to noncontrolling interest	(1,945)	(1,144)
Net loss attributable to common stockholders	$(2,402)	$(3,504)

Net loss per share attributable to common stockholders:
Loss per share attributable to stockholders – basic and diluted	$(0.01)	$(0.01)
Weighted average number of common shares outstanding:	298,122,239	285,956,852

Comprehensive loss attributable to common stockholders
Net loss	$(4,347)	$(4,648)
Foreign currency translation adjustment	94	(128)
Comprehensive loss	(4,253)	(4,776)

Comprehensive loss attributable to noncontrolling interest	(1,945)	(1,144)
Comprehensive loss attributable to stockholders	$(2,308)	$(3,632)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2024 AND 2023

(in thousands, except for share data)

					Accumulated
			Additional		other	Non-	Total
	Common stock		paid-in	Accumulated	comprehensive	controlling	stockholders’
	Shares	Amount	capital	deficit	Loss	interest	equity

Balance, December 31, 2022	278,462,706	$186	$148,435	$(143,594)	$(149)	$(2,867)	$2,011
Stock for cash	12,003,517	8	2,145	—	—	—	2,153
Issuance of stock for services	1,951,541	2	382	—	—	—	384
Stock Share Exchange - VB	527,983	—	—	—	—	—	—
Warrant Interest	—	—	30	—	—	—	30
Stock option compensation expense	—	—	1,864	—	—	—	1,864
Stock option compensation expense Clyra	—	—	260	—	—	—	260
Clyra stock option exercise	—	—	3	—	—	—	3
Clyra preferred stock offering	—	—	—	—	—	1,575	1,575
Clyra unit offering	—	—	—	—	—	35	35
Clyra dividend Series A Preferred stock	—	—	—	—	—	(242)	(242)
BETI sales of stock	—	—	—	—	—	905	905
Noncontrolling interest allocation	—	—	904	—	—	(904)	—
Net loss for the period	—	—	—	(3,504)	—	(1,144)	(4,648)
Foreign translation adjustment	—	—	—	—	(128)	—	(128)
Balance, December 31, 2023	292,945,747	$196	$154,023	$(147,098)	$(277)	$(2,642)	$4,202
Stock for cash, net offering costs of $85	2,614,895	2	592	—	—	—	594
Issuance of stock for services	1,107,594	1	283	—	—	—	284
Issuance of common stock in exchange for BETI shares	378,788	—	—	—	—	—	—
Warrant exercise	3,278,337	3	753	—	—	—	756
Stock option compensation expense	—	—	1,535	—	—	—	1,535
Stock option exercise	948,882	—	153	—	—	—	153
Stock option compensation expense Clyra	—	—	—	—	—	528	528
Stock for service Clyra	—	—	—	—	—	132	132
Clyra dividend Series A Preferred stock	—	—	—	—	—	(345)	(345)
Clyra warrant exercise	—	—	—	—	—	30	30
Clyra warrant fee	—	—	—	—	—	106	106
Clyra unit offering	—	—	—	—	—	2,005	2,005
Clyra conversion of note payable and interest	—	—	—	—	—	119	119
Warrants issued with Clyra note payable	—	—	—	—	—	160	160
BETI sales of stock	—	—	—	—	—	50	50
Noncontrolling interest allocation	—	—	993	—	—	(993)	—
Net loss	—	—	—	(2,402)	—	(1,945)	(4,347)
Foreign translation adjustment	—	—	—	—	94	—	94
Balance, December 31, 2024	301,274,243	$202	$158,332	$(149,500)	$(183)	$(2,795)	$6,056

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except for per share data)

	YEARS DECEMBER 31,
	2024	2023
Cash flows from operating activities
Net loss	$(4,347)	$(4,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	2,063	2,124
Common stock issued for services	416	384
Impairment expense	—	394
Inventory reserve	—	54
Operating lease right-of-use assets amortization	100	169
Lease liabilities, net	(82)	(155)
Interest expense related to amortization of the discount on note payable	—	3
Fair value of warrants issued for a fee and interest	106	30
Loss on investment in South Korean joint venture	5	14
PPP forgiveness	(97)	—
Depreciation expense	155	103
Bad debt expense	13	85
Changes in assets and liabilities:
Accounts receivable	(569)	(1,633)
Inventories	(177)	(89)
Prepaid expenses and other assets	(58)	116
Accounts payable and accrued expenses	(542)	548
Deposits	(27)	(67)
Clyra accounts payable and accrued expenses	138	(83)
Contract liabilities	(303)	286
Net cash used in operating activities	(3,206)	(2,365)
Cash flows from investing activities
Equipment purchases	(1,235)	(478)
Clyra note receivable	(82)	—
Net cash used in investing activities	(1,317)	(478)
Cash flows from financing activities
Proceeds from sale of common stock	594	2,153
Proceeds from BioLargo stock option exercise	153	—
Proceeds from BioLargo warrant exercise	756	—
(Repayments) proceeds from debt obligations, net	(14)	65
Repayment by Clyra Medical on inventory line of credit	—	(27)
Proceeds from sale of preferred stock in Clyra Medical	—	1,575
Proceeds from sale of common stock in Clyra Medical	2,005	35
Proceeds from Clyra Medical stock option exercise	—	3
Proceeds from Clyra Medical warrant exercise	30	—
Proceeds from Clyra Medical note payable	864	—
Proceeds from sale of BETI common stock	50	855
Net cash provided by financing activities	4,438	4,659
Net effect of foreign currency translation	94	(128)
Net change in cash	9	1,688
Cash at beginning of year	3,539	1,851
Cash at end of year	$3,548	$3,539
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$33	$58
Income taxes	$—	$—
Short-term lease payments not included in lease liability	$49	$52
Non-cash investing and financing activities
Clyra preferred series A dividend	$345	$242
Conversion of debt into shares of BioLargo common stock	$119	$—
Fair value of warrants issued with Clyra Medical note payable	$160	$—
BioLargo debt obligations exchanged for BETI noncontrolling interest	$—	$50
Present value of new financing right of use and lease liability	$451	$394
Allocation of stock option expense within noncontrolling interest	$993	$904

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

Description of Business

BioLargo, Inc. (“BioLargo”, or the “Company”) invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like PFAS contamination (per- and polyfluoroalkyl substances), advanced water and wastewater treatment, industrial odor control, air quality control, infection control, and myriad environmental remediation challenges. Our business strategy is straightforward: we invent or acquire technologies that we believe have the potential to be disruptive in large commercial markets; we develop and validate these technologies to advance and promote their commercial success as we leverage our considerable scientific, engineering, and entrepreneurial talent; we then monetize these technical assets through a variety of business structures that may include licensure, joint venture, sale, spin off, or by deploying direct to market strategies.

Liquidity / Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. During the year ended December 31, 2024, we generated revenues of $17,779,000, had a net loss of $4,347,000, and used $3,206,000 cash in operations. At December 31, 2024, we had working capital of $4,489,000, and current assets of $7,137,000. We do not believe gross profits in the year ending December 31, 2025 will be sufficient to fund our current level of operations. We have been, and anticipate that we will continue to be, limited in terms of our capital resources. As of December 31, 2024, our cash and cash equivalents totaled $3,548,000, and our total liabilities included $1,079,000 in debt obligations, of which $838,000 were owed by Clyra Medical. Of this remaining amount, $ 552,000 is due within one year. Therefore, we intend to continue to raise investment capital through the sale of our securities and the securities of our subsidiaries. To meet our cash obligations during the year-ended December 31, 2024, we (i) sold $260,000 of our common stock to Lincoln Park Capital Fund, LLC (“Lincoln Park”) (see Note 3), (ii) sold $334,000 of our common stock and warrants to accredited investors (see Notes 3 and 6), (iii) sold $2,005,000, of Clyra Medical common stock (see Note 10), and (iv) sold $50,000 of BETI common stock (see Note 9). To reduce our operational cash burdens, we regularly issue officers and vendors stock or options in lieu of cash and anticipate that we will continue to be able to do so in the future.

The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to continue to raise funds through stock sales to Lincoln Park or other private financings, and in the long term, our ability to attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Organization

We are a Delaware corporation formed in 1991. We have five wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006; ONM Environmental, Inc., organized under the laws of the State of California in 2009; BioLargo Equipment Solutions & Technologies, Inc., organized under the laws of the State of California in 2022; BioLargo Canada, Inc., organized under the laws of Canada in 2014; and BioLargo Development Corp., organized under the laws of the State of California in 2016. Additionally, we own 96% (see Note 9) of BioLargo Energy Technologies, Inc. ("BETI") organized under the laws of the State of California in 2019, 52% (see Note 10) of Clyra Medical Technologies, Inc. (“Clyra” or “Clyra Medical”), organized under the laws of the State of California in 2012 and redomiciled to Delaware in 2023, and 74% (see Note 11) of BioLargo Engineering Science & Technologies, LLC (“BLEST”), organized under the laws of the State of Tennessee in 2017. We consolidate the financial statements of our partially owned subsidiaries (see Note 2, subheading “Principles of Consolidation”).

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and partially-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of BioLargo Canada to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

Our cash balances were made up of the following (in thousands):

	December 31,	December 31,
	2024	2023
BioLargo, Inc. and subsidiaries	$3,175	$3,142
Clyra Medical Technologies, Inc.	373	397
Total	$3,548	$3,539

Accounts Receivable

Accounts receivable are customer obligations that are unconditional. Accounts receivable are presented net of an allowance for credit losses for expected credit losses, which represents an estimate of amounts that may not be collectible. The Company performs ongoing credit evaluations of its customers and, if necessary, provides an allowance for expected credit losses. A credit loss expense for expected credit losses is recorded based on factors including the length of time the receivables are past due, the current business environment, and the Company’s historical experience. Expected credit losses are recorded to general and administrative expenses. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable. The Company does not have any off-balance-sheet credit exposure related to customers. As of December 31, 2024 and 2023, the allowance for expected credit losses was $97,000 and $84,000, respectively. During the years ended December 31, 2024, and 2023, the Company recorded bad debt expense totaling $13,000 and $85,000, respectively.

Allowance for Credit Losses

The Company recognizes an expected allowance for credit losses with respect to its accounts receivable. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible This estimate is adjusted for management's assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses. The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in earnings or an offset to credit loss expense in the year of recovery, in accordance with the entity's accounting policy election. There were no write-offs of accounts receivable during the years ending December 31, 2024 and 2023.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit Concentration

We have a limited number of customers that account for significant portions of our revenue. During the years ended December 31, 2024 and 2023 there was one customer that accounted for more than 10% of consolidated revenues, as follows:

	December 31,	December 31,
	2024	2023
Customer A	77%	82%

We had one customer that accounted for more than 10% of consolidated accounts receivable at December 31, 2024 and 2023, as follows:

	December 31,	December 31,
	2024	2023
Customer A	82%	68%

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. There was no allowance for obsolete inventory as of December 31, 2024 and 2023. Inventories consisted of (in thousands):

	December 31,	December 31,
	2024	2023
Raw material	$210	$79
Finished goods	120	74
Total	$330	$153

Other Non-Current Assets

Other non-current assets consisted of (i) security deposits related to our business offices and leases, (ii) three patents acquired on October 22, 2021, for $34,000.

	December 31,	December 31,
	2024	2023
Patents	$34	$34
Security deposits	61	36
Total	$95	$70

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Method of Accounting

On March 20, 2020, we invested $100,000 into a South Korean entity (Odin Co. Ltd., “Odin”) pursuant to a Joint Venture agreement we had entered into with BKT Co. Ltd. and its U.S. based subsidiary, Tomorrow Water. We received a 40% non-dilutive equity interest, and BKT and Tomorrow Water each received 30% equity interests for an aggregate $150,000 investment.

We account for our investment in the joint venture under the equity method of accounting. We have determined that while we have significant influence over the joint venture through our technology license and our position on the Board of Directors, we do not control the joint venture or are otherwise involved in managing the entity and we own less than a majority of the equity. Therefore, we record the asset on our consolidated balance sheet and record an increase or decrease the recorded balance by our percentage ownership of the profits or losses in the joint venture. During the years ended December 31, 2024 and 2023, the joint venture incurred a loss and our 40% ownership share reduced our investment interest by $5,000 and $14,000, respectively.

Impairment

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results.

For the year ended December 31, 2023, management determined that there was complete impairment of Clyra’s prepaid marketing asset (see Note 10).  For the year ended December 31, 2023, Clyra recorded impairment expense totaling $394,000.

Loss Per Share

We report basic and diluted loss per share (“LPS”) for common and common share equivalents. Basic LPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted LPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the years ended December 31, 2024 and 2023, the denominator in the diluted LPS computation is the same as the denominator for basic LPS due to the Company’s net loss which creates an anti-dilutive effect of the warrants and stock options.  Potentially dilutive securities not included in the calculation of diluted LPS attributable to common stockholders because to do so would be anti-dilutive as of December 31, 2024 and 2023, are as follows (in common stock equivalent shares):

	2024	2023
Stock options	64,510,448	60,047,577
Warrants	31,615,616	51,590,300

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the year reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, allowance for credit losses, asset depreciation and amortization, impairment expense, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation Expense

We recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Fair value is determined on the grant date. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes option pricing model.

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes option pricing model.

The following methodology and assumptions were used to calculate share-based compensation for the years ended December 31, 2024 and 2023:

		2024		2023
	Non Plan	2018 Plan	2024 Plan	Non Plan	2018 Plan
Risk free interest rate	3.81 - 4.34%	4.16%	3.75 - 4.58%	3.48 - 3.58%	3.48 - 4.45%
Expected volatility	95 - 117%	99%	91 - 96%	114%	102 - 114%
Expected dividend yield	—	—	—	—	—
Forfeiture rate	—	—	—	—	—
Life in years	10	10	10	10	10

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black Scholes option pricing model calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option pricing model and recorded as a liability on the consolidated balance sheets. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

Convertible debt instruments are recorded at fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant.

The warrant relative fair values are also recorded as a discount to the convertible promissory notes. As present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered, or product is received.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Codification ("ASC") 606, “Revenue from Contacts with Customers”. The guidance focuses on the core principle for revenue recognition, which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the guidance provides that an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s products are sold through a contract with the customer and a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product, and each product has separate pricing. Revenue is recognized at a point in time when the goods are shipped if the agreement is FOB manufacturer, and when goods are delivered if FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

Service contracts are performed through a written contract, which specifies the performance obligations and the rate at which the services will be billed, typically by time and materials. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed, or, for services related to product installations, at the completion of the installation. A few contracts have called for milestone or fixed cost payments, where we invoice an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

The Company has outstanding contract liability obligations of $0 and $303,000 as of December 31, 2024 and 2023, respectively.  The outstanding balance was recognized per the terms of the contracts. In 2024 our Canadian subsidiary had a customer deposit outstanding at December 31, 2024 and 2023, totaling $76,000 and $113,000, that was awarded as part of a grant for a particular project that has been delayed.  ONM Environmental had a customer deposit outstanding at December 31, 2024 and 2023, totaling $14,000 and $4,000, related to customer purchase orders not yet fulfilled.

As we generate revenues from royalties or license fees from our intellectual property, a licensee will pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. We have entered into a licensing agreement for the CupriDyne Clean product, and we recognize royalty and license fees on a quarterly basis as the product is sold through to third parties and reported to us.

Government Grants

We have been awarded multiple research grants from the private and public Canadian research programs. Income we receive directly from grants is recorded as other income. We have been awarded over 90 grants since our first in 2015. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in operations in the year that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. Management believes there are no unrecognized tax benefits or uncertain tax positions as of December 31, 2024 and 2023.

The Company assessed its earnings history, trends and estimates of future earnings and determined that the deferred tax asset could not be realized as of December 31, 2024. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

The Company recognizes interest and penalties on income taxes as a component of income tax expense, should such an expense be realized.

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2024 and 2023 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, line of credit, and other assets and liabilities. The carrying amount of debt instruments are believed to approximate fair value as the stated interest rates are reflective of the prevailing market rates.

Tax Credits

Our research and development activities in Canada may entitle our Canadian subsidiary to claim benefits under the “Scientific Research and Experimental Development Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. Benefits under the program include credits to taxable income. If our Canadian subsidiary does not have taxable income in a reporting period, we will not receive tax refund from the Canadian Revenue Authority.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

At inception of a lease contract, we assess whether the contract is, or contains, a lease. Our assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period of the contract, and (3) whether we have the right to direct the use of the asset during such time period. At inception of a lease, we allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. Leases are classified as either finance leases or operating leases. A lease must be classified as a finance lease if any of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any of these criteria. We have one lease classified as finance leases. For all leases at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. The lease liability is initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, management estimates the incremental borrowing rate, which currently is estimated to be 18%. Lease payments included in the measurement of the lease liability comprise the following: the fixed noncancelable lease payments, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early. Lease components are included in the measurement of the initial lease liability. Additional payments based on a change in our portion of the operating expenses, including real estate taxes and insurance, are recorded as a period expense when incurred. Lease modifications result in remeasurement of the lease liability. Lease expense for operating leases consists of the lease payments plus any initial direct costs, primarily brokerage commissions, and is recognized on a straight-line basis over the lease term. We have elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases on our right-of-use asset and lease liability was not material.  As of December 31, 2024 and 2023, the operating lease right-of-use assets totaled $992,000, and $1,092,000, respectively.  As of December 31, 2024 and 2023, the operating lease liability totaled $1,027,000 and $1,109,000, respectively, on our consolidated balance sheets related to our leases.  The finance lease is related to Clyra.  As of December 31, 2024, the finance right-of-use asset for Clyra totaled $451,000 and the finance lease liability totaled $448,000 (see Note 10).

Equipment and leasehold improvements

Equipment and leasehold improvements is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 - 10 years. Additions, renewals, and betterments that significantly extend the life of the asset are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in income for the period.  Equipment and leasehold improvements as of December 31, 2024 and 2023 is as follows (in thousands):

	2024	2023
Equipment	$1,678	$453
Leasehold improvements	526	572
Total, at cost	2,204	1,025
Less: accumulated depreciation	(462)	(363)
Total equipment and leasehold improvements, net	$1,742	$662

Noncontrolling Interest

A noncontrolling interest is defined as the portion of the equity in an entity not attributable, directly or indirectly, to the primary beneficiary. Noncontrolling interests are required to be presented as a separate component of equity on a consolidated balance sheets. Accordingly, the presentation of net income (loss) is modified to present the income (loss) attributed to controlling and non-controlling interests. The noncontrolling interest on the Company’s consolidated balance sheets represents equity not held by the Company. In accordance with ASC 810-10-20, “Noncontrolling Interests” BioLargo consolidates three non-wholly owned subsidiaries - Clyra, BLEST and BETI. Noncontrolling interest of Clyra represents 48% and 47% as of December 31, 2024 and 2023.  Noncontrolling interest of BLEST represents 26% and 23% as of December 31, 2024 and 2023, respectively.  Noncontrolling interest of BETI represents 4% as of December 31, 2024 and 2023.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued an update that, among other things, requires public entities to disclose significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss, provide an amount for other segment items by reportable segment and provide all segment disclosures required on an annual basis in interim periods. Additionally, the update requires entities to disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This was effective January 1, 2024, and interim periods within fiscal years beginning after December 15, 2024. Retrospective application is required. BioLargo adopted this update effective December 31, 2024.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, “Improvements to Income Tax Disclosures.” ASU 2023-09 requires disclosure of specific categories in the income tax rate reconciliation and requires additional information for reconciling items that meet a quantitative threshold. The standard requires an annual disclosure of income taxes paid, net of refunds received, disaggregated by federal, state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. The standard is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The Company does not expect the adoption of the standard to have a material impact on its disclosures.

In November 2024, the FASB issued ASU 2024-03, “Expense Disaggregation Disclosures.” ASU 2024-03 requires disclosure to disaggregate prescribed expenses within relevant income statement captions. The standard is effective for fiscal years beginning after December 15, 2026, and for interim periods after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact of the changes to its existing disclosures.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Sale of Stock for Cash

Lincoln Park Financing

On December 13, 2022, we entered into a stock purchase agreement (the “2022 LPC Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. The agreement allows us, at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The purchase price of the shares that may be sold to Lincoln Park under the agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. There are no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the agreement. Concurrently with the 2022 LPC Purchase Agreement, we entered into a Registration Rights Agreement, pursuant to which we filed a registration statement on Form S-1 with the SEC on December 23, 2022. This registration statement was declared effective on January 19, 2023.

During the years ended December 31, 2024 and 2023, we sold 766,175 and 3,833,230 shares of our common stock to Lincoln Park, and received $260,000 and $995,000, respectively, in gross and net proceeds. Of the sales in the year ended December 31, 2024, all were in the first calendar quarter.

Unit Offerings

During the year ended December 31, 2024 we sold 1,848,720 shares of our common stock and received $419,000 and $334,000 in gross and net proceeds from accredited investors. During the year ended December 31, 2023, we sold 8,170,287 share of our common stock and received $1,158,000 in gross and net proceeds.  In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase additional shares. (See Note 6, “Warrants Issued in Unit Offering”.)

Note 4. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2024 and 2023 (in thousands). The table does not include debt obligations of our partially owned subsidiary Clyra Medical (see Note 10, “Debt Obligations of Clyra Medical”).

	December 31,

	2024	2023
Current portion of debt:
SBA Paycheck Protection Program loan	$43	$43
Vehicle loan, current portion	13	13
SBA EIDL Loan, matures July 2053, current portion	10	10
Total current portion of debt	$66	$66

Long-term debt:
Vehicle loan, matures March 2029	$41	$55
SBA Paycheck Protection Program loans, matures May 2025	—	97
SBA EIDL Loan, matures July 2053	134	137
Total long-term debt, net of current	$175	$289

Total	$241	$355

For the years ended December 31, 2024 and 2023, we recorded $66,000 and $91,000 of interest expense related to the coupon interest from our convertible notes and lines of credit.  Interest expense for the year ended December 31, 2024, was offset by $33,000 of interest income.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vehicle loan

On February 7, 2023, we entered a loan agreement with Bank of America for the purchase of a commercial vehicle used in operations totaling $80,000, at 5.29% annual interest which matures March 7, 2029. The loan agreement requires monthly payments of $1,000.  As of December 31, 2024, and 2023, the balance of this loan totaled $54,000 and $68,000.

Convertible note payable, matures March 1, 2023

On March 6, 2023, we entered into an agreement with the holder of a $50,000 note to convert that note into common stock of BETI. As payment for interest, a warrant to purchase 200,000 shares of BioLargo common stock at $0.21 was issued to the investor, expiring five years from the grant date. (See Note 6).

SBA Program Loans

On February 7, 2022, we received notice that the SBA had forgiven $174,000 of the ONM Environmental $217,000 Paycheck Protection Program (PPP) loan. As of December 31, 2024, and 2023, the outstanding balance on this loan totaled $43,000.

On May 12, 2022, we received notice that the SBA had denied the forgiveness application of BLEST’s $97,000 PPP loan. We successfully appealed that decision and on June 28, 2024, we received notice that the SBA had forgiven the balance of the BLEST Paycheck Protection Program (PPP) loan.

In July 2020, ONM Environmental received an Economic Injury Disaster Loan from the SBA in the amount of $150,000. The note has a 3.75% annual interest rate, requires monthly payments of $700, and matures July 2053.  As of December 31, 2024 and 2023, the balance of this loan totaled $144,000 and $147,000.

Note 5. Share-Based Compensation

Issuance of Common Stock in exchange for Services

During the years ended December 31, 2024 and 2023, we issued 1,107,594 and 1,951,541 shares, respectively, to officers, consultants, and other third parties as payment of amounts owed for services provided to our company, and recorded an aggregate $284,000 and $384,000, respectively, in selling general and administrative expense related to these issuances.

Payment of Officer Salaries

During the year ended December 31, 2024, certain of our officers agreed to convert an aggregate $13,000 of accrued and unpaid salary into 57,666 shares of our common stock.  The unpaid salary is converted on the last day of each quarter as follows: on December 31, 2024, an officer agreed to convert $4,000 of accrued and unpaid salary into 16,579 shares of our common stock at $0.19 per share; on  September 30, 2024, an officer agreed to convert an aggregate $9,000 of accrued and unpaid salary into 41,087 shares of our common stock at $0.23 per share.  There were no shares of our common stock issued in exchange for unpaid salary during the three months ended June 30, 2024, or March 31, 2024.

During the year ended December 31, 2023, certain of our officers agreed to convert an aggregate $48,000 of accrued and unpaid salary into 292,029 shares of our common stock.  The unpaid salary is converted on the last day of each quarter as follows: on December 31, 2023, we issued 123,178 shares of our common stock at $0.17 per share; on September 30, 2023, we issued 69,563 shares of our common stock at $0.17 per share; on June 30, 2023, we issued 68,541 shares of our common stock at $0.18 per share; on March 31, 2023, we issued 30,747 shares of our common stock at $0.20 per share.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Payment of Consultant Fees

During the year ended December 31, 2024, certain of our consultants agreed to convert an aggregate $271,000 accrued and unpaid obligations to consultants and vendors into 1,049,928 shares of our common stock.  The unpaid obligations were converted on the last day of each quarter as follows: on December 31, 2024, we issued 94,126 shares of our common stock at $0.19 per share in lieu of $18,000 of accrued and unpaid obligations; on September 30, 2024, we issued 219,816 shares of our common stock at $0.23 per share in lieu of $54,000 of accrued and unpaid obligations; on June 30, 2024, we issued 446,989 shares of our common stock at $0.26 per share in lieu of $116,000 of accrued and unpaid obligations; on March 31, 2024, we issued 288,997 shares of our common stock at $0.35 per share in lieu of $83,000 of accrued and unpaid obligations.

During the year ended December 31, 2023, certain of our consultants agreed to convert an aggregate $336,000 accrued and unpaid obligations into 1,659,512 shares of our common stock.  The unpaid obligations were converted on the last day of each quarter as follows: on December 31, 2023, we issued 261,276 shares of our common stock at $0.17 per share; on September 30, 2023, we issued 146,123 shares of our common stock at $0.17 per share; on June 30, 2023, we issued 352,370 shares of our common stock at $0.18 per share; on  March 31, 2023, we issued 899,743 shares of our common stock at $0.20 per share.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Stock Option Expense

During the years ended December 31, 2024 and 2023, we recorded an aggregate $2,063,000 and $2,124,000, respectively, in selling general and administrative expense related to the granting of stock options. We issued options through our 2024 Equity Incentive Plan, 2018 Equity Incentive Plan, and outside of these plans.  Of the aggregate amount issued during the years ended December 31, 2024 and 2023, $528,000 and $260,000, respectively, were issued by our subsidiary Clyra Medical (see Note 10).

2024 Equity Incentive Plan

On June 13, 2024, our stockholders adopted the BioLargo 2024 Equity Incentive Plan (“2024 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 13, 2034. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The number of shares available to be issued under the 2024 Plan increases automatically on January 1 of each year by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of December 31, 2024, 40,000,000 shares are authorized under the plan, and 34,506,080 remain available for grant.

Activity for our stock options under the 2024 Plan during the nine months ended December 31, 2024, is as follows:

	Options outstanding	Weighted average price per share	Weighted average remaining life	Aggregate intrinsic Value(1)
Balance, December 31, 2023	—	$—
Granted	5,493,920	$0.23
Balance, December 31, 2024	5,493,920	$0.23	9.7	$—
Unvested	(1,793,184)	$0.22
Vested, December 31, 2024	3,700,736	$0.23	9.7	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.19 at December 31, 2024.

The options granted to purchase 5,493,920 shares during the year ended December 31, 2024 with an aggregate fair value of $1,121,000 were issued to board of directors, employees and consultants: (i) we issued options to purchase 2,113,286 shares of our common stock to members of our board of directors for services performed, in lieu of cash; the per share exercise price ranged between $0.19 and $0.26 and the fair value of these options totaled $397,000; (ii) we issued options to purchase 1,683,018 shares of our common stock to employees as part of employee retention plans; the per share exercise price ranged between $0.19 and $0.26 and the fair value of employee retention plan options totaled $336,000 and vest over time or based on performance metrics; (iii) we issued options to purchase 697,616 shares of our common stock to consultants in lieu of cash for expiring options and for services performed; the per share exercise price ranged between $0.24 and $0.26  the fair value of these options totaled $154,000 and (iv) we issued options to purchase 1,000,000 shares of our common stock with a per share exercise price range between $0.24 and $0.27 to our Chief Financial Officer with a fair value of $234,000 for expiring options and extension of agreements. All stock option expense is recorded on our condensed consolidated statement of operations as selling, general and administrative expense.

As of December 31, 2024, there remains $359,000 of stock option expense to be expensed over the next four years.

Extension of Agreement with Chief Financial Officer

On August 13, 2024, we and our Chief Financial Officer Charles K. Dargan, II agreed to extend the term of his engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as our Chief Financial Officer. The Engagement Extension Agreement dated as August 13, 2024 (the “Engagement Extension Agreement”) expires January 31, 2025 (the “Extended Term”), at which time the agreement will automatically renew for subsequent one-year periods.  As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock (this issuance is included in the total identified in (iv) above). The Option vests over the period of the Extended Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the August 13, 2024, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes. Upon each renewal of the agreement, Mr. Dargan will be issued an option to purchase 300,000 shares, at an exercise price equal to the closing price of the Company's common stock on the prior business day, vesting over one year.

2018 Equity Incentive Plan

On June 22, 2018, our stockholders adopted the BioLargo 2018 Equity Incentive Plan (“2018 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be issued under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The 2018 Plan closed in June 2024 with 9,343,614 shares unissued.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for our stock options under the 2018 Plan during the years ended December 31, 2024 and 2023, is as follows:

		Weighted	Weighted
		Average	Average	Aggregate
	Options	Price per	remaining	Intrinsic
	Outstanding	share	term	Value(1)
Balance, December 31, 2022	28,484,549	$0.19
Granted	12,623,899	$0.17
Balance, December 31, 2023	41,108,448	$0.19
Granted	1,547,938	$0.30
Exercised	(485,000)	$0.15
Balance, December 31, 2024	42,171,386	$0.19	6.7	$756,000
Non-vested	(3,334,248)	$0.22
Vested, December 31, 2024	38,837,138	$0.19	6.6	$739,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.19 at December 31, 2024.

The options granted to purchase 1,547,938 shares during the year ended December 31, 2024 with an aggregate fair value of $418,000 were issued to board of directors, employees and consultants: (i) we issued options to purchase 267,746 shares of our common stock to members of our board of directors for services performed, in lieu of cash; the exercise price on the respective grant date was $0.35 per share and the fair value of these options totaled $85,000; (ii) we issued options to purchase 735,351 shares of our common stock to employees as part of employee retention plans or per an employment agreement; the exercise price on the respective grant date was between $0.17 and $0.35 per share and the fair value totaled $173,000 and vest over time or based on performance metrics; and (iii) we issued options to purchase 544,841 shares of our common stock to replace expiring options; the exercise price on the respective grant date was $0.35 per share and the fair value of these options totaled $160,000.  All stock option expense is recorded on our condensed consolidated statement of operations as selling, general and administrative expense.

As of December 31, 2024, there remains $554,000 of stock option expense to be expensed over the next three years.

The options granted to purchase 12,623,899 shares during the year ended December 31, 2023, with an aggregate fair value of $2,058,000 were issued to officers, board of directors, employees and consultants: (i) we issued options to purchase 560,435 shares of our common stock at an exercise price on the respective grant date ranging between $0.17 - $0.20 per share to our officers to replace options that had expired and resulted in a fair value of $151,000; (ii) we issued options to purchase 2,213,180 shares of our common stock at an exercise price on the respective grant date ranging between $0.17 – $0.20 per share to members of our board of directors for services performed, in lieu of cash; the fair value of these options totaled $365,000; (iii) we issued options to purchase 4,080,138 shares of our common stock to employees as part of an employee retention plan at an exercise price on the respective date ranging between $0.17 – $0.20 per share; the fair value of employee retention plan options totaled $658,000 and will vest quarterly over four years as long as they are retained as employees; (iv) we issued options to purchase 5,470,146 shares of our common stock to consultants in lieu of cash for expiring options and per agreement totaling $884,000, and (v) we issued 300,000 options to our Chief Financial Officer with a fair value of $56,000 (see “Chief Financial Officer Contract Extension” above). All stock option expense is recorded on our consolidated statements of operations as selling, general and administrative expense.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants.

Activity for our stock options under the 2007 Plan for the years ended December 31, 2024 and 2023 is as follows:

		Weighted	Weighted
		Average	Average	Aggregate
	Options	Price per	remaining	intrinsic
	Outstanding	share	term	Value(1)
Balance, December 31, 2022	1,904,085	$0.56
Expired	(340,000)	0.30
Balance, December 31, 2023	1,564,085	$0.61
Expired	(406,585)	0.61
Balance, December 31, 2024	1,157,500	$0.53	1.0	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.19 at December 31, 2024.

Non-Plan Options issued

Activity of our non-plan stock options issued for the years ended December 31, 2024 and 2023 is as follows:

		Weighted	Weighted
	Non-plan	average	Average	Aggregate
	Options	price per	remaining	intrinsic
	outstanding	share	term	value(1)
Balance, December 31, 2022	19,023,829	$0.39
Granted	60,040	$0.20
Expired	(1,708,825)	$0.30
Balance, December 31, 2023	17,375,044	$0.39
Granted	85,251	$0.23
Exercised	(463,882)	$0.17
Expired	(1,308,771)	$0.46
Balance, December 31, 2024	15,687,642	$0.40	2.5	$48,000
Unvested	(218,750)	$0.44
Vested and outstanding, December 31, 2024	15,468,892	$0.39	2.4	$48,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.19 at December 31, 2024.

During the year ended December 31, 2024, we issued options to purchase an aggregate 85,251 shares of our common stock at exercise prices ranging between $0.23 and $0.26 per share to vendors for fees for services. The fair value of the options issued totaled an aggregate $18,000 and is recorded in our selling, general and administrative expense.  As of December 31, 2024, there is a total of $55,000 unvested fair value that will expense in the next 2 years.

During the year ended December 31, 2023, we issued options to purchase an aggregate 60,040 shares of our common stock at exercise prices ranging between $0.18 – $0.20 per share to vendors for fees for services. The fair value of the options issued totaled an aggregate $11,000 and is recorded in our selling, general and administrative expense.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Warrants

We have certain warrants outstanding to purchase our common stock, at various prices, issued for the years ended December 31, 2024 and 2023 is as follows:

		Weighted	Weighted
		average	average	Aggregate
	Warrants	price per	Remaining	intrinsic
	outstanding	share	term	value(1)
Balance, December 31, 2022	49,023,458	$0.26
Granted	16,459,374	$0.26
Expired	(13,892,532)	$0.23
Balance, December 31, 2023	51,590,300	$0.27
Granted	4,127,516	$0.30
Exercised	(3,278,337)	$0.23
Expired	(20,823,863)	$0.24
Balance, December 31, 2024	31,615,616	$0.29	2.4	$38,000

(1) – Aggregate intrinsic value based on closing common stock price of $0.19 at December 31, 2024.

During 2024, investors exercised warrants to purchase 3,278,337 shares of our common stock, and we received $756,000 in proceeds.

Warrants issued in Unit Offerings

During the year ended December 31, 2024, pursuant to our Unit Offerings (see Note 3), we issued six-month stock purchase warrants to purchase an aggregate 1,849,284 shares of our common stock at prices ranging between $0.23 and $0.40 per share, and five-year stock purchase warrants to purchase an aggregate 2,278,232 shares of our common stock at prices ranging between $0.19 and $0.50 per share.  The relative fair value of the warrant component of the units sold to investors totaled $230,000. The Black-Scholes model was used to calculate relative fair value, further discounted by the beneficial conversion feature and the value of the common stock component.

During the year ended December 31, 2023, pursuant to our Unit Offerings (see Note 3), we issued six-month stock purchase warrants to purchase an aggregate 8,129,687 shares of our common stock at prices at $0.23 per share, and five-year stock purchase warrants to purchase an aggregate 8,129,687 shares of our common stock at $0.29 per share.  The relative fair value of the warrant component of the units sold to investors totaled $726,000. The Black-Scholes model was used to calculate relative fair value, further discounted by the beneficial conversion feature and the value of the common stock component.

Warrant issued in conjunction with amendment to note payable

On March 6, 2023, we entered into an agreement with the holder of a $50,000 note (see Note 4, “Convertible note payable, matures March 1, 2023”) to convert that note into common stock of BETI. As payment for interest, a warrant to purchase 200,000 shares of BioLargo common stock at $0.21 was issued to the investor, expiring five years from the grant date. The fair value of this warrant totaled $30,000 and was recorded as interest expense on our consolidated statements of operations.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value – Warrants

To determine interest expense related to our outstanding warrants issued in conjunction with debt offerings, the fair value of each award grant is estimated on the date of grant using the Black-Scholes option pricing model and the relative fair values are amortized over the life of the warrant. For the determination of expense of warrants issued for services, extinguishment of debt and settlement management also uses the option-pricing model. The principal assumptions we used in applying this model were as follows:

	2024	2023
Risk free interest rate	4.15 - 5.38%	3.38 – 4.45%
Expected volatility	64 - 87%	56 - 95%
Expected dividend yield	—	—
Forfeiture rate	—	—
Expected life in years	.5 - 5	.5 - 5

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is based on the contract term of the warrant.

Note 7. Accounts Payable and Accrued Expenses

As of December 31, 2024, accounts payable and accrued expenses included the following (in thousands):

							Intercompany
Category	BioLargo	ONM	BLEST	BioLargo Canada	BETI	BEST	amounts	Totals
Accounts payable	$221	$511	$73	$24	$31	$—	$(34)	$826
Accrued payroll	12	68	40	—	—	—	—	120
Total								$946

As of December 31, 2023, accounts payable and accrued expenses included the following (in thousands):

							Intercompany
Category	BioLargo	ONM	BLEST	BioLargo Canada	BETI	BEST	amounts	Totals
Accounts payable	$163	$964	$34	$93	$40	$—	$(82)	$1,212
Accrued payroll	49	86	116	—	—	—	—	251
Accrued interest	25	—	—	—	—	—	—	25
Total								$1,488

See Note 10, “Accounts Payable and Accrued Expenses”, for the accounts payable and accrued expenses of Clyra Medical.

Note 8. Provision for Income Taxes

Given our historical losses from operations, income tax obligations have been limited to the minimum franchise tax assessed by the State of California. Since 2016, we have not consolidated for tax purposes with our subsidiary Clyra Medical, as our ownership interest was less than 80%. Our subsidiary BLEST is a Tennessee limited liability company and as a pass-through entity does not pay federal taxes. However, the state of Tennessee charges franchise and excise taxes for limited liability companies, and thus BLEST will incur a nominal franchise tax and will not pay an excise tax unless and until it is profitable. The Company’s losses before income taxes consist primarily of losses from domestic operations but also included relatively nominal losses from foreign operations.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of income tax expense (benefit) computed at the statutory federal tax rates to income taxes as reflected in the financial statements is as follows:

	2024		2023
	Amount	Rate	Amounts	Rate
Statutory U.S. federal tax rate	$(913)	(21.0%)	$(976)	(21.0%)

Permanent differences:
State and local income taxes, net of federal benefit		0.0%		0.0%
Stock compensation	433	10.0%	446	9.6%
Other	227	5.2%	(411)	(8.8%)
Valuation Allowance	253	5.8%	941	20.2%
Total	$—	0.0%	$—	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are comprised of the following (in thousands):

	2024	2023
Net operating loss carryforwards	$22,508	$22,255
Valuation allowance	(22,508)	(22,255)
Total net deferred tax assets	$—	$—

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2024 and 2023, respectively. The Company reevaluates the positive and negative evidence at each reporting period.

At December 31, 2024, the Company had utilizable federal net operating loss carry forwards of approximately $93 million.  The federal operating losses prior to 2004 have expired. Utilization of the U.S. federal and state net operating loss may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization.

The Company is subject to tax in the United States (“U.S.”) and files income tax returns in the U.S. Federal jurisdiction and several states and local jurisdictions where the Company has determined it has tax nexus. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for periods after 2020. The Company currently is not under examination by any tax authority.

Note 9. Noncontrolling Interest – BioLargo Energy Technologies, Inc. (BETI)

BioLargo Energy Technologies, Inc. (“BETI”) was formed for the purpose of commercializing a liquid sodium battery technology. BioLargo purchased 9,000,000 shares of BETI common stock upon its formation and was initially its sole stockholder. During the year ended December 31, 2024, BETI sold 20,000 shares of its common stock and received $50,000 During the year ended December 31, 2023, BETI sold 467,000 shares of its common stock and received $1,005,000. Of that amount, $100,000 in shares were purchased by BioLargo and $50,000 related to a conversion of BioLargo debt. Each investor also entered into an agreement with BioLargo whereby the investor may exchange some or all of its shares of BETI common stock into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 20 trading days prior to the election to exchange. Elections have been made during calendar year 2024.

As of December 31, 2024, BETI had 9,487,000 issued and outstanding shares, of which BioLargo holds 9,070,000.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Noncontrolling Interest – Clyra Medical

As discussed in Note 2 above, we consolidate the operations of our partially owned subsidiary Clyra Medical, of which we owned 52% of its outstanding shares as of December 31, 2024.

On December 15, 2023, Clyra filed a Certificate of Conversion with the Delaware Secretary of State, formally changing its corporate domicile from California to Delaware. In association with the change, for each one share of common stock of the California corporation, 100 shares of the Delaware corporation were issued. All share numbers stated herein, regardless of date, reflect the foregoing 1-for-100 stock split.

Impairment of Other Asset, Prepaid Marketing

On December 30, 2015, Clyra entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen is obligated to provide consulting services to Clyra Medical related to its sales and marketing activities, in exchange for $23,000 per month for a period of four years. On June 30, 2020, at Clyra’s request, Beach House Consulting agreed to accept 3,639 shares of Clyra common stock valued at $788,000, in lieu of cash, as full prepayment of the consulting fee. The obligation to provide the consulting services is dependent on Clyra generating an average of $250,000 in monthly sales over three consecutive months, which has not been met. The value of the shares issued to Beach House totaled $788,000, and the obligation was recorded as a non-current asset on our consolidated balance sheets.

During 2023, Clyra Medical's revenue did not improve, and management determined as of December 31, 2023, to impair the remaining asset balance totaling $394,000. The impairment amount was charged to impairment expense on our consolidated statements of operations.

Debt Obligations of Clyra Medical

Promissory Notes

During the year ended December 31, 2024, Clyra issued promissory notes in the aggregate amount of $1,064,000, the funds of which were used to purchase and secured by equipment for at-scale production of its wound irrigation solution products. Of this total, $200,000 was issued to BioLargo and this eliminates during consolidation of intercompany transactions. The notes bear interest at the rate of 15% per annum, mature in two years, and require interest-only payments until maturity.

On April 8, 2022, Clyra Medical issued a promissory note in the principal amount of $100,000 to an individual investor, payable April 8, 2024, and bearing 8% annual interest. The note may be converted by its holder at any time prior to the maturity date, and automatically converts to stock upon (i) Clyra’s sale of $5,000,000 or more of its common or preferred stock, or (ii) the maturity date, at a conversion price equal to 70% of the lowest price-per-share of shares sold to a future investor prior to the maturity date. During July 2024, the note holder elected to convert the outstanding principal and interest totaling $119,000, and in exchange received 34,126 shares of Clyra common stock.

Line of Credit

On June 30, 2020, Clyra Medical entered into a Revolving Line of Credit Agreement whereby Vernal Bay Capital Group, LLC ("Vernal") committed to provide a $1,000,000 inventory line of credit. Clyra Medical received $260,000 in draws and made repayments totaling $99,000. Funds from the line of credit must be used to produce inventory. Additional draws are conditional upon the presentation of invoices or purchase orders to the lender equal to the greater of one-half of principal outstanding on the line of credit, and $200,000. The line of credit note bears interest at 15%, matures in one year, and requires Clyra pay interest and principal from gross product sales. For the first 180 days, on a monthly basis, Clyra was required to pay 30% of gross product sales to reduce amounts owed, and thereafter 60% of gross sales.  A security agreement of the same date grants Vernal Bay a security interest in Clyra’s inventory, as that term is defined in the Uniform Commercial Code. Clyra may prepay the note at any time.

On December 13, 2022, Clyra and Vernal entered into an amendment of the Revolving Line of Credit Agreement whereby the maturity date of the line of credit was extended to September 30, 2024, and the payment terms were modified such that amounts of principal due in each month are capped at a maximum of 15% of the principal amount then due under the note. Additionally, BioLargo agreed to allow Vernal Bay to elect to convert, any time prior to the note’s maturity date, the 32,200 shares of Clyra common stock it received as consideration for the line of credit into shares of BioLargo common stock based on the volume weighted average price of BioLargo common stock for the 30 business days preceding the election. Vernal Bay elected to convert these shares into 527,983 shares of BioLargo common stock in January 2023. As of December 31, 2024 and 2023, the balance outstanding on this line of credit totaled $134,000. Clyra continues to make monthly interest payments.

Sale and leaseback of equipment

On December 4, 2024, Clyra entered into an agreement whereby it sold and leased back certain equipment to be used in the manufacturing of its wound irrigation solution. Clyra received $350,000 cash and a secured promissory note in the principal amount of $82,000 which bears interest at 15%, requires interest be paid monthly, and the principal balance due on December 4, 2028. The obligations of the Note are secured by the equipment pursuant to a security agreement. Concurrently, Clyra leased the equipment for a 49-month term with monthly payments totaling $600,000.  At the end of the lease term, Clyra has the option to purchase the equipment for $82,000.

Year ending,	Total
December 31, 2025	$150
December 31, 2026	150
December 31, 2027	150
December 31, 2028	150
Total minimum lease payments	600
Less imputed interest	(152)
Total financing lease payments	$448

Equity Transactions

As of December 31, 2024, Clyra had an aggregate 10,544,527 shares outstanding, of which 746,418 were Series A Preferred shares. Of that amount, BioLargo owned 5,470,921 shares, of which 165,765 were Series A Preferred shares.  As of December 31, 2023, Clyra had an aggregate 10,000,749 shares outstanding, of which 746,418 were Series A Preferred shares. Of that amount, BioLargo owned 5,322,775 shares, of which 165,765 were Series A Preferred shares.

Sales of Common Stock

During the year ended December 31, 2024, Clyra sold 373,875 shares of its common stock, from 29 accredited investors. In exchange, it received $2,005,000 in gross and net proceeds.  The fair value of these warrants issued total $163,000 and is limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the Clyra stock.

During the year ended December 31, 2023, Clyra sold 7,000 shares of its common stock, and issued a warrant to purchase 3,500 shares of its common stock at $7.50 per share, expiring February 28, 2027, from one accredited investor. In exchange, it received $35,000 in gross and net proceeds.  The fair value of this warrant issued total $4,000 and is limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the Clyra stock.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sales of Series A Preferred Stock

During the year ended December 31, 2023, Clyra sold 508,072 shares of its Series A Preferred Stock, and in exchange received $1,575,000 in gross and net proceeds from 35 accredited investors. Purchasers of the Series A Preferred Stock also received a 3-year warrant to purchase the same number of additional shares of common stock for $3.72 per share. The fair value of the warrants issued totaled $410,000 and is limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the Series A Preferred Stock. Shares of Series A Preferred Stock earn a dividend of 15% each year, compounding annually; the company is under no obligation to pay such dividends in cash, and such dividends automatically convert to common stock upon conversion of the Series A Preferred Stock to common stock. Each share of Series A Preferred stock can be converted by the holder at any time for one share of common stock, and automatically convert upon the completion of a public offering of shares in which at least $5,000,000 of gross proceeds is received by the company. Accrued dividends may be converted to common stock at a conversion rate of $3.10 per share. Each investor also entered into an agreement with BioLargo whereby the investor may exchange some or all of its Series A Preferred stock, plus accrued dividends, into shares of BioLargo common stock, at a price equal to a 20% discount of the volume weighted average price over the 30 prior trading days. Elections may be made during the period beginning January 1, 2025, and ending on June 30, 2026.

On July 20, 2023, BioLargo converted $96,000 owed to it by Clyra into 30,833 shares of Clyra Series A preferred common stock.

Stock Options

		Weighted	Weighted
	Clyra	average	average
	Options	price per	remaining
	Outstanding	share	term
Balance, December 31, 2022	1,583,329	$0.06
Granted	191,981	$0.01
Exercised	(296,389)	$1.97
Balance, December 31, 2023	1,478,921	$0.31
Granted	497,942	$0.85
Balance, December 31, 2024	1,976,863	$1.12	7.0
Unvested	(300,000)	$0.01
Balance, December 31, 2024	1,676,863	$1.32	6.4

Clyra issues options to its employees and consultants in lieu of compensation owed on a regular basis. During the years ended December 31, 2024 and 2023, Clyra issued options to purchase 497,942 and 191,981 shares of its common stock, respectively. Each option vests upon issuance and has an expiration date 10 years from the date of grant. Of the 497,942 options granted during the year ended December 31, 2024, the exercise price of 400,000 are $0.01 per share, 6,666 are exercisable at $1.00 and the remainder are exercisable at $4.50 per share. Of the 191,981 options granted during the year ended December 31, 2023, the exercise price of 52,700 are $0.01 per share, and the remainder are $2.71 per share.  The fair value of the options issued in the year ended December 31, 2024 and 2023 totaled $528,000 and $260,000, respectively; we used the Black-Scholes model to calculate the initial fair value, assuming a stock price on date of grant of $4.50 and $2.71 per share, respectively. Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%. During the year ended December 31, 2024, we used a risk-free rate ranging between 3.95% - 4.34% compared to the year-ended December 31, 2023, we used a risk-free rate ranging between 3.48% - 4.45%, a volatility of 43% - 49% and an expected life of 10 years.

As of December 31, 2024, there remains $944,000 of stock option expense to be expensed over the next two years.

Warrants

	Clyra Warrants Outstanding	Weighted average price per share	Weighted average remaining
Balance, December 31, 2022	207,513	$3.72
Granted	542,398	$3.74
Balance, December 31, 2023	749,911	$3.74
Granted	441,336	$6.70
Exercised	(8,065)	$3.72
Balance at December 31, 2024	1,183,182	$4.84	2.6

During 2024, Clyra issued warrants to purchase an aggregate 441,336 shares.  Included as part of entering in to the Clyra promissory notes, Clyra issued warrants to purchase an aggregate 177,333 shares at $6.00 per share that expire 5 years from the issue date. The fair value of these warrants totaled $160,000 and is recorded as a discount which will be amortized to interest expense over the term of the note.  As an incentive to enter into the leaseback, Clyra issued warrants for the purchase of 58,333 shares of Clyra common stock at $6.00 per share, expiring five years after grant date.  The fair value of these warrants totaled $106,000, recorded as a financing fee in the consolidated statements of operations. Clyra sold stock for cash in a unit offering and as part of the unit offering issued warrants to purchase 205,670 shares of its common stock at $7.50 per share, expiring February 28, 2027, or August 1, 2027.

Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%. We used a risk-free rate ranging between 3.44% - 4.58%, a volatility ranging between 43% - 49% and expected lives of 3 - 5 years.

Accounts Payable and Accrued Expenses

At December 31, 2024 and 2023, Clyra had the following accounts payable and accrued expenses (in thousands):

Category	2024	2023
Accounts payable	$247	$135
Accrued payroll	30	7
Accrued dividend	590	242
Accrued interest	—	13
Total	$867	$397

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. BioLargo Engineering, Science & Technologies, LLC

In September 2017, we commenced a full-service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville, Tennessee area, and entered into employment agreements with six scientists and engineers. (See Note 12 “Business Segment Information”.) BLEST was capitalized with two classes of membership units: Class A, 100% owned by BioLargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 1,750,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018 (which was not met), collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. These criteria are to be evaluated annually by BLEST’s compensation committee (which includes BioLargo’s president, CFO, and BLEST’s president), beginning September 2018. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied.

The BLEST Compensation Committee has met regularly since the subsidiary commenced operations. In December 2023, the committee determined that a portion of the performance metrics were met and issued additional profit interests would be vested (22.5% in the aggregate) and vested additional option interests (1,750,500 option shares in the aggregate). In December 2024, the committee  determined that a portion of the performance metrics were met and issued additional profit interests would be vested (26.25% in the aggregate) and vested additional option interests (1,750,500 option shares in the aggregate). The vesting of option shares during the years ended December 31, 2024 and 2023 resulted in a fair value totaling $55,000 and $17,000 and is recorded on our consolidated statements of operations as selling, general and administrative expense.

Note 12. Business Segment Information

For the years ended December 31, 2024 and 2023, BioLargo had six operating business segments, plus its corporate entity which is responsible for general corporate operations, including administrative functions, finance, human resources, marketing, legal, etc. The six operational business segments are:

1.	ONM Environmental -- which sells odor and volatile organic control products and services, located in Westminster, California;
2.	BLEST - which provides professional engineering services on a time and materials basis for outside clients and supports our internal operations as needed., located in Oak Ridge, Tennessee;
3.	Clyra Medical Technologies (“Clyra Medical”) -- which develops and sells medical products based on our technologies;
4.	BioLargo Energy Technologies, Inc. ("BETI") - which is developing our proprietary battery technology;
5.	BioLargo Equipment Solutions & Technologies ("BEST") - which sells our water treatment equipment; and
6.	BioLargo Canada (formerly named BioLargo Water) - the main hub of our scientists researching and developing our technologies, located in Edmonton, Alberta Canada.

Other than ONM Environmental, none of our operating business units have operated at a profit, and therefore each required additional cash to meet its monthly expenses, funded through sales of debt or equity, research grants, and tax credits. Clyra Medical and BETI have been funded by third party investors who invest directly in in these entities in exchange for equity ownership in that entity.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The segment information for the years December 31, 2024 and 2023, is as follows (in thousands):

	2024	2023
Revenues
ONM Environmental	$15,597	$11,440
BLEST	3,197	2,397
Clyra Medical	—	20
BioLargo Canada	72	30
Intersegment revenue	(1,087)	(1,657)
Total	$17,779	$12,230

Research and development
BioLargo corporate	$(1,173)	$(764)
ONM Environmental	—	(15)
BLEST	(1,158)	(1,256)
Clyra Medical	(827)	(335)
BETI	(379)	(1,043)
BEST	—	—
BioLargo Canada	(432)	(526)
Intersegment research and development	1,087	1,657
Total	$(2,882)	$(2,282)

Operating income (loss)
BioLargo corporate	$(4,027)	$(3,320)
ONM Environmental	5,920	4,335
BLEST	(1,453)	(1,619)
Clyra Medical	(3,324)	(2,102)
BETI	(642)	(1,179)
BEST	(273)	—
BioLargo Canada	(532)	(695)
Total	$(4,331)	$(4,580)

Depreciation expense
BioLargo corporate	$42	$34
ONM Environmental	33	21
BLEST	71	9
Clyra Medical	9	39
Total	$155	$103

Stock option expense
BioLargo corporate	$1,535	$1,864
Clyra Medical	528	260
Total	$2,063	$2,124

Interest income (expense)
BioLargo corporate	$(6)	$(49)
ONM Environmental	31	(6)
Clyra Medical	(60)	(36)
BioLargo Canada	2	—
Total	$(33)	$(91)

Net income (loss)
BioLargo corporate	$(4,033)	$(3,369)
ONM Environmental	5,951	4,329
BLEST	(1,356)	(1,619)
Clyra Medical	(3,490)	(2,097)
BETI	(642)	(1,179)
BEST	(273)	—
BioLargo Canada	(504)	(713)
Consolidated net loss	$(4,347)	$(4,648)

As of December 31, 2024	BioLargo	ONM	Clyra	BLEST	BETI	BioLargo Canada	Elimination	Total
Tangible assets	$775	$5,879	$2,147	$790	$46	$104	$(234)	$9,507
Right of use	333	—	—	659	—	—	—	992
Investment in South Korean joint venture	14	—	—	—	—	—	—	14
Total	$1,122	$5,879	$2,147	$1,449	$46	$104	$(234)	$10,513

As of December 31, 2023	BioLargo	ONM	Clyra	BLEST	BETI	BioLargo Canada	Elimination	Total
Tangible assets	$942	$4,624	$432	$1,083	4	$50	$(41)	$7,094
Right of use	394	—	—	698	—	—	—	1,092
Investment in South Korean joint venture	19	—	—	—	—	—	—	19
Total	$1,355	$4,624	$432	$1,781	$4	$50	$(41)	$8,205

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Leases

We have long-term operating leases for office, industrial and laboratory space in Westminster, California, Oak Ridge, Tennessee, and Alberta, Canada. Payments made under operating leases are charged to the Consolidated Statement of Operations and Comprehensive Loss on a straight-line basis over the term of the operating lease agreement. Short-term leases less than one-year are not included in our analysis. For the years ended December 31, 2024 and 2023, rental expense was $365,000 and $316,000, respectively.  The lease of our Canadian facility is less than one year. None of our leases have additional terms related to the payments or mechanics of the lease. The leases have no additional payment terms such as common area maintenance payments, tax sharing payments or other allocable expenses. Likewise, the leases do not contain other terms and conditions of use, such as variable lease payments, residual value guaranties or other restrictive financial terms. Since there is no explicit interest rate in our leases, management used its incremental borrowing rate, which is estimated to be 18% to determine lease liability.

As of December 31, 2024, our weighted average remaining lease term is seven years and the total remaining operating lease payments is $1,766,000. Payments over the remaining lease terms is as follows:

Year ending	BioLargo Corp / ONM	BLEST	Total
December 31, 2025	$125	$157	$282
December 31, 2026	129	160	289
December 31, 2027	133	163	296
December 31, 2028	79	166	245
December 31, 2029	—	170	170
Thereafter	—	484	484
Total minimum lease payments	$466	$1,300	$1,766
Less imputed interest	(126)	(613)	(739)
Total operating lease liabilities	$340	$687	$1,027

Note 14. Related Party Transactions.

Management performed an internal review and inspection and noted there are no material transactions with related parties as defined in ASC 850, except those disclosed in Note 5 Share-based compensation to officers.

Note 15. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosure.

Clyra Medical

From January 1, 2025, through March 31, 2025, Clyra Medical sold 49,168 shares of its common stock, and issued warrants to purchase an aggregate 24,587 shares of its common stock at $7.50 per share, expiring August 1, 2027, from eleven accredited investors. In exchange, it received $295,002 in gross and net proceeds.

From January 1, 2025, through March 31, 2025, Clyra Medical received $390,000, and issued promissory notes secured by equipment used in at-scale production of its wound irrigation solution products. The notes bear interest at the rate of 15% per annum, mature in two years, and require interest-only payments until maturity. Warrants allowing for the purchase of an aggregate 65,000 shares at $6.00 per share were issued to the investors, expiring December 31, 2029.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration(1)	$-0-
Legal Fees and Expenses*	$30,000
Accounting Fees*	$25,000
Miscellaneous*	$16,129
Total	$72,461

(1) SEC registration fee of $1,331.72 was paid upon the filing of the initial Form S-1.

* Estimated.

Item 14. Indemnification of Directors and Officers.

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our Company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Item 15. Recent Sales of Unregistered Securities

The following are sales of unregistered securities during the three years preceding the date of this prospectus.

On January 9, 2023, the holder of a line of credit of Clyra Medical elected to convert 322 shares of Clyra Medical common stock into 527,983 shares of BioLargo common stock at $0.1894 per share in accordance with the amendment to the line of credit agreement dated December 13, 2022.

Stock issued as payment for amounts owed

On March 31, 2025, we issued 43,311 shares of our common stock at $0.26 per share in lieu of $11,250 of accrued and unpaid obligations to consultants and vendors.

On December 31, 2024, we issued 53,218 shares of our common stock at $0.21 per share in lieu of $11,250 of accrued and unpaid obligations to consultants and vendors.

On September 30, 2024, we issued 219,816 shares of our common stock at $0.23 per share in lieu of $54,000 of accrued and unpaid obligations to consultants and vendors.

On  June 30, 2024, we issued 446,989 shares of our common stock at $0.26 per share in lieu of $116,000 of accrued and unpaid obligations to consultants and vendors.

On March 31, 2024, we issued 48,972 shares of our common stock at $0.23 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

On December 31, 2023, we issued 68,502 shares of our common stock at $0.16 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

On September 30, 2023, we issued 62,629 shares of our common stock at $0.18 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

On June 30, 2023, we issued 59,320 shares of our common stock at $0.19 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

On March 31, 2023, we issued 53,219 shares of our common stock at $0.21 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

On December 31, 2022, we issued 47,554 shares of our common stock at $0.24 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

On September 30, 2022, we issued 211,047 shares of our common stock at $0.27 per share in lieu of $23,000 of accrued and unpaid obligations to consultants.

On June 30, 2022, we issued 51,607 shares of our common stock at $0.24 per share in lieu of $11,250 of accrued and unpaid obligations to a vendor.

Non-Plan Options

During the three months ended September 30, 2024, we issued options to purchase an aggregate 69,565 shares of our common stock at $0.23 per share to vendors for fees for services.

During the three months ended June 30, 2024, we issued options to purchase an aggregate 15,686 shares of our common stock at $0.26 per share to vendors for fees for services.

During the three months ended June 30, 2023, we issued options to purchase an aggregate 11,236 shares of our common stock at $0.20 per share to vendors for fees for services.

During the three months ended  March 31, 2023, we issued options to purchase an aggregate 48,804 shares of our common stock at $0.20 per share to vendors for fees for services.

On December 31, 2022, we issued options to purchase 97,436 shares of our common stock at an exercise price of $0.195 per share to consultants for fees for services.

Unit Offerings

During the three months ended June 30, 2024, we sold 454,547 shares of our common stock and received $152,000 in gross proceeds and $136,000 in net proceeds from two accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price

During the three months ended March 31, 2024, we sold 1,394,173 shares of our common stock and received $267,000 in gross proceeds, and $228,000 in net proceeds, from five accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price.

During the three months ended June 30, 2023, we sold 1,578,948 shares of our common stock and received $300,000 in gross and net proceeds from eleven accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price.

During the three months ended March 31, 2023, we sold 3,656,000 and shares of our common stock and received $695,000 in gross and net proceeds from eleven accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price.

During the three months ended September 30, 2022, we sold 3,766,126 and shares of our common stock and received $632,000 in gross and net proceeds from fourteen accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price.

During the three months ended June 30, 2022, we sold 4,605,430 shares of our common stock and received $876,000 in gross and net proceeds from five accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price.

During the three months ended March 31, 2022, we sold 5,196,968 shares of our common stock and received $856,000 in gross and net proceeds from five accredited investors. In addition to the shares, we issued each investor a six-month and a five-year warrant to purchase the number of shares they had purchased, at prices equal to 120% and 150% of the purchase price.

Lincoln Park

On December 13, 2022, we issued 1,250,000 shares to Lincoln Park as a commitment fee related to the purchase agreement entered into on that same date.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Item 16. Exhibits.

Incorporated by Reference Herein
Exhibit Number	Exhibit Description	Form	File Date
3.1	Bylaws of BioLargo, Inc., as amended and restated	Form 10-KSB	5/23/2003
3.2	Certificate of Designations of BioLargo, Inc. creating Series A Preferred Stock	Form 10-KSB	11/16/2004
3.3	Amended and Restated Certificate of Incorporation for BioLargo, Inc. filed March 16, 2007	Form 10-KSB	5/4/2007
3.4	Certificate of Amendment to Certificate of Incorporation of BioLargo, Inc. filed May 25, 2018	Pos Am	6/22/2018
3.5	Certificate of Amendment to Certificate of Incorporation of BioLargo, Inc. filed August 30, 2022	Form 10-Q	11/14/2022
4.1†	BioLargo, Inc. 2007 Equity Incentive Plan	Form 10-QSB	11/19/2007
4.2†	Amendment No. 1 to BioLargo 2007 Equity Incentive Plan	Def 14C (Exhibit A)	5/2/2011
4.3†	2018 Equity Incentive Plan	Form S-8	6/22/2018
4.4†	2024 Equity Incentive Plan	Form POS AM	4/18/2025
4.5	Revolving Line of Credit Agreement dated June 30, 2020, between Clyra Medical and Vernal Bay	Form 8-K	7/7/2020
4.6	Security Agreement dated June 30, 2020, between Clyra Medical and Vernal Bay	Form 8-K	7/7/2020
4.7	Revolving Line of Credit Note issued by Clyra Medical to Vernal Bay on June 30, 2020	Form 8-K	7/7/2020
4.8	Warrant issued in BioLargo Unit Offerings	Form 10-Q	8/14/2020
4.9	Amendment to March 2018 $50,000 Convertible Note, dated March 1, 2021	Form 10-K	3/30/2021
4.10	Warrant issued to $50,000 Convertible Noteholder on March 1, 2020	Form 10-K	3/30/2021
4.11	Satisfaction of March 2018 $50,000 Convertible Note, dated March 6, 2023	Form 10-K	3/31/2023
5.1	Opinion of counsel		filed herewith
10.1	BioLargo license to Clyra Medical Technologies, Inc., dated March 1, 2024	Form 10-K	4/1/2024
10.2	Clyra Medical Technologies, Inc. license to BioLargo dated March 1, 2024	Form 10-K	4/1/2024
10.3	Consulting Agreement dated December 30, 2015 with Beach House Consulting LLC	Form 8-K	1/6/2016
10.4	Commercial Office Lease Agreement for Westminster California	Form 8-K	8/24/2016

10.5†	Employment Agreement with Dennis P. Calvert dated May 2, 2017.	Form 8-K	5/4/2017
10.6†	Lock-Up Agreement with Dennis P. Calvert dated April 30, 2017	Form 8-K	5/4/2017
10.7†	Lock-Up Agreement with Dennis P. Calvert dated May 2, 2017.	Form 8-K	5/4/2017
10.8	Commercial Office Lease Agreement for Oak Ridge Tennessee	Form 8-K	9/8/2017
10.9	Form of Employment Agreement for Engineering subsidiary employee (BLEST)	Form 8-K	9/8/2017
10.10	Form of Option issued to founding employees of Engineering subsidiary (BLEST)	Form 8-K	9/8/2017
10.11†	Joseph L. Provenzano Employment Agreement dated May 28, 2019	Form 8-K	6/24/2019
10.12	Purchase Agreement, dated as of March 30, 2020 by and between BioLargo, Inc. and Lincoln Park Capital Fund, LLC.	Form 8-K	3/31/2020
10.13	Amendment dated June 30, 2020 to Consulting Agreement dated December 30, 2015 between Clyra Medical and Beach House Consulting LLC	Form 8-K	7/7/2020
10.14†	2022 Engagement Extension Agreement with CFO	Form 8-K	3/24/2022
10.15	Registration Rights Agreement, dated as of December 13, 2022, by and between BioLargo, Inc. and Lincoln Park Capital Fund, LLC	Form 8-K	12/19/2022
10.16	Purchase Agreement, dated as of December 13, 2022, by and between BioLargo, Inc. and Lincoln Park Capital Fund, LLC.	Form 8-K	12/19/2022
10.17	Form of indemnity agreement between the Company at its officers and directors	Form 10-K	3/31/2022
10.18†	2023 Engagement Extension Agreement with CFO	Form 8-K	3/27/2023
10.19	Form of Share Exchange Agreement between BioLargo, Inc., and purchasers of Clyra Medical Series A Preferred Stock	Form 10-Q	5/17/2023
10.20	Form of Share Exchange Agreement between BioLargo, Inc., and purchasers of BioLargo Energy Technologies, Inc. common stock	Form 10-Q	5/17/2023
10.21†	Engagement Extension Agreement with CFO	Form 10-Q	8/15/2024
14.1	Code of Ethics	Form 10-KSB	11/16/2004
21.1	List of Subsidiaries of the Registrant	Form 10-K	3/31/2025
23.1	Consent of Hacker Johnson & Smith PA		filed herewith
24.1	Power of Attorney	Form S-1	4/12/2024
99.1	Audit Committee charter	Form POS AM	4/18/2025
99.2	Nomination and Corporation Governance Committee charter	Form POS AM	4/18/2025
99.3	Compensation Committee charter	Form POS AM	4/18/2025
107.1	Calculation of registration fee	Form S-1	4/12/2024

† Management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Westminster, State of California, on June 4, 2025.

BioLargo, Inc.

By: /s/ Dennis P. Calvert
Dennis P. Calvert
Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Dennis P. Calvert	Chief Executive Officer, President, Chairman, Director	June 4, 2025
Dennis P. Calvert

/s/ Charles K. Dargan II	Chief Financial Officer (principal financial officer and principal accounting officer)	June 4, 2025
Charles K. Dargan II

/s/ Kenneth R. Code*	Chief Science Officer, Director	June 4, 2025
Kenneth R. Code

/s/ Joseph L. Provenzano*	Executive Vice President, Corporate Secretary, Director	June 4, 2025
Joseph L. Provenzano

/s/ Jack B. Strommen*	Director	June 4, 2025
Jack B. Strommen

/s/ Dennis E. Marshall*	Director	June 4, 2025
Dennis E. Marshall

/s/ Linda Park*	Director	June 4, 2025
Linda Park

/s/ Christina Bray*	Director	June 4, 2025
Christina Bray

*By Dennis P. Calvert, Attorney-in-fact